UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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UGI Corporation

(Name of Registrant as Specified In Its Charter)

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Notice of Annual Meeting and Proxy Statement Annual Meeting of Shareholders Friday, January 30, 2026

BOX 858 VALLEY FORGE, PA 19482 — 610-337-1000

MARIO LONGHI

Chair of the Board of Directors

December 17, 2025

Dear Fellow Shareholder,

On behalf of our entire Board of Directors, I cordially invite you to attend our Annual Meeting of Shareholders on Friday, January 30, 2026. In an effort to enable shareholder participation from any location around the world and to provide cost savings to both UGI and our shareholders, we will again be hosting an entirely virtual meeting this year.

I would like to take this opportunity to remind you that your vote is important. On December 17, 2025, we mailed our shareholders a notice containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the 2025 fiscal year and how to vote online. Please read the proxy materials and take a moment now to vote online or by telephone as described in the proxy voting instructions. Of course, if you received these proxy materials by mail, you may also vote by completing the proxy card and returning it by mail.

On behalf of the UGI Board of Directors, thank you for your investment in and continued support of UGI Corporation. I look forward to addressing your questions on January 30th.

Sincerely,

Mario Longhi

Chair of the Board of Directors

BOX 858 VALLEY FORGE, PA 19482 — 610-337-1000

December 17, 2025

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of UGI Corporation will be held on Friday, January 30, 2026, at 9:00 a.m. Eastern Standard Time. It will be conducted solely through a virtual meeting format to enable shareholder participation from any location around the world, and to provide cost savings to both us and our shareholders. In-person attendance at the Annual Meeting will not be permitted. UGI Corporation has designed the virtual meeting format to ensure that its shareholders are afforded the same rights and opportunity to participate in the Annual Meeting as they would at an in-person meeting, including the ability to vote shares electronically during the meeting and ask questions during the meeting in accordance with the rules of conduct for the Annual Meeting.

Shareholders who wish to submit a question in advance may do so by visiting www.proxyvote.com. Questions may be submitted from Friday, January 16, 2026 until 11:59 p.m. Eastern Standard Time on Thursday, January 29, 2026. You should have your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials available when accessing the website. Each shareholder will be limited to no more than one question. Questions relevant to the business of the Annual Meeting will be read aloud and answered during the Annual Meeting, subject to time constraints.

To be admitted to the Annual Meeting, please visit www.virtualshareholdermeeting.com/UGI2026. Shareholders or their legal proxies must enter the 16-digit control number found on their proxy card, voting instruction form or other proxy materials. You will need a computer, web-enabled phone, tablet, or other device, together with appropriate Internet access and your 16-digit control number, to attend the Annual Meeting. Members of the public without a control number will also be able to access the Annual Meeting in listen-only mode by visiting www.virtualshareholdermeeting.com/UGI2026. Shareholders and other individuals without a 16-digit control number will not be able to otherwise participate in or vote at the Annual Meeting.

Online access to the Annual Meeting will open 15 minutes prior to the start of the Annual Meeting. Once admitted to the Annual Meeting, attendees may (i) listen to and participate in the Annual Meeting, (ii) vote or change a previously submitted vote, and (iii) view a list of shareholders of record as of December 1, 2025, the record date. Shareholders will consider and take action on the following items of business:

1.	the election of ten director-nominees to serve until the next Annual Meeting of Shareholders;
2.	an advisory vote on a resolution to approve the Fiscal 2025 compensation of UGI Corporation’s named executive officers;
3.	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for Fiscal 2026; and
4.	the transaction of any other business that may properly come before the Annual Meeting.

Jessica A. Milner

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the
Shareholders Meeting to be held on Friday, January 30, 2026:

This Proxy Statement and the Company’s 2025 Annual Report on Form 10-K are available at www.ugicorp.com.

UGI’s Overview and Stands

UGI Corporation (the “Company” or “UGI”) is an international distributor and marketer of energy products and services, including natural gas, LPG, electricity and renewable solutions, with well-developed infrastructure in key markets.

Our mission at UGI is to provide best-in-class energy solutions by striving for the highest safety standards, operational excellence, and outstanding customer satisfaction. Essential to the achievement of our vision, we consistently deliver strong, reliable financial results while providing an environment where all of our people thrive, develop their potential, and positively impact the communities we serve. In pursuit of this mission and vision, we have instilled the below values and stands, which impacts how we operate on a day-to-day basis and lays the groundwork for the future.

OUR PURPOSE:

Delivering Positive Energy Every Day

2030 VISION:

Customers Love Our Energy

OUR VALUES:

- Problem Solver
- Owner
- Ethical
- Together
- Innovative
- Courageous

OUR STANDS:

- Everyone and everything is always safe
- Every customer matters
- Employees thrive at UGI
- UGI advances a sustainable future

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. Please read the entire Proxy Statement carefully before voting.

Meeting Information
Time and Date:	9:00 a.m. Eastern Standard Time, Friday, January 30, 2026.
Place:	The Annual Meeting will be conducted solely by remote communication through a virtual meeting format.

Please visit www.virtualshareholdermeeting.com/UGI2026 to be admitted to the Annual Meeting. Shareholders or their legal proxies must enter the 16-digit control number found on their proxy card, voting instruction form or other proxy materials.

Record Date:	December 1, 2025
Voting:	Shareholders as of the close of business on the record date are entitled to vote. Each share of common stock is entitled to one vote for each matter to be voted on.

Proposals
Proposals	Required Approval	Board Recommendation	For More Information

Election of ten (10) Directors	Majority of Votes Cast	FOR	Page 12

Advisory Vote to approve the Fiscal 2025 Compensation of the Company’s Named Executive Officers (“say-on-pay vote”)	Majority of Votes Cast	FOR	Page 73

Ratification of the appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal 2026	Majority of Votes Cast	FOR	Page 75

How to Vote
Over the Internet	By Telephone	By Mail or at the Meeting

If your shares are registered in your name: Vote your shares over the Internet by either scanning the QR Barcode on your Notice of Availability of Proxy Materials, or by accessing the Broadridge proxy online voting website at: www.proxyvote.com and following the on-screen instructions. You will need the control number that appears on your Notice of Availability of Proxy Materials when you access the web page.

If your shares are registered in your name: Vote your shares over the telephone by accessing the telephone voting system toll-free at 1-800-690-6903 and following the voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your Notice of Availability of Proxy Materials when you call.

If you received these Annual Meeting materials by mail: Vote by signing and dating the proxy card(s) and returning the card(s) in the prepaid envelope.

Shareholders may vote at the Annual Meeting. You may vote your shares by accessing the Annual Meeting website at www.virtualshareholdermeeting.com/UGI2026 and clicking on the Vote Here button.

If your shares are held in the name of a broker, bank or other nominee: Vote your shares over the Internet by following the voting instructions you receive from such broker, bank or other nominee.	If your shares are held in the name of a broker, bank or other nominee: Vote your shares by telephone by following the voting instructions you receive from such broker, bank or other nominee.

You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the Judge of Election with your ballot to be able to vote at the Annual Meeting.

Operational Highlights

UGI reported diluted earnings per share of $3.09 and adjusted diluted earnings per share of $3.32 for the fiscal year ended September 30, 2025 (“Fiscal 2025”).  Our business strategy is to grow the Company by focusing on our core competencies of distributing, storing, transporting and marketing energy products. We utilize our core competencies from our existing diversified businesses and our international experience, extensive asset base and access to customers to accelerate both organic growth in our existing businesses as well as in related and complementary businesses. We strive to be the preferred provider in all markets we serve and to return value to our shareholders.

In Fiscal 2025, the Company was focused on enhancing its operations and financial profile to unlock greater value for shareholders. This included optimizing the Company’s operating model, establishing a culture of high performance, pursuing operational excellence through continuous improvement, and driving reliable earnings growth. Specifically, we continue to focus on (1) driving reliable earnings growth in the base businesses, primarily through strong operational performance and robust investments in our regulated utilities businesses; (2) executing on a suite of operational improvements at AmeriGas Propane; (3) achieving operational efficiencies to improve cost agility; (4) pursuing opportunities to optimize our portfolio; and (5) enhancing our capital structure and credit metrics to provide greater financial flexibility.

ESG Strategy:

At UGI, we are committed to advancing a sustainable future by equipping communities and customers with safe, affordable, and reliable energy solutions while creating long-term value through responsible stewardship of our operations, people, and the environment.

The three pillars that comprise UGI’s environmental, social, and governance (“ESG”) approach are:

●	Environmental Compliance and Stewardship: Meet regulatory requirements and industry benchmarks for greenhouse gas (“GHG”) emissions reduction, energy efficiency, and environmental stewardship across operations while proactively managing environmental performance across our operations.
●	Social Responsibility: Enrich the lives of customers, communities, and employees through strong service delivery, strengthened partnerships, and enhanced well-being initiatives. Maintain competitive employee programs, community engagement initiatives, and customer satisfaction metrics aligned with sector standards.
●	Governance Excellence: Maintain strong governance, risk management practices, transparent and auditable reporting and ongoing stakeholder communication while integrating ESG considerations into strategic decision-making.

To support this strategy, we have made the following environmental ESG-related commitments, which remain on track for completion within the timelines stated.

●	Scope 1 GHG Emissions Reduction Commitment – Reduce Scope 1 GHG emissions by 55% by 2025 (using Fiscal 2020 as a baseline).
●	Methane Emissions Reduction Commitment – 92% reduction by 2030, and 95% reduction by 2040.

●	Pipeline Replacement and Betterment Commitment – Replace all cast iron pipelines by 2027 and all bare steel by 2041. Our pipeline replacement and betterment activities better enable us to achieve our GHG emissions reductions goals by not only enhancing safety but also minimizes methane leaks and improves overall system efficiency.

●	Renewable Investment Commitment – Invested $500 million by 2025 into renewable energy solutions. Some investments include natural gas projects that capture fugitive methane from dairy farms, landfills, and food waste facilities, thereby preventing GHG emissions while producing pipeline-quality renewable fuel.

We report our progress on the environmental goals and commitments annually in our Sustainability Reports, including our Scope 1, 2 and 3 GHG emissions, air quality impact, and water management efforts. Our Scope 3 GHG emissions stem primarily from the extraction (upstream) and combustion (downstream) of the molecules we distribute, and from our supply chain. Our Sustainability Reports may be accessed on our website under “ESG - Resources - Sustainability Reports.” Information published in our Sustainability Reports is not incorporated by reference in this Proxy Statement.

Corporate Governance Highlights

We are committed to maintaining high standards of corporate governance.  To that end, the Board of Directors (the “Board”) and our Corporate Governance Committee stay up-to-date on recent trends, best practices, and executive policy updates that align with our Company’s and shareholders’ best interests.  The following is a summary of our key current corporate governance practices:

✔	Annual election of directors
✔	Majority voting standard with a director resignation policy for directors not receiving a majority of votes cast in uncontested elections
✔	No supermajority voting provisions
✔	The Board currently is led by an independent chair
✔	Majority of director-nominees are independent (9 of 10)
✔	Mandatory retirement age of 75 years for directors
✔	Demonstrated continued refreshment of the Board, with 5 out of 10 Board nominees with less than 5 years of service
✔	Overboarding policy
✔	Proxy access bylaw
✔	Independent Board Committees (with the exception of the Executive Committee), each with authority to retain independent advisors
✔	Engaged and focused Board, met 8 times in Fiscal 2025
✔	Regularly scheduled executive sessions of non-management directors
✔	Compensation and Talent Development Committee advised by independent compensation consultant
✔	Annual Board and Committee self-assessment process
✔	Annual limit of $500,000 on individual director equity awards
✔	Robust director stock ownership requirements

Executive Compensation Highlights

The compensation program for our named executive officers is designed to provide a competitive level of total compensation necessary to attract and retain talented and experienced executives. Additionally, our compensation program is intended to motivate and encourage our executives to contribute to our success and reward our executives for leadership excellence and performance that promotes sustainable growth in shareholder value. In alignment with that objective, our Compensation and

Talent Development Committee and the Board determine pay based on a comprehensive view of quantitative and qualitative factors designed to enhance shareholder value and align the long-term interests of executives and shareholders.

In Fiscal 2025, the components of our executive compensation program included base salary, annual bonus awards, long-term incentive compensation (performance stock unit (“PSU”) awards and restricted stock unit (“RSU”) awards), limited perquisites, retirement benefits and other benefits, all as described in greater detail in the Compensation Discussion and Analysis of this Proxy Statement. We believe that the elements of our compensation program are essential components of a balanced and competitive compensation program to support our short- and long-term goals.

Consistent with our philosophy of linking financial performance to executive compensation, our executive compensation mix emphasizes performance-based incentives.  A significant amount of Fiscal 2025 total target compensation for our named executive officers was “at risk,” meaning that a large portion of their compensation is not guaranteed, depends on meeting specific performance goals and conditions, or is tied to time-based equity awards.  In Fiscal 2025, 85% of our CEO’s compensation, and 71% of the average compensation of our other active named executive officers, was “at-risk” and almost 60% of our CEO’s total target compensation, and almost 50% for our other active named executive officers’ total target compensation, was performance-based.

For example, UGI Corporation relative total shareholder return (“TSR”) PSU awards resulted in no payout for the UGI Corporation PSU awards cycle ended December 31, 2021, December 31, 2022, December 31, 2023, and December 31, 2024. For the Fiscal 2023 PSUs tied to Adjusted EPS, 81.3% of target was achieved for the two-year performance period ended September 30, 2024, subject to an additional one-year time-vesting requirement ending on September 30, 2025 for certain executives.  For additional information on the alignment between our financial results and executive officer compensation, see the Compensation Discussion and Analysis in this Proxy Statement.

The following is a summary of our key current executive compensation practices:

✔	Robust executive officer stock ownership requirements
✔	Policy prohibiting hedging and pledging of Company securities, including the holding of Company securities in margin accounts as collateral for margin loans, by directors and executive officers
✔

Termination of employment in the event of a change in control (“double trigger”) is required for cash severance under change-in-control agreements and for accelerated vesting of equity awards under the equity award agreements

✔	No tax gross-ups in change-in-control agreements for any of our named executive officers
✔

Recoupment policy for incentive-based compensation paid or awarded to current and former executive officers in the event of a restatement of financial results to correct an error (i) in previously issued financial statements that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, pursuant to the rules of the New York Stock Exchange and the Securities and Exchange Commission

✔	Board-reviewed succession plan for CEO and other senior management
✔	Annual advisory vote on executive compensation

ITEM 1 – ELECTION OF DIRECTORS

NOMINEES

Ten directors have been nominated by the Board to stand for election as directors at the Annual Meeting of Shareholders based upon recommendations from the Corporate Governance Committee. Each director-nominee has consented to serve, if elected, until the next Annual Meeting or until his or her earlier resignation or removal. If any director-nominee is not available for election, proxies will be voted for another person nominated by the Board or the size of the Board will be reduced. At this time, the Board is unaware of any reason why any of the director-nominees may not be able to serve as a director if elected.

The Board  has unanimously nominated David Bingenheimer, M. Shawn Bort, Theodore A. Dosch, Tina Faraca, Robert C. Flexon, Alan N. Harris, Mario Longhi, Kelly A. Romano, Melanie Ruiz, and Santiago Seage for election as directors at the 2026 Annual Meeting.

Information about Director-Nominees

Biographical information for each of the director-nominees standing for election is set forth below, as well as a description of the specific experience, qualifications, attributes and skills that led the Board to conclude that, in light of the Company’s business and structure, the individual should serve as a director. The Board believes that each director-nominee has valuable individual skills and experience that, taken as a whole, provide the depth of knowledge, judgment and strategic vision necessary to provide effective oversight of the Company.  We also demonstrate continued refreshment of the Board, with 5 out of 10 director-nominees having less than 5 years of service.

Overview of Director Qualifications and Experience

Our Board exhibits diversity of experience, skills, and attributes, and this allows them to effectively oversee the Company’s operations.  Our Board has substantial expertise in the areas set forth in the following matrix.  More detailed information on each of our director-nominee’s backgrounds and qualifications is provided in their biographies beginning on page 14. Our Board and the Corporate Governance Committee do not assign specific weights to any of the below skills, knowledge, qualifications and experiences.

Skills Matrix
● Senior Executive Management	● Asset Management
● Financial Expertise/Audit Committee Financial Expert	● IT Infrastructure/Technology
● Strategic Planning	● Risk Management
● Industry Experience	● Government Regulation/Regulated Industry
● Logistics & Distribution	● Public Company Board Experience
● Operational Expertise	● Corporate Governance
● International Operations	● Executive Compensation/HR
● Business Development	● Sales/Marketing/Retail

The Board of Directors recommends that you vote FOR the election of each of the ten nominees for director.

Director Nominee Biographies

DAVID BINGENHEIMER Independent Director Executive Vice President and General Manager Digital, EcoLab Director since 2024 Age as of Annual Meeting: 55	M. SHAWN BORT Independent Director Retired Senior Vice President, Finance, Saint-Gobain Corporation Director since 2009 Age as of Annual Meeting: 64

Committee Membership: Member, Audit Committee	Committee Membership: Chair, Audit Committee Member, Corporate Governance Committee

Principal Occupation and Business Experience

●
2024 - Present: Executive Vice President and General Manager of EcoLab Digital, for Ecolab Inc. (NYSE: ECL) (a global company that provides water, hygiene, and infection prevention products and services)
●
2022 - 2024: Executive Vice President and Chief Information Officer, EcoLab
●
2021 - 2022: Chief Digital Information Officer of Honeywell  Aerospace Technologies
●
2018 - 2021: Chief Digital Information Officer of Honeywell  Building Technologies
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2017 – 2022: Vice President of Information Technology, Honeywell
●
2014 – 2017: Vice President of Information Technology and Chief Information Officer of Mohawk Industries

Key Skills and Qualifications

Mr. Bingenheimer’s qualifications to serve as a director include his IT, supply chain and logistics, strategic planning and operational expertise gained from his roles at Ecolab Inc., Honeywell and Mohawk Industries. His education (Mr. Bingenheimer received a Master of Business Administration from Cardinal Stritch University and a Bachelor of Arts from the University of Wisconsin – Whitewater) and professional experience provide him with in-depth knowledge in the areas of IT, strategic planning and operations.

Principal Occupation and Business Experience

●
2006 - 2015: Senior Vice President, Finance of Saint-Gobain Corporation, the North American business of Compagnie de Saint-Gobain (a global manufacturer and distributor of flat glass, building products, glass containers and high performance materials)
●
2005 – 2006: Vice President, Finance, Saint-Gobain
●
2002 – 2005: Vice President, Internal Control Services, Saint-Gobain
●
1997 – 2002: Partner, PricewaterhouseCoopers LLP, a public accounting firm

Key Skills and Qualifications

Ms. Bort’s qualifications to serve as a director include her senior financial executive management experience with a global company, as well as her extensive public accounting knowledge and experience. Her education (Ms. Bort has a bachelor’s degree in accounting from Marquette University and a Master of Business Administration degree in finance and operations management from the Wharton School of the University of Pennsylvania) and experience provide her with financial expertise and a well-developed awareness of IT infrastructure, financial strategy, asset management and risk management. Ms. Bort also possesses international experience by virtue of her former executive position at a large global company and corporate governance experience as a former member of the advisory board at Drexel University’s LeBow College of Business, Center for Corporate Governance.

THEODORE A. DOSCH Independent Director Retired Executive Vice President of Strategy and Chief Transformation Officer, WESCO International Inc. Director since 2017 Age as of Annual Meeting: 66	TINA V. FARACA Independent Director Executive Vice President and Chief Operating Officer, U.S. Natural Gas Pipelines, TC Energy Corporation Director since 2024 Age as of Annual Meeting: 61

Committee Membership: Chair, Compensation and Talent Development Committee Member, Audit Committee	Committee Membership: Member, Safety, Environmental and Regulatory Compliance Committee

Principal Occupation and Business Experience

●
2020 - 2022: Executive Vice President of Strategy & Chief Transformation Officer of WESCO International Inc. (a leading provider of business-to-business distribution, logistics services and supply chain solutions)
●
2011 - 2020: Chief Financial Officer of Anixter International Inc. (a leading global distributor of network and security solutions, electrical and electronic solutions, and utility power solutions)
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2009 - 2011: Senior Vice President, Global Finance, Anixter International
●
2006 - 2008: Chief Financial Officer, North America and Vice President, Finance, of Maytag Integration of Whirlpool Corporation
●
2004 - 2005: Corporate Controller, Whirlpool
●
2000 - 2004: Chief Financial Officer, North America, Whirlpool

Key Skills and Qualifications

Mr. Dosch’s qualifications to serve as a director include his senior financial executive management experience at WESCO International Inc., Anixter International, and Whirlpool Corporation. His education (Mr. Dosch has a bachelor’s degree in accounting from Ohio University and is a certified public accountant) and experience provide him with financial expertise. Mr. Dosch possesses international expertise by virtue of his positions at WESCO International Inc., Anixter International, and Whirlpool Corporation, companies with global operations, as well as in-depth experience in the areas of strategic planning, asset management, change management, and risk management. Mr. Dosch currently serves on the Board of Directors of East Penn Manufacturing Co.

Principal Occupation and Business Experience

●
2025 - Present: Executive Vice President and Chief Operating Officer, U.S. Natural Gas Pipelines, TC Energy Corporation (a North American energy infrastructure company that operates pipelines, power plants, and storage facilities to move, generate, and store energy)
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2023 - 2025: Executive Vice President and President, U.S. Natural Gas Pipelines,  TC Energy
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2022 - 2023: President, Natural Gas, TC Energy
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2021 - 2022: Senior Vice President, U.S. Natural Gas Operations, Projects, and Technical Operational Services,  TC Energy
●
2020 - 2021: Senior Vice President, U.S. Natural Gas, Commercial, TC Energy
●
2019 - 2020: Chief Commercial Officer of Enable Midstream Partners
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2018 - 2019: Senior Vice President, Commercial, Enable Midstream Partners
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2012 - 2018: Vice President, Engineering and Construction of Enbridge (formerly Spectra Energy and Duke Energy)
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2011 - 2012: Vice President, Strategy Development, Enbridge
●
2007 - 2010: President, Maritimes and Northeast Pipeline, Enbridge

Key Skills and Qualifications

Ms. Faraca’s qualifications to serve as a director include her strong leadership, operational, asset management, marketing and strategic planning experience as a member of the executive leadership team of an energy infrastructure company as well as her in-depth expertise in the energy industry. Her education (Ms. Faraca received a Bachelor of Science in petroleum engineering from the Colorado School of Mines) and experience provide her with operational planning and execution expertise in managing energy businesses.

ROBERT C. FLEXON Executive Director President and Chief Executive Officer, UGI Corporation Director since 2024 Age as of Annual Meeting: 67	ALAN N. HARRIS Independent Director Retired Senior Advisor and Chief Development and Operations Officer, Spectra Energy Corporation Director since 2018 Age as of Annual Meeting: 72

Committee Membership: Member, Executive Committee	Committee Membership: Chair, Corporate Governance Committee Member, Safety, Environmental and Regulatory Compliance Committee

Principal Occupation and Business Experience

●
2023 - 2024: Interim President and Chief Executive Officer of  Capstone Green Energy Holdings, Inc.
●
2011 - 2018: Chief Executive Officer of Dynegy Inc.
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2011: Chief Financial Officer, UGI Corporation
●
2010: Chief Executive Officer of Foster Wheeler AG
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2009 - 2010: President and Chief Executive Officer of Foster Wheeler USA
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2009 : Executive Vice President and Chief Financial Officer of NRG Energy, Inc.
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2008 - 2009 : Executive Vice President and Chief Operating Officer, NRG Energy
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2004 - 2008 : Executive Vice President and Chief Financial Officer of NRG Energy
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2001 - 2004: Vice President, Corporate Development and Work Process of Hercules, Inc.
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2000 - 2001: Vice President, Business Analysis and Controller, Hercules
●
1987 - 2000: General Auditor and various other positions at Atlantic Richfield Company

Former Public Company Directorships

Capstone Green Energy (2017 – 2025)

Pacific Gas & Electric (2020 - 2024)

Charah Solutions, Inc. (2018 - 2023)

TransAlta Corp. (2019 - 2020)

Foster Wheeler AG (2006 - 2009)

Key Skills and Qualifications

Mr. Flexon’s qualifications to serve as a director include his extensive leadership, strategic planning, energy industry, transformation and operational experience, which he has gained through his roles as a Chair, Director, President, Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer of publicly traded companies. As a former Chief Financial Officer, Mr. Flexon also possesses in-depth experience in corporate finance and accounting.

Principal Occupation and Business Experience

●
2014 - 2015: Senior Advisor to the Chairman, President and Chief Executive Officer of Spectra Energy Corporation (an operator in the transmission and storage, distribution and gathering and processing of natural gas)
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2009 - 2013: Chief Development Officer and Chief Operations Officer, Spectra Energy
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2007 - 2009: Chief Development Officer, Spectra Energy
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2004 - 2006: Group Vice President, Chief Financial Officer, Duke Energy
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2003 - 2004: Executive Vice President, Duke Energy
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2002 - 2003: Senior Vice President, Strategic Development and Planning, Duke Energy
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2000 - 2002: Vice President, Controller, Treasurer, Strategic Planning, Duke Energy
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1999 – 2000: Vice President, Controller, Strategic Planning, Duke Energy

Former Public Company Directorships

Enable Midstream Partners, LP (2015 - 2021)

DCP Midstream GP, LLC (2009 - 2012 and 2014)

Key Skills and Qualifications

Mr. Harris’ extensive background in the energy industry, and in particular natural gas distribution and transmission, provide him with industry expertise. Additionally, Mr. Harris’ experience provides him with strategic planning and business development experience. As a former senior financial executive, Mr. Harris also possesses experience in corporate finance and accounting. His education (Mr. Harris has a bachelor’s degree in accounting from Northeastern Oklahoma State University and an MBA from the University of Tulsa and is a certified public accountant) and experience provide him with financial expertise. Mr. Harris also possesses operational expertise in the energy sector by virtue of his senior executive experience at Spectra Energy and his director experience at Enable Midstream Partners.

MARIO LONGHI Independent Director Retired Chief Executive Officer, United States Steel Corporation Director since 2020 Age as of Annual Meeting: 71	KELLY A. ROMANO Independent Director Founder and Chief Executive Officer, BlueRipple Capital, LLC Director since 2019 Age as of Annual Meeting: 63

Chair of the Board Committee Membership: Chair, Executive Committee	Committee Membership: Chair, Safety, Environmental and Regulatory Compliance Committee Member, Compensation and Talent Development Committee

Principal Occupation and Business Experience

●
2023 - 2024: Interim President and Chief Executive Officer, UGI Corporation
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2017: Chief Executive Officer of United States Steel Corporation (a leading integrated steel producer)
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2013 - 2017: President and Chief Executive Officer, United States Steel Corporation
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2013: President and Chief Operating Officer, United States Steel Corporation
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2012 - 2013: Executive Vice President and Chief Operating Officer, United States Steel Corporation
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2006 - 2011: Chief Executive Officer and President of Gerdau Ameristeel Corporation (a producer of long steel)
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2005 - 2006: President, Gerdau Ameristeel Corporation
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1982 - 2005: served in various roles of increasing responsibility at Alcoa, Inc., including President, Alcoa Wheels International; President, Alcoa Forgings Division; President and Chief Executive Officer, Howmet Castings; and Vice President and Group President, Global Extrusions

Former Public Company Directorships

Harsco Corporation (2017 - 2023)

ITT Inc. (2017 - 2021)

United States Steel Corporation (2013 - 2017)

RTI International Metals Inc. (2013 - 2014)

Gerdau Ameristeel Corporation (2007 - 2010)

Key Skills and Qualifications

Mr. Longhi’s qualifications to serve as a director include his extensive senior management, strategic planning, business development, and operational experience, which he gained through his roles as President, Chief Executive Officer, and Chief Operating Officer of global, publicly traded companies. Mr. Longhi also possesses in-depth knowledge in the areas of executive compensation and international operations.

Principal Occupation and Business Experience

●
2018 – Present: Founder and Chief Executive Officer of BlueRipple Capital, LLC (a consultancy firm focused on strategy, acquisitions, deal structure, and channel development for high technology companies and private equity firms)
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2016 – Present: Executive Advisory Board Member, Gryphon Investors (a private equity firm focused on middle-market investment opportunities)
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2016 – 2019: Senior Advisory Partner, Sand Oak Capital Partners, LLC (a private equity firm focused on industrial and manufacturing investments)
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2014 - 2016: President, Intelligent Building Technologies, Building Systems & Services, United Technologies Corporation (“UTC”) (a diversified company that provides high technology products and services to the building and aerospace industries, which merged with Raytheon Company in 2020)
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2012 - 2014: Corporate Vice President, Business Development, UTC Corporate Headquarters
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2011 - 2012: President, Global Security Products, UTC Fire & Security
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2010 - 2011: Senior Vice President, Global Sales and Marketing, UTC Fire & Security
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2006 - 2009: President, Building Systems & Services, Carrier Corporation
●
1984 – 2006: Various positions of increasing responsibility at UTC

Current Public Company Directorships

Athira Pharma, Inc. (2020 – Present; Chair of the Board since 2021)

Dorman Products, Inc. (2017 - Present)

Key Skills and Qualifications

Ms. Romano’s qualifications to serve as a director include her extensive global senior management experience at United Technologies Corporation and her operational, technology, sales, marketing, distribution, strategic planning and leadership, business development, corporate governance, and executive compensation knowledge and expertise.

MELANIE RUIZ Independent Director Chief Information and Technology Officer, ABM Industries Director since 2024 Age as of Annual Meeting: 47	SANTIAGO SEAGE Independent Director Chief Executive Officer, Atlantica Sustainable Infrastructure Ltd Director since 2023 Age as of Annual Meeting: 56

Committee Membership: Member, Corporate Governance Committee	Committee Membership: Member, Compensation and Talent Development Committee

Principal Occupation and Business Experience

●
2020 - Present: Chief Information and Technology Officer of ABM Industries (NYSE: ABM) (a facility services provider in areas such as electrical, lighting, energy, facility engineering, heating, ventilation, air conditioning, mechanical, janitorial services, landscape, grounds, parking, and transportation)
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2017 - 2020: Chief Information Officer of Americas at Cushman & Wakefield
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2009 - 2017: Vice President of Technology of Scientific Games Corporation
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2008 - 2009: Airport Operations for United Airlines, Inc.
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2004 - 2007: Various positions in operations and global IT management at Abbot Industries Inc.

Key Skills and Qualifications

Ms. Ruiz’s qualifications to serve as a director include her technology, operations, strategic planning, and supply chain and logistics experience at ABM Industries, Cushman & Wakefield and Scientific Games. Her education (Ms. Ruiz received a Master of Engineering and a Bachelor of Science from Cornell University and a Master of Business Administration from Northwestern University’s The Kellogg School of Management) and professional experience provide her with in-depth expertise in the areas of IT, strategy and operations across several industries, including facility solutions, regulated businesses and commercial real estate.

Principal Occupation and Business Experience

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2013 - Present: Chief Executive Officer of Atlantica Sustainable Infrastructure Ltd (formerly Atlantica Sustainable Infrastructure (NASDAQ: AY)) (a sustainable infrastructure company that owns a diversified portfolio of renewable energy, storage, efficient natural gas, electric transmission and water assets in North and South America, and certain markets in Europe, the Middle East, and Africa)
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2015: Chief Executive Officer of Abengoa S.A.
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2006 – 2013: Chief Executive Officer of Abengoa Solar

Former  Public Company Directorships

Atlantica Sustainable Infrastructure plc (2018 - 2025)

Key Skills and Qualifications

Mr. Seage’s qualifications to serve as a director include his extensive leadership experience as the Chief Executive Officer and director of a global clean energy company and substantial expertise in the energy industry. Mr. Seage also possesses knowledge in the areas of international operations, regulated industries, strategic planning and business development, risk management, asset management, executive compensation and corporate governance. In addition, Mr. Seage has financial expertise by virtue of his senior management roles and related experience.

CORPORATE GOVERNANCE

Corporate Governance Principles

The business of UGI Corporation is managed under the direction of its Board. As part of its duties, the Board oversees the corporate governance of the Company for the purpose of creating and sustaining long-term value for its shareholders and safeguarding its commitment to its other stakeholders. To accomplish this purpose, the Board considers the interests of the Company’s stakeholders when, together with management, it sets the strategies and objectives of the Company.

The Board, recognizing the importance of good corporate governance in carrying out its responsibilities to our shareholders, has adopted the UGI Corporation Principles of Corporate Governance. The Principles of Corporate Governance provide a framework for the effective governance of the Board and the Company by outlining the responsibilities of the Board and Board Committees. The Board, upon recommendation of the Corporate Governance Committee, regularly reviews the Principles and, as appropriate, updates them in response to changing regulatory requirements, feedback from stakeholders on governance matters and evolving best practices in corporate governance.

The Company’s Principles of Corporate Governance are posted on our website at www.ugicorp.com (see Company — Leadership and Governance — Governance Documents) or in print, free of charge, upon written request.

Director Independence

The Board, upon the recommendation of the Corporate Governance Committee, determined that, other than Mr. Flexon (the Company’s President and Chief Executive Officer), no Director has a material relationship with the Company, and each Director satisfies the criteria for an “independent director” under the rules of the New York Stock Exchange (the “NYSE”). While Mr. Longhi previously served as Interim President and Chief Executive Officer, he no longer serves in that capacity, effective November 1, 2024, and satisfies the criteria for an “independent director” under the rules of the NYSE.

The Board has established the following additional guideline to assist it in determining Director independence: if a Director serves as an officer, director or trustee of a non-profit organization, charitable contributions to that organization by the Company and its affiliates that do not exceed the greater of $1,000,000 or 2% of the charitable organization’s total revenues per year will not be considered to result in a material relationship between such Director and the Company.

In making its determination of independence, the Board and the Corporate Governance Committee, with the assistance of the Company’s legal counsel, considered charitable contributions and ordinary business transactions between the Company, or affiliates of the Company, and companies where our Directors are employed or serve as directors, all of which were in compliance with either the independence rules of the NYSE or the categorical standard set by the Board for determining director independence.

Board Leadership Structure and Role in Risk Management

The Board regularly assesses and determines the most appropriate Board structure to ensure effective and independent leadership while also ensuring appropriate oversight of the operations and strategic direction of the Company.  The Board has determined that the appointment of an independent Chair is the most appropriate leadership structure for the Company, taking into account the current business conditions and the environment in which the Company operates.  For the period December 12, 2023 through October 31, 2024, Mr. Longhi served as Interim President and Chief Executive Officer of the Company and Chair of the Board, and Mr. Harris served as Presiding Director, following Roger Perreault’s departure from the Company in December 2023.  However, since Mr. Flexon’s appointment as the Company’s President and Chief Executive Officer on November 1, 2024, Mr. Longhi has been serving as Independent Chair of the Board.  The Board believes that the Company is best served by having Mr. Longhi as Chair due to his extensive leadership and operational experience as a chief executive of large, international companies, his global strategic perspective and his prior contributions as a Director of the Board and as the Company’s Interim President and Chief Executive Officer.

We believe that the Board effectively oversees the Company’s risk management. In particular, our Board takes an active role in risk management and ESG efforts, fulfilling its oversight responsibilities directly as well as through delegation to the Audit Committee, the Compensation and Talent Development Committee, the Corporate Governance Committee, and the Safety, Environmental and Regulatory Compliance Committee, with the Chair of each Committee reporting to the Board on each Committee’s oversight activities and decisions.

Committee	Risk Oversight
Audit

Provides oversight of the Company’s enterprise risk management activities, policies and processes, including major risk exposures, risk mitigation and the design and effectiveness of the Company’s processes and controls to prevent and detect fraudulent activity. In addition, oversees the Company’s activities related to 401(k) savings plans, pension plans and nonqualified deferred compensation plans of the Company and its affiliates. See “Oversight of Cybersecurity Risk” below for information on the Committee’s responsibilities related to cybersecurity and data privacy risks.

Compensation and Talent Development

Provides oversight of the Company’s compensation programs for our executives, including our named executive officers, to ensure that the programs do not encourage executives to take unnecessary or excessive risks. In addition, oversees the Company’s policies and practices relating to the social responsibility aspects of its ESG program.

Corporate Governance

Provides oversight of corporate governance matters, such as director independence and director succession planning, to ensure overall Board effectiveness. In addition, oversees the corporate governance aspects of the Company’s ESG program.

Safety, Environmental and Regulatory Compliance

Provides oversight responsibility for the review and adequacy of the Company’s strategy, policies, practices, programs, procedures, initiatives and training as they relate to safety, the environment (including climate change, reporting metrics, environmental targets and sustainability) and regulatory compliance. Reviews operational risks associated with the Company’s business.

Our businesses are subject to a number of risks and uncertainties, which are described in detail in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025. Throughout the year, management presents to the Board and its Committees on significant risks and risk mitigation plans. Management also reports to each of the Committees and the Board on steps being taken to enhance management processes and controls in light of evolving market, business, regulatory and other conditions. The Board reviews the risks facing the Company with both a short-and long-term strategic focus.

Oversight of Cybersecurity Risk

The Audit Committee is responsible for reviewing periodically the effectiveness of the Company’s information and technology security policies and the internal controls regarding information and technology security and cybersecurity. We also have several working groups responsible for collaborating on cybersecurity policies and standards. The Global Chief Information Officer and the Global Chief Information Security Officer report to the Audit Committee quarterly on the Company’s cybersecurity program, and to the Board, as necessary. In the event of a cybersecurity incident, our Global Chief Information Officer and Global Chief Information Security Officer, and others serving in similar capacities, will assess the incident and activate an incident response plan. These officers will escalate review of the incident to business unit leaders and/or members of our executive leadership team, as appropriate. We have a cybersecurity program to protect and preserve the confidentiality, integrity and continued availability of all information owned by, or in the care of, the Company. Our cybersecurity program has a formalized framework that is informed by domestic and international laws, regulations and industry best practices and frameworks, such as the National Institute of Standards and Technology Cybersecurity Framework, to safeguard the confidentiality, integrity and availability of our information and systems. Our Information Security Program serves as the foundation of our cybersecurity program and our Acceptable Use Policy and Information Security Program Policy also provides governance in this area. We partner with other companies, industries and law enforcement to communicate information about the latest cybersecurity threats and leverage threat modeling insights. We conduct cybersecurity assessments against industry cybersecurity frameworks to better enable us to prioritize actions and investments to enhance our cybersecurity capabilities. Our cybersecurity teams work diligently to safeguard Company and customer data by applying layered and defensive mechanisms to proactively provide the security needed to detect and defend against cyber-attacks and to withstand potential impacts. We periodically conduct tabletop exercises and penetration testing to test our defenses. In addition, we provide new hires and employees with cybersecurity training, which is monitored and tracked on an annual basis. We also issue routine phishing campaigns to educate employees on social engineering techniques and informal security awareness exercises are conducted throughout the year.

Board Meetings and Attendance

The Board held 8 meetings in Fiscal 2025. All Directors attended at least 75% of the meetings of the Board and Committees of the Board of which they were members. Generally, all Directors are expected to attend the Company’s Annual Meeting of Shareholders, absent unforeseen circumstances that prevent their attendance. All of the Company’s then current Board members attended the 2025 Annual Meeting of Shareholders.

Independent Directors of the Board also meet in regularly scheduled sessions without any members of management present. These sessions have been led by the Chair of the Board and were led by our Presiding Director while our Chair served as the Company’s Interim President and Chief Executive Officer through October 31, 2024.  Following such date, these sessions were again led by the Chair.  The purpose of these executive sessions is to promote open and candid discussion among the independent Directors. After each executive session, the independent Directors report to the full Board through the Chair on their deliberations and any recommendations for action to be taken by the Board.

Board and Committee Structure and Composition

Annually, the Corporate Governance Committee monitors and assesses the structure, composition, operation and performance of the Board and its Committees and, if appropriate, makes recommendations for changes to the Board. For Fiscal 2025, our Board Committees included Audit, Compensation and Talent Development, Corporate Governance, Safety, Environmental and Regulatory Compliance, and Executive. The members of each of the Board Committees, with the exception of the Executive Committee, were independent as defined by the NYSE listing standards. The Charters of the Audit, Compensation and Talent Development, Corporate Governance, and Safety, Environmental and Regulatory Compliance Committees are posted on our website, www.ugicorp.com (see Company — Leadership and Governance — Committees and Charters), or in print, free of charge, upon written request.

Summary of Committee Composition

Director	Director Since	Independent	Audit Committee	Compensation and Talent Development Committee	Corporate Governance Committee	Executive Committee	Safety, Environmental and Regulatory Compliance Committee
Longhi*	2020	Yes				C
Bingenheimer	2024	Yes	M
Bort	2009	Yes	C		M
Dosch	2017	Yes	M	C
Faraca	2024	Yes					M
Flexon	2024	No				M
Harris	2018	Yes			C	M	M
Romano	2019	Yes		M			C
Ruiz	2024	Yes			M
Seage	2023	Yes		M

*=Board Chair; C=Committee Chair; M=Committee Member

AUDIT COMMITTEE
Chair: M. Shawn Bort	Other Members: ● Theodore A. Dosch ● David Bingenheimer	Meetings in 2025: 8 Independence: 100%

Key Responsibilities:

●	oversees the Company’s accounting and financial reporting processes and independent audits of the financial statements;
●	oversees the adequacy of internal controls relative to financial and business risk;
●	monitors compliance with enterprise risk management policies;
●	appoints, retains, approves the compensation of and oversees the independent accountants;
●	monitors the independence of the independent registered public accounting firm and the performance of the independent accountants and the internal audit function;
●	discusses with management and the general auditor policies with respect to risk assessment and risk management;
●	provides a means for open communication among the Company’s independent accountants, management, internal audit staff and the Board;
●	reviews the effectiveness of the Company’s information and technology security policies and the internal controls regarding information and technology security and cybersecurity;
●	oversees compliance with applicable legal and regulatory requirements; and
●	oversees the Company’s Retirement Plan Committee regarding the Company’s 401(k) savings plans, pension plans and nonqualified deferred compensation plans.

Our Board has determined that each member of the Audit Committee is considered to be financially literate under applicable NYSE listing standards. Additionally, the Board has determined that Ms. Bort and Mr. Dosch of the Audit Committee qualify as “audit committee financial experts” in accordance with the applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

COMPENSATION AND TALENT DEVELOPMENT COMMITTEE
Chair: Theodore A. Dosch	Other Members: ● Santiago Seage ● Kelly A. Romano	Meetings in 2025: 5 Independence: 100%

Key Responsibilities:

●	defines and approves an overall compensation philosophy and strategy for the Company and all employees;
●	establishes and reviews overall executive compensation philosophy and objectives;

●	reviews and approves goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance in light of those goals and objectives and, together with the other independent Directors of the Board, determines and approves the CEO’s compensation based upon such evaluation;
●	assists the Board in establishing and overseeing the Company’s talent development strategy, including talent acquisition, development, retention, and succession planning for all employees;
●	reviews and oversees the Company’s workplace culture initiatives and employee engagement programs;
●	reviews and approves talent development-related performance metrics for inclusion in executive compensation programs;
●	assists the Board in establishing a succession plan for the position of CEO;
●	reviews with the CEO the evaluation of the performance of senior management as well as the Company’s plans for management development and senior management succession;
●	establishes executive compensation policies and programs, ensuring that such plans do not encourage unnecessary risk-taking;
●	approves salaries, target bonus levels, and payments to be made to senior management (other than the CEO);
●	approves a maximum value pool of options and other equity-based awards to be granted to non-senior management employees, with the Chair of the Committee and CEO approving any such individual awards;
●	oversees and periodically reviews the Company’s development and implementation of belonging, inclusion, diversity and equity initiatives, programs and policies, including those related to human capital management;
●	oversees the Company’s policies and practices relating to the social responsibility aspects of its ESG program;
●	considers current and emerging social trends or issues and recommends to the Board, as appropriate, policies and practices to address such trends or issues;
●	monitors and reviews regulatory developments and trends related to compensation and human capital management and other emerging legal requirements;
●	reviews with management the Compensation Discussion and Analysis;
●	oversees compliance with the Company’s Recoupment Policy;
●	oversees compliance with the Company’s Stock Ownership and Retention Policy; and
●	selects and oversees the performance of the compensation consultant, ensuring such consultant’s independence.

CORPORATE GOVERNANCE COMMITTEE
Chair: Alan N. Harris	Other Members: ● M. Shawn Bort ● Melanie Ruiz	Meetings in 2025: 5 Independence: 100%

Key Responsibilities:

●	identifies nominees and reviews the qualifications of persons eligible to stand for election as Directors, and for appointment to fill any vacancy that is anticipated or has arisen on the Board, in light of the factors of independence, knowledge, judgment, character, leadership skills, education, experience, financial literacy, standing in the community, and diversity of backgrounds and views;
●	reviews and recommends candidates for Committee membership and chairs;
●	reviews the Board’s leadership structure;
●	considers the ability of Directors to serve on the boards and committees of other public companies and monitors the membership of Directors on the boards of other public companies;
●	reviews and oversees the Company’s policy prohibiting hedging, pledging and holding the Company’s securities in margin accounts;
●	reviews and assesses the performance of the Board and each Committee;
●	reviews and recommends Director compensation;
●	monitors compliance with the Company’s Code of Business Conduct and Ethics;
●	reviews director and officer indemnification and insurance coverage;
●	oversees the corporate governance aspects of the Company’s ESG program;
●	reviews and oversees independent Directors’ compliance with the Company’s stock ownership guidelines;
●	reviews and oversees Director orientation and continuing education programs; and
●	develops and recommends to the Board a set of corporate governance principles applicable to the Company, and also considers current and emerging corporate governance regulations, trends or issues and recommends to the Board, as appropriate, policies and practices that address such regulations, trends or issues.
EXECUTIVE COMMITTEE
Chair: Mario Longhi	Other Members: ● Bob Flexon ● Alan N. Harris	Meetings in 2025: 0

The Executive Committee has limited powers to act on behalf of the Board between regularly scheduled meetings on matters that cannot be delayed.

SAFETY, ENVIRONMENTAL AND REGULATORY COMPLIANCE COMMITTEE

Chair: Kelly A. Romano	Other Member: ● Tina Faraca ● Alan N. Harris	Meetings in 2025: 4 Independence: 100%

Key Responsibilities:

●	reviews the adequacy of, and provides oversight with respect to, the Company’s strategy, policies, practices, programs, procedures, initiatives and training as they relate to safety, the environment (including climate change and sustainability) and regulatory compliance;
●	reviews the principal safety, environmental and regulatory compliance risks that affect or could affect the Company or its operations, business and stakeholders, or the environment, and oversees management’s efforts to identify, assess, monitor, manage and mitigate such risks;
●	reviews the Company’s data privacy policies and programs;
●	reviews and discusses the Company’s operational business risks;

●	reviews the Company’s crisis management programs;
●	reviews and approves management’s long-term safety, environmental, and regulatory compliance goals and evaluates the Company’s progress towards those goals;
●	keeps abreast of the regulatory environment within which the Company operates;
●	reviews information and reports on various safety, environmental (including climate change and sustainability), and regulatory compliance issues or trends raised by management and third parties and recommends to the Board, as appropriate, policies and practices that address such issues or trends; and
●	oversees the safety, environmental and regulatory compliance aspects of the Company’s ESG program.

Selection of Board Candidates

The Corporate Governance Committee conducts an annual assessment of the composition of the Board and the Committees of the Board, and establishes, with the Board, the appropriate qualifications, skills, experience and characteristics required of Board members. The Corporate Governance Committee seeks director candidates based upon a number of qualifications, including independence, knowledge, judgment, character, leadership skills, education, experience, financial literacy, standing in the community and diversity of backgrounds and views. The Corporate Governance Committee also considers how director candidates’ qualifications complement the Board’s existing strengths. The Corporate Governance Committee continuously evaluates these desired attributes in light of the Company’s long-term strategy and needs as part of its Director succession planning process. The Corporate Governance Committee seeks individuals who have a broad range of demonstrated abilities and accomplishments in areas of strategic importance to the Company, such as senior executive leadership, general operational management, finance, energy distribution, international business, information technology, regulatory and public sector activities. Directors should also possess a willingness to challenge and stimulate management and the ability to work as part of a team in a collegial atmosphere. The Corporate Governance Committee also seeks individuals who are capable of devoting the required amount of time to serve effectively on the Board and its Committees, and who do not hold directorships that could cause a conflict of interest or impair the individual’s ability to contribute meaningfully to the Board. With respect to incumbent Directors, the Corporate Governance Committee also considers the past performance of each Director. As part of the annual process of nominating independent Board candidates, the Corporate

Governance Committee obtains an opinion of the Company’s legal counsel that there is no reason to believe that the Board candidate is not “independent” as defined by the NYSE listing standards.

The Corporate Governance Committee considers recommendations from a wide variety of its business contacts, including current Directors, executive officers, community leaders, and shareholders as a source for potential Board candidates. From time to time, the Corporate Governance Committee also uses the services of third-party search firms and organizations that provide diverse candidates to assist it in identifying and evaluating possible nominees for Director. The Board reviews and has final approval of all potential Director nominees for election to the Board.

Shareholders may submit written recommendations for director-nominees to the Corporate Secretary, UGI Corporation, 500 North Gulph Road, King of Prussia, PA 19406. The Company’s Bylaws do not permit shareholders to nominate candidates from the floor at an annual meeting without notifying the Corporate Secretary 45 days prior to the anniversary of the mailing date of the Company’s proxy statement for the previous year’s annual meeting. Notification must include certain information detailed in the Company’s Bylaws. In addition to satisfying the foregoing notice requirements under our Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must notify the Corporate Secretary 60 days prior to the anniversary of the previous year’s annual meeting. Notification must include certain information detailed in Rule 14a-19 under the Exchange Act. Shareholders who wish to include a director nominee in the Company’s proxy statement must comply in all respects with the terms and conditions set forth in the Company’s Bylaws and must submit such nominee to the Corporate Secretary no earlier than 150 days and no later than 120 days prior to the anniversary of the mailing date of the Company’s proxy statement for the previous year’s annual meeting.

Board and Committee Evaluation Process

The Board is committed to a robust and constructive annual performance self-assessment process, which seeks to determine whether the Board and its Committees function effectively. This self-assessment process is also linked with the Board’s long-term succession planning practices and Board refreshment generally. The Corporate Governance Committee is responsible for overseeing this formal process, with the assistance of the Corporate Secretary. Each year, the Corporate Governance Committee reviews the overall evaluation process, as well as the substantive matters to be addressed by the evaluation process, with the goal to identify opportunities for improvement, as appropriate. The results of the assessments are discussed with the Committees and with the full Board. Any items requiring additional consideration are monitored by the Corporate Secretary throughout the subsequent year for follow-up action, as appropriate.

The Board evaluation process is conducted, in alternating years, by either a written questionnaire or by a series of interviews conducted by the independent Chair. During Fiscal 2025, each Director discussed their assessment of the effectiveness of the Board and each Committee on which the Director serves, as well as individual Director performance and Board dynamics with the Chair.  The Chair, with the assistance of the Corporate Secretary, prepared a summary of key findings, which is used by each of the Committees and the Board to identify opportunities for improving the effectiveness of the Board and its Committees, including potential changes to policies and procedures, in order to enable the Board and each of its Committees to discharge its respective oversight responsibilities.

Limitations on Additional Board Service

The Company’s Principles of Corporate Governance include limits on the number of public company boards on which Directors may serve. The purpose of these limitations is to ensure that simultaneous service on multiple boards of directors will not impair a Director’s ability to contribute meaningfully to the Board.

Specifically, a Director may not serve on more than four public company boards (including UGI) and a Director who serves as an active executive officer of a public company may not serve on more than two public company boards (including UGI). Further, members of the Company’s Audit Committee may not serve on more than three public company board audit committees (including UGI’s Audit Committee). Additionally, for any potential public or private company board service not prohibited by these limitations, a Director is required to notify the Chair of the Corporate Governance Committee prior to accepting an invitation to serve on such board so that the Corporate Governance Committee may review the proposed relationship for potential conflicts of interest and confirm that simultaneous service on the additional board will not impair the Director’s ability to contribute meaningfully to the UGI Board.

Investor Outreach

UGI seeks regular engagement with investors to communicate our strategy and solicit feedback. Additionally, management periodically engages a third-party consultant to obtain independent feedback from our investors. In Fiscal 2025, management participated in a number of investor conferences, roadshows and meetings. These meetings were attended by various members of the Company’s senior management, including our Chief Executive Officer, Chief Financial Officer, Vice Presidents, and/or senior members of our business unit management teams. Management periodically discusses feedback, including key themes and other insights gained from the investor outreach meetings, at the Company’s Board and Committee meetings, as appropriate. The Board, as well as the management team, values the perspectives of our investors as it helps us to understand and evaluate the effectiveness of our investor communications. Additionally, the Compensation and Talent Development Committee takes into consideration the results of the annual advisory vote on the Company’s executive compensation program. At the 2025 Annual Meeting, approximately 95% of the Company’s voting shareholders showed their support by voting to approve the compensation of the Company’s named executive officers.

Code of Business Conduct and Ethics and Supplier Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics and a Supplier Code of Business Conduct and Ethics, which are posted on the Company’s website, www.ugicorp.com (see “Company — Leadership and Governance — Governance Documents”). UGI’s Code of Business Conduct and Ethics expresses our commitment to integrity. It summarizes our expectations and standards for ethical behavior and helps us navigate an increasingly complex world. Our Code of Business Conduct and Ethics applies to all employees of UGI Corporation and its subsidiaries, as well as our Board and Company officers. We also expect our third-party consultants, contractors, vendors, and service providers to live up to the expectations outlined in our Supplier Code of Business Conduct and Ethics.

Insider Trading Policy and Equity Grant Practices

The Company has adopted an Insider Trading Policy governing the purchase, sale, and/or other dispositions of the Company’s securities that is reasonably designed to promote compliance with applicable laws, rules, and regulations.

The Compensation and Talent Development Committee generally approves annual RSU and PSU grants to executive officers in the last calendar quarter of each year, to be effective the following January. Grants to a new employee are generally effective on the later of the date the employee commences employment with us or the date the Compensation and Talent Development Committee authorizes the grants.  From time to time, management recommends RSU and PSU grants for non-executive employees, and the grants, if approved by the Chair of the Compensation and Talent Development Committee and the Company’s Chief Executive Officer, are effective on or after the date of approval. We believe that our RSU and PSU grant practices are appropriate and effectively eliminate any question regarding “timing” of grants in anticipation of material events.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2025, Messrs. Marrazzo (serving as Chair until his retirement on January 31, 2025), Dosch (Chair since February 1, 2025), and Seage, and Ms. Romano served as members of the Compensation and Talent Development Committee. None of the current or former members: (i) were former or current officers or employees of the Company or any of its subsidiaries while serving as a member of the Compensation and Talent Development Committee, (ii) were executive officers of another company where an executive officer of UGI Corporation was a director, or (iii) had any relationship requiring disclosure under Item 404 of Regulation S-K.

Further, none of our executive officers served as a member of a compensation committee or board of directors of any other entity of which any member of our Board was an executive officer.

Communications with the Board

You may contact the Board, an individual independent Director, or the independent Directors as a group, by writing to them c/o Corporate Secretary, UGI Corporation, 500 North Gulph Road, King of Prussia, Pennsylvania 19406.

Any communications directed to the Board, an individual independent Director, or the independent Directors as a group from employees or others that concern complaints regarding accounting, financial statements, internal controls, ethical or auditing matters will be handled in accordance with procedures adopted by the Audit Committee.

All other communications directed to the Board, an individual independent Director, or the independent Directors as a group are initially reviewed by the Corporate Secretary.  In the event the Corporate Secretary has any question as to whether the Directors should be made aware of any issue raised, the Corporate Secretary shall be entitled to consult with the Chair of the Board in making such determination. The Corporate Secretary will distribute communications to the Board, an individual Director, or to selected Directors, depending on the content of the communication.

Typically, we do not forward to our Board communications from our shareholders or other parties that are of a personal nature or are not related to the duties and responsibilities of the Board, including, but not limited to, junk mail and mass mailings, resumes and other forms of job inquiries, opinion surveys and polls and business solicitations or advertisements.

COMPENSATION OF DIRECTORS

DETERMINATION OF NON-EMPLOYEE DIRECTOR COMPENSATION

Our Board plays a critical role in guiding our strategic direction and creating and sustaining long-term value for our shareholders, with an intense focus on corporate governance best practices. In order to attract and retain highly qualified, skilled, diverse and experienced public company directors to effectively guide the Company and address the risks and responsibilities associated with a company of size and complexity similar to UGI, it is necessary to provide a competitive director compensation program. Our non-employee Directors are compensated based upon their service as a Director as well as their respective roles on Board Committees. Our employee Directors receive no separate compensation for their service as Directors.

The Corporate Governance Committee oversees our director compensation and makes recommendations to our Board on the structure of our non-employee director compensation program and the appropriate amount of compensation. Our Board is responsible for approval of our non-employee director compensation program and the compensation paid to our non-employee Directors. In establishing director compensation, our Corporate Governance Committee and our Board rely on market comparables and assess the vital strategic skills and qualifications of the Board to fulfill our Company’s short- and long-term goals.

The Corporate Governance Committee retained Pay Governance LLC (“Pay Governance”) as its independent compensation consultant to assist with the review of our non-employee director compensation and incentive programs for Fiscal 2025. In connection therewith, Committee member and chair retainers, the number of Board and Committee meetings, stock-based compensation, share ownership requirements and total cash and equity compensation were reviewed.

For our non-employee Directors, other than our Board Chair, we referenced market data provided to us by Pay Governance that compared our non-employee director compensation to similarly-sized companies in the General Industry (weighted 75%) and Energy Services (weighted 25%) sectors. This methodology is consistent with the methodology used to benchmark the compensation of our named executive officers. We seek to position our non-employee director compensation (other than the Board Chair) within 10% of the median total compensation of the directors included in the databases referenced by Pay Governance. See COMPENSATION DISCUSSION AND ANALYSIS – Determination of Competitive Compensation for additional information on the methodology used to benchmark the compensation of our named executive officers.

DETERMINATION OF BOARD CHAIR COMPENSATION

As discussed in greater detail below, the Corporate Governance Committee and Board (with the Board Chair recusing himself from discussions and decisions regarding incremental Chair compensation) rely on market data as well as a number of other factors in determining independent Chair compensation. The size and complexity of the Company’s business, including that we operate domestic and international LPG businesses, a domestic natural gas and electric utility business, and domestic and international midstream businesses, drives the need for our Board Chair to dedicate a significant amount of time to Company-related matters. In addition, we believe that our Board Chair’s duties and responsibilities are significantly more strategic and expansive than those of a typical board chair.

Our Board considers it to be a best practice from a corporate governance standpoint to have an independent chair of the board of directors. Because a significant majority of the companies included in the Energy Services Database have an executive chair of their board of directors rather than an independent chair, as independence is defined under New York Stock Exchange rules, we do not believe that sufficient comparable data exists to appropriately determine compensation for UGI’s independent Chair using the methodology applied to our director compensation generally. As a result, for Fiscal 2022 UGI Board Chair compensation, Pay Governance referenced a comparator group selected from the General Industry Database based on: (i) a combination of median revenue and market capitalization similar to those of the Company; and (ii) a representation of a variety of industries that reflect a cross-section of operations that are reflective of the Company’s complexity.

Consistent with the aforementioned methodology, the following comparator group (with similar median revenue and market capitalization as UGI for the same period reviewed) was referenced for purposes of determining the Fiscal 2025 compensation of our Board Chair:

Assurant, Inc.	Lamb Weston Holdings, Inc.	Science Applications International Corporation
Bath & Body Works	Maximus, Inc.	Seagate Technology Holdings plc
BorgWarner Inc.	MDU Resources Group, Inc.	Sealed Air Corporation
Campbell Soup Company	NiSource Inc.	Stanley Black & Decker, Inc.
Clorox Company	Nordstrom, Inc.	The AES Corporation
EQT Corporation	Norwegian Cruise Line Holdings Ltd.	The Chemours Company
Hasbro, Inc.	PPL Corporation	Unum Group
Invesco Ltd.	PVH Corp.
JetBlue Airways Corporation	Reliance Steel & Aluminum Co.

In addition to referencing the above general industry comparator group, the Corporate Governance Committee and Board (with the Board Chair recusing himself from the discussion and decision regarding incremental Chair compensation) considered a number of other factors in determining the compensation for the Board’s independent Chair. These factors include the significant time-commitment spent by the Board Chair on Company-related matters in light of the size and complexity of the Company’s business, including domestic and international LPG businesses, a domestic natural gas and electric utility business, and domestic and international midstream businesses. Furthermore, UGI’s Board Chair role involves a variety of significant strategic responsibilities that drive value for our shareholders, including merger and acquisition activities, business transformation projects, capital project investment reviews, chief executive officer succession planning, regular discussions with management regarding the Company’s strategic direction and communications, and direct engagement with the Company’s investors. We view the role of UGI’s Board Chair as a highly strategic role with duties and responsibilities over and above traditional Chair activities, which would include chairing meetings, setting meeting agendas and facilitating discussions with other directors on the board in between meetings.

ELEMENTS OF NON-EMPLOYEE DIRECTOR COMPENSATION

For Fiscal 2025, our non-employee director compensation program consisted of: (i) annual cash retainers for Board service and an additional cash retainer for service as the chair of one of the standing Board Committees; and (ii) long-term equity awards (“Stock Units”) granted on an annual basis to non-employee Directors immediately following the Company’s Annual Meeting of Shareholders, or following their initial appointment to the Board for new directors. Our non-employee Directors did not receive any Board or Committee meeting fees in Fiscal 2025 and Mr. Longhi did not receive a cash retainer or long-term equity award for Board or Committee service during the time that he served as the Company’s Interim President and Chief Executive Officer in Fiscal 2025.

•	Annual Cash Retainers

In Fiscal 2025, the Company paid its non-employee Directors an annual base retainer of $120,000 for Board service. The Company also paid an annual retainer to the Chair of each of the Committees, other than the Executive Committee, as follows:

Audit Committee Chair	$25,000
Compensation and Talent Development Committee Chair	$20,000
Safety, Environmental and Regulatory Compliance Committee Chair	$15,000
Corporate Governance Committee Chair	$20,000

The Company discontinued the payment of additional cash retainers to members of the Audit Committee, other than the Chair, in Fiscal 2025. In addition, the Company paid Mr. Longhi an additional cash retainer of $80,000 for his service as Independent Chair in Fiscal 2025.

•	Annual Long-Term Equity Awards

Each non-employee Director continuing to serve as a Director after the adjournment of the 2025 Annual Meeting of Shareholders received long-term equity grants consisting of 5,695 Stock Units (11,390 in the case of Mr. Longhi).  Mr. Bingenheimer and Ms. Ruiz both received an additional 950 Stock Units, and Ms. Faraca received an additional 1,938 Stock Units and an award of 1,229 stock options, all of which represents a pro-rated grant of awards for the period of time they provided service as Directors in calendar year 2024.  Other than the grant of stock options to Ms. Faraca, the Company discontinued the practice of granting stock options in Fiscal 2025.

Our philosophy is to pay a higher percentage of total compensation in equity, rather than cash, to more closely align the interests of our non-employee Directors with those of our shareholders. In addition, all non-employee Directors are required to own Company common stock, together with Stock Units, in an aggregate amount equal to five times the Director’s base annual cash retainer.

The Stock Units and stock options were granted under the UGI Corporation 2021 Incentive Award Plan (the “2021 Plan”). Each Stock Unit represents the right to receive a share of common stock and dividend equivalents when the Director ends his or her service on the Board. Stock Units earn dividend equivalents on each record date for the payment of a dividend by the Company on its shares. Accrued dividend equivalents are converted to additional Stock Units annually, on the last date of the calendar year, based on the closing stock price for the Company’s shares on the last trading day of the year. All Stock Units and dividend equivalents are fully vested when credited to the Director’s account. Account balances become payable 65% in shares and 35% in cash, based on the value of a share, upon retirement or termination of service, unless a deferral election to defer payout of the Stock Units was made pursuant to the UGI Corporation 2009 Deferral Plan, as amended. In the case of a change in control of the Company, the Stock Units and dividend equivalents will be paid in cash based on the fair market value of the Company’s common stock on the date of the change in control.

For stock options, the option exercise price is not less than 100% of the fair market value of the common stock on the effective date of the grant. The term of each option is generally 10 years, which is the maximum allowable term. The options are fully vested on the effective date of the grant. All options are nontransferable and generally exercisable only while the Director is serving on the Board, with exceptions for exercise following disability, death or retirement. If termination of service occurs due to disability, the option term is shortened to the earlier of the third anniversary of the date of such termination of service or the original expiration date. In the event of death, the option term will be shortened to the earlier of the expiration of the 12-month period following the Director’s death or the original expiration date. If termination of service occurs due to retirement, as defined in the 2021 Plan, the option remains exercisable through its original expiration date.

Director Compensation in Fiscal 2025

The table below shows the components of director compensation for Fiscal 2025.

	Fees
	Earned			All
	or Paid	Stock	Option	Other
	in Cash	Awards	Awards	Compensation	Total
Name	($) (1)	($) (2)	($) (3)	($) (4)	($)
D. Bingenheimer	109,780	204,201	0	0	313,981
M.S. Bort	145,000	175,007	0	0	320,007
T. Dosch	133,259	175,007	0	0	308,266
T. Faraca	120,000	234,562	7,767	0	362,329
A. Harris	147,047	175,007	0	0	322,054
M. Longhi	182,967	350,015	0	71,533	604,515
W. Marrazzo	46,798	0	0	66,964	113,762
K. Romano	131,250	175,007	0	0	306,257
M. Ruiz	109,780	204,201	0	0	313,981
S. Seage	120,000	175,007	0	0	295,007

(1)	Annual Retainers. In Fiscal 2025, the Company paid its non-management Directors an annual cash retainer of $120,000 for Board service. The Company also paid an additional annual cash retainer to the Chair of each of the Committees, other than the Executive Committee, as follows: Audit, $25,000; Compensation and Talent Development, $20,000; Corporate Governance, $20,000; and Safety, Environmental and Regulatory Compliance, $15,000. In addition, the Company paid Mr. Harris an additional retainer of $40,000, prorated for his time serving as Presiding Director in Fiscal 2025. While serving as Interim President and CEO, Mr. Longhi was not eligible to receive compensation under the Company’s director compensation program. However, the Company paid Mr. Longhi $80,000 for his service as independent Chair of the Board for Fiscal 2025, prorated for his time serving in that capacity. The Company pays no meeting attendance fees. Annual cash retainers shown for Mr. Marrazzo, who retired following the 2025 Annual Meeting of Shareholders, Mr. Bingenheimer, and Mses. Faraca and Ruiz are prorated to reflect their time serving as Directors in Fiscal 2025.
(2)	Stock Awards. All Directors named above, excluding Mr. Marrazzo, received 5,695 Stock Units in Fiscal 2025 as part of their annual compensation. Mr. Longhi received an additional 5,695 Stock Units for his service as Chair of the Board in addition to an annual Stock Unit award of 5,695 for a total grant of 11,390 Stock Units in Fiscal 2025. Ms. Faraca was elected as a Director on August 7, 2024 and received a prorated award of 1,938 Stock Units for her 2024 service as Director in addition to an annual Stock Unit award of 5,695 for a total grant of 7,633 Stock Units in Fiscal 2025. Ms. Ruiz and Mr. Bingenheimer were elected as Directors on November 1, 2024 and each received a prorated award of 950 Stock Units for their 2024 service as a Director in addition to an annual Stock Unit award of 5,695 Stock Units for a total grant of 6,645 Stock Units. Mr. Marrazzo received no equity due to his retirement from the Board on January 31, 2025. The Stock Units were granted under the 2021 Plan. Each Stock Unit represents the right to receive a share of UGI common stock (with corresponding dividend equivalents) and/or cash when the Director ends his or her service on the Board. Stock Units earn dividend equivalents beginning on the grant date, and each non-employee Director receives dividend equivalents on each record date the Company pays a dividend on its shares. Accrued dividend equivalents are converted to additional Stock Units annually, on the last date of the calendar year, based on the closing stock price for the Company’s shares on the last trading day of the year. All Stock Units and dividend equivalents are fully vested when credited to the Director’s account. The Company may redeem a Director’s Stock Units only upon a Director’s death, retirement, or separation from service or upon a change in control of the Company. Upon a Director’s death, retirement, or separation from service, a Director’s account balance becomes payable 65% in shares and 35% in cash, based on the fair market value of the Company’s common stock on the date of such triggering event, unless a deferral election to defer payout of the Stock Units was made pursuant to the UGI Corporation 2009 Deferral Plan, in which case, such Stock Units shall be payable pursuant to the 2009 Deferral Plan. In the case of a change in control of the Company, the Stock Units and dividend equivalents will be paid in cash based on the fair market value of the Company’s common stock on the date of the change in control and will generally be payable on the date of the change in control. The amounts shown represent the fair value of the awards of Stock Units on the date of grant. The assumptions used in the calculation of the amounts shown are included in Note 14 to our audited consolidated financial statements for Fiscal 2025, which are included in our Annual Report on Form 10-K for Fiscal 2025. The dollar value shown in this column reflects each Director’s annual award. The grant date fair value of (i) each

Director’s (excluding Messrs. Bingenheimer, Marrazzo, and Longhi and Mses. Faraca and Ruiz) annual award of 5,695 Stock Units was $175,007, (ii) Mr. Bingenheimer’s and Ms. Ruiz’s Fiscal 2025 award of 6,645 Stock Units was $204,201, (iii) Ms. Faraca’s Fiscal 2025 award of 7,633 Stock Units was $234,562, and (iv) Mr. Longhi’s 11,390 Stock Units was $350,015. For Mr. Longhi, the equity awards in this table were granted in connection with his service as Chair of the Board in Fiscal 2025, beginning on November 1, 2024; equity awards granted to Mr. Longhi in Fiscal 2025, but prior to November 1, 2024, are included in the compensation tables that provide compensation information for our named executive officers. For the number of Stock Units credited to each Director’s account as of September 30, 2025, see SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS— SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS, page 71.
(3)	Stock Options. Except for Ms. Faraca, non-employee Directors did not receive stock options in Fiscal 2025. Ms. Faraca was elected as a Director on August 7, 2024 and received a prorated award of 1,229 stock options in Fiscal 2025 for her 2024 service as a Director. These options were granted under the 2021 Plan. The option exercise price is not less than 100% of the fair market value of the common stock on the effective date of the grant. The term of each option is generally 10 years, which is the maximum allowable term. The options are fully vested on the effective date of the grant. All options are nontransferable and generally exercisable only while the Director is serving on the Board, with exceptions for exercise following disability, death or retirement. If termination of service occurs due to disability, the option term is shortened to the earlier of the third anniversary of the date of such termination of service or the original expiration date. In the event of death, the option term will be shortened to the earlier of the expiration of the 12-month period following the Director’s death or the original expiration date. If termination of service occurs due to retirement, the option remains exercisable through its original expiration date. The amounts shown in this column represents the grant date fair value of Ms. Faraca’s Fiscal 2025 option award. For the number of stock options held by each Director as of September 30, 2025, see SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS — SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS, page 71.
(4)	All Other Compensation. In Fiscal 2025, the Company paid the distribution of a Stock Unit account to its non-management Director, Mr. Marrazzo, following his departure from the Board. The distribution of the Stock Unit account was paid 65% in shares and 35% in cash. In past years, the value of the annual Stock Unit awards has been reported in the proxy in this table in the Stock Awards column. However, the dividend equivalents on the accumulated annual shares are only reported when they are distributed; the value of the dividend equivalents not already reported was $66,964 for Mr. Marrazzo. Mr. Longhi also received additional perquisites during his transition from the role of Interim President and CEO, which included temporary living expenses and transportation.

STOCK OWNERSHIP GUIDELINES AND EQUITY PLAN LIMITS FOR INDEPENDENT DIRECTORS

All independent Directors are required to own Company common stock, together with Stock Units, in an aggregate amount equal to five times the Director’s base annual cash retainer and to achieve the target level of common stock ownership within five years after joining the Board.

The Company has a $500,000 annual limit with respect to individual Director equity awards. In establishing this limit, the Board considered competitive pay levels as well as the need to retain its current Directors and attract new directors with the relevant skills and attributes desired in director candidates.

POLICY FOR APPROVAL OF RELATED PERSON TRANSACTIONS

The Board has adopted a written policy that applies to transactions with related parties. The policy applies to any transaction in which (i) the Company or any of its subsidiaries is a participant, (ii) any related person has a direct or indirect material interest, and (iii) the amount involved exceeds $120,000, except for any such transaction that does not require disclosure under SEC regulations. The Audit Committee of the Board, with assistance from the Company’s Corporate Secretary, is responsible for reviewing, approving, and ratifying related person transactions. The Audit Committee intends to approve or ratify only those related person transactions that are in, or not inconsistent with, the best interests of the Company and its shareholders.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is composed of independent Directors as defined by the rules of the NYSE and SEC audit committee membership requirements. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at www.ugicorp.com (Company — Leadership and Governance — Committees and Charters — Audit Committee). As described more fully in its charter, the role of the Audit Committee is to assist the Board in its oversight of the quality and integrity of the Company’s financial reporting process. The Audit Committee also has the sole authority to appoint, retain, fix the compensation of, and oversee the work of, the Company’s independent auditors, as well as review the services performed by the Company’s internal audit department.

In this context, the Audit Committee has met and held discussions with management and the independent auditors to review and discuss the Company’s internal control over financial reporting, the interim unaudited financial statements, and the audited financial statements for Fiscal 2025. The Audit Committee also reviewed management’s report on internal control over financial reporting, required under Section 404 of the Sarbanes-Oxley Act of 2002. As part of this review, the Audit Committee reviewed the bases for management’s conclusions in that report and the report of the independent registered public accountants on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent auditors their independence.

Management has primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. The members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that our auditors are, in fact, “independent.”

KPMG LLP served as the Company’s independent registered public accounting firm for Fiscal 2025 and its audit report appears in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025.

Based upon the reviews and discussions described in this report, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2025 for filing with the SEC.

Audit Committee

M. Shawn Bort, Chair

David Bingenheimer

Theodore A. Dosch

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In the course of its meetings, the Audit Committee considered whether the provision by KPMG LLP of the professional services described below was compatible with KPMG’s independence. The Audit Committee concluded that our independent registered public accounting firm is independent from the Company and its management.

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting the compensation of and overseeing the work of the Company’s independent accountants. In recognition of this responsibility, the Audit Committee has a policy of pre-approving  audit  and permissible non-audit services provided by the independent accountants. The Audit Committee has also delegated limited approval authority to its chair, such authority to be exercised in the intervals between meetings, in accordance with the Audit Committee’s pre-approval policy.

Prior to engagement of the Company’s independent registered public accounting firm for the next year’s audit, management submits to the Audit Committee for approval a list of services expected to be rendered during that year, and fees related thereto. The aggregate fees billed by Ernst & Young LLP, the Company’s independent registered public accountants in Fiscal 2024, and KPMG LLP, the Company’s independent registered public accountants in Fiscal 2025, were as follows:

Audit Fees

Fees for Audit services and related expenses totaled approximately $5.9 million in Fiscal 2025 and $9.0 million in Fiscal 2024, including (i) the annual audit of the consolidated financial statements of the Company, (ii) statutory audits, (iii) review of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and (iv) services that only the independent registered public accounting firm can reasonably be expected to provide, including the issuance of comfort letters.

Audit-Related Fees

Fees for Audit-Related services totaled approximately $0.1 million in Fiscal 2025 and $0.3 million in Fiscal 2024. Audit-Related Fees for Fiscal 2025 and Fiscal 2024 were for debt compliance letters, and other attest services related to financial reporting not required by statute or regulation.

Tax Fees

Tax Fees totaled approximately $0.6 million in Fiscal 2025 and were for tax compliance or advisory services at the Company and the Company’s international subsidiaries.  No Tax Fees were incurred for Fiscal 2024.

All Other Fees

Fees for All Other services not included above totaled approximately $0.01 million in Fiscal 2024 and were for software license fees.  There were no other fees in Fiscal 2025.

REPORT OF THE COMPENSATION AND TALENT DEVELOPMENT COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation and Talent Development Committee (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Committee recommended to the Company’s Board, and the Board approved, the inclusion of the Compensation Discussion and Analysis in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025 and the Company’s Proxy Statement for the 2026 Annual Meeting of Shareholders.

Compensation and Talent

Development Committee

Theodore A. Dosch, Chair

Kelly A. Romano

Santiago Seage

Notwithstanding anything to the contrary, the reports of the Audit Committee and the Compensation and Talent Development Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION AND OVERVIEW

In this Compensation Discussion and Analysis, we provide a summary of our executive compensation philosophy and key principles with respect to the compensation paid or awarded to the following named executive officers:

Name	Title
Robert C. Flexon	President and Chief Executive Officer (since November 1, 2024)
Sean P. O’Brien	Chief Financial Officer
Kathleen Shea Ballay	General Counsel, Chief Legal Officer & Chief Compliance Officer
Joseph L. Hartz	President, UGI Energy Services, LLC
Michael Sharp	President, AmeriGas Propane, Inc.
Mario Longhi	Former Interim President and Chief Executive Officer (through October 31, 2024); Non-Executive Board Chair
Robert F. Beard	Former Chief Operations Officer (through December 31, 2024)

This Compensation Discussion and Analysis should be read in conjunction with the executive compensation tables and corresponding narrative discussion and footnotes below.

Compensation decisions for Messrs. Flexon and Longhi were made by the independent members of our Board after receiving the recommendations of the Committee, while compensation decisions for Messrs. O’Brien, Sharp, Hartz, and Beard and Ms. Shea Ballay were made by the Committee. For ease of understanding, we will use the term “we” to refer to UGI Corporation, AmeriGas Propane, Inc. (“AmeriGas”), UGI International, LLC (“UGI International”), UGI Utilities, Inc. (“UGI Utilities”), and UGI Energy Services, LLC (“Energy Services”) in the relevant compensation discussions, unless the context indicates otherwise.

In connection with the December 2023 departure of our former President and Chief Executive Officer, Mr. Roger Perreault, the Board appointed Mr. Longhi as Interim President and Chief Executive Officer.  Mr. Longhi served in that capacity until he was succeeded by Mr. Flexon, the Company’s current President and Chief Executive Officer, on November 1, 2024.  Due to the interim nature of Mr. Longhi’s service as an executive officer, the disclosure regarding long-term incentive compensation excludes Mr. Longhi.  Mr. Longhi’s long-term incentive compensation is separately addressed in this

Compensation Discussion and Analysis.  Mr. Beard left his position as Chief Operations Officer, effective December 31, 2024.  In connection with his departure and the subsequent elimination of the Chief Operations Officer position, Mr. Beard’s departure was treated as an involuntary termination.

EXECUTIVE SUMMARY

Our compensation program for our named executive officers is designed to provide a market competitive level of total compensation; motivate and encourage our executives to contribute to our financial success; retain talented and experienced executives; and reward our executives for leadership excellence and performance that promotes sustainable growth in shareholder value. As set forth in this Compensation Discussion and Analysis, the level of compensation received by the Company’s named executive officers in Fiscal 2025 reflects the Company’s performance during Fiscal 2025.

●	Overview of Fiscal 2025 Financial Performance

●	Reported Fiscal 2025 diluted earnings per share of $3.09 and adjusted diluted earnings per share[1] (“Adjusted EPS”) of $3.32.
●	The Company improved its balance sheet with available liquidity of approximately $1.6 billion and a leverage ratio of 3.9x.
●	The Company paid dividends for the 141st consecutive year.
●	As part of our ongoing global LPG business portfolio optimization efforts, the Company completed the sale of UniverGas, its LPG distribution business in Italy, in June 2025. In September 2025, we also divested certain of our assets in Hawaii. In addition, the Company completed the previously announced sale of its cylinder business in the UK. In November 2025, the Company also completed the divestiture of its LPG distribution business in Austria.

●Fiscal 2025 Executive Compensation Components

The following chart summarizes the principal elements of our Fiscal 2025 executive compensation program. We describe these elements, as well as retirement, separation and other benefits, in more detail later in this Compensation Discussion and Analysis.

1UGI Corporation’s Fiscal 2025 diluted earnings per share were adjusted to exclude (i) the impact of changes in unrealized gains and losses on commodity and certain foreign currency derivative instruments not associated with current period transactions ($0.07 loss per diluted share), (ii) loss on debt extinguishment ($0.04 loss per diluted share), (iii) net loss on disposals of businesses ($0.17 loss per diluted share), and (iv) release of valuation allowance on certain deferred tax assets ($0.05 gain per diluted share).

Principal Components of Compensation Paid to Named Executive Officers in Fiscal 2025

Component	Principal Objectives	Fiscal 2025 Compensation Actions
Base Components
Base Salary	Compensate executive as appropriate for executive’s position, experience and responsibilities based on market data.	Merit base salary increases ranged from 3.0% to 6.0% for named executive officers in Fiscal 2025.
Annual Bonus Awards	Motivate executive to focus on achievement of our annual business objectives.

Target incentives ranged from 60% to 125% of base salary. Actual bonus payouts to our named executive officers ranged from 129.4% to 143.7% of target, primarily based on achievement of financial, safety, OpEx and Free Cash Flow goals.

Long-Term Incentive Equity Awards
Performance Stock Units (“PSUs”)

Align executive interests with shareholder interests; create a strong financial incentive for achieving long-term performance goals by encouraging total Company shareholder return and achieving a long-term earnings per share target.

The number of PSUs awarded in Fiscal 2025 ranged from 7,156 to 132,563. PSUs granted in Fiscal 2025 (on a dollar value basis) are payable in Company common stock and will be earned based on absolute TSR of Company common stock over a three-year period with annual measurement periods. Payouts are determined upon highest achievement in any measurement period.

Restricted Stock Units (“RSUs”)

Align executive interests with shareholder interests and enhance the retentive element of our compensation program while deterring excessive risk taking; create a strong financial incentive for achieving or exceeding long-term performance goals, as the value of RSUs, subject solely to time-based vesting, is a function of the price of our stock.

The number of shares underlying RSU awards ranged from 10,627 shares to 87,170 shares.

●Link Between Our Financial Performance and Executive Compensation

The Committee sets rigorous goals for our executive officers that are directly tied to the Company’s financial performance and our TSR. We believe that the performance-based components of our compensation program, namely our annual bonuses and PSUs, have effectively linked our executives’ compensation to our financial performance.  While the Committee updated its PSU awards in Fiscal 2025 by eliminating the Adjusted EPS performance metric in favor of a single annualized absolute TSR performance metric, it continued the use of Adjusted EPS as a financial metric in its short-term incentive compensation plans. The following charts set forth the Company’s Adjusted EPS performance from Fiscal 2023 through Fiscal 2025 as well as the Company’s three-year stock performance compared to the (i) S&P Utilities Index and (ii) UGI Performance Peer Group, which is the peer group referenced by the Committee for purposes of the Company’s long-term compensation plan for grants prior to Fiscal 2025.

Consistent with our philosophy of linking financial performance to executive compensation, our executive compensation mix emphasizes performance-based incentives.  A significant amount of Fiscal 2025 total target compensation for our named executive officers was “at risk,” meaning that a large portion of their compensation is not guaranteed, depends on meeting specific performance goals and conditions, or is tied to time-based RSUs.  In Fiscal 2025, 85% of our CEO’s compensation, and 71% of the average compensation of our other active named executive officers, was “at-risk” and almost 60% of our CEO’s total target compensation, and almost 50% for our other active named executive officers’ total target compensation, was performance-based, as illustrated in the charts below.

In the above charts, total target compensation includes base salary, target bonus award opportunity, and the grant-date fair value for equity awards.

The Summary Compensation Table reflects the grant-date fair value for equity awards, as required; however, we believe that a better assessment of the strength of the pay-for-performance link at UGI can be made by considering our executives’ realizable pay. UGI Corporation relative TSR PSU awards resulted in no payout for the UGI Corporation PSU awards cycle ended December 31, 2021, December 31, 2022, December 31, 2023, and December 31, 2024. For the Fiscal 2023 PSUs tied to Adjusted EPS, 81.3% of target was achieved for the two-year performance period ended September 30, 2024, subject to an additional one-year time-vesting requirement ending on September 30, 2025 for certain executives.  Further, all outstanding stock option awards, except for the January 1, 2024 grants, are “underwater” as of September 30, 2025, meaning that the exercise price for those option awards was higher than the market price of UGI Corporation’s common stock on that date (the “in-the-money” value of the January 1, 2024 option grant is $8.66 per option).  Four of our named executive officers received a PSU payout in Fiscal 2025 and one exercised an “in-the-money” stock option in Fiscal 2025.

Short-Term Incentives — Annual Bonuses

In Fiscal 2025, our annual bonuses are directly tied to key financial metrics as well as safety performance.  Additional details on the components of the annual bonuses for our named executive officers, including the financial performance portion of the award opportunity, are set forth in more detail in this Compensation Discussion and Analysis.

When the Company’s Adjusted EPS is below the targeted goal, the annual bonus percentage paid to a named executive officer is less than the targeted payout amount. Similarly, when Adjusted EPS exceeds the targeted goal, the annual bonus percentage paid to a named executive officer exceeds the targeted payout amount. The Committee has discretion under our executive annual bonus plans to (i) adjust Adjusted EPS for extraordinary items or other events as the Committee deems appropriate and (ii) determine whether a participant has earned a bonus, and the amount of any such bonus earned. See COMPENSATION DISCUSSION AND ANALYSIS — Elements of Compensation — Annual Bonus Awards, beginning on page 43.

Long-Term Incentive Compensation

Our long-term incentive compensation program, principally comprised of RSUs and PSUs, is intended to create a strong financial incentive for achievement of the Company’s long-term performance goals. In addition, linking equity to compensation aligns our executives’ interests with shareholder interests.  The Company discontinued the practice of granting stock options to named executive officers in Fiscal 2025, and, as a result, the Company has no policies, practices, or table to disclose pursuant to Item 402(x) of Regulation S-K.

Long-Term Incentives — PSUs

In Fiscal 2025, PSUs comprised 60% of the target long-term incentive award for all named executive officers, except that PSUs comprised 40% of the long-term incentive award for Mr. Hartz.  PSUs are valued upon the grant date in accordance with SEC regulations, based on the grant date fair value as determined under GAAP. Nevertheless, the actual number of shares ultimately awarded, if any, is entirely dependent on achievement of the performance metrics associated with the PSU grant, subject to continued employment through the three-year performance period (except for Mr. Longhi). For Fiscal 2025, the total value of PSUs awarded to our named executive officers is tied to annualized TSR of UGI Corporation common stock over a three-year period, with three annual measurement periods, which will not be finally determined with respect to PSUs granted in Fiscal 2025 until November 1, 2027, the conclusion of the measurement period.

The following table shows the correlation between (i) levels of UGI Corporation TSR and long-term incentive compensation paid in each of the previous four fiscal years, and (ii) the estimated payout in Fiscal 2025 using September 30, 2025, instead of December 31, 2025, as the end of the three-year performance period. The table also compares UGI Corporation’s TSR to the average shareholder return of the Company’s peer group for grants made prior to Fiscal 2025. TSR for UGI Corporation is compared to companies in the Adjusted Russell MidCap Utilities Index for the performance periods that began in calendar years 2018 through 2020. TSR for UGI Corporation is compared to the UGI Performance Peer Group for performance periods that began in calendar year 2021 through 2025.

			Total Average	UGI
			Shareholder	Corporation
	UGI Corporation	UGI	Return of Peer	Performance
	Total Shareholder Return	Corporation Total	Group	Unit Payout as a
Performance Period	Ranking Relative to	Shareholder	(Excluding	Percentage of
(Calendar Year)	Peer Group	Return(1)	UGI Corporation)	Target
2023 - 2025(2)	15th out of 16 (6.7th percentile)	5.3%	41.2%	0.0%
2022 - 2024	15th out of 16 (6.7th percentile)	(32.0%)	50.3%	0.0%
2021 - 2023	17th out of 17 (0 percentile)	(28.71%)	61.4%	0.0%
2020 - 2022	31st out of 31 (0 percentile)	(12.1%)	11.4%	0.0%
2019 - 2021	29th out of 31 (6.7th percentile)	(12.0)%	23.2%	0.0%

(1)	Calculated in accordance with the UGI Corporation 2013 Omnibus Incentive Compensation Plan (the “2013 Plan”) or the UGI Corporation 2021 Incentive Award Plan (the “2021 Plan”), as applicable.
(2)

Estimated ranking and payout reflects the TSR of UGI Corporation for the 2023-2025 performance period through September 30, 2025. Actual payout will be determined based on performance through December 31, 2025. It is important to note that the performance periods are based on calendar years, which do not conform to the Company’s fiscal years.

Long-Term Incentives — RSUs

RSUs comprised 40% of the target long-term incentive award for all named executive officers in Fiscal 2025, except that RSUs comprised 60% of the long-term incentive award for Mr. Hartz. The RSUs are time-based and, beginning in Fiscal 2025, ratably vest, with 50% vesting on the second anniversary of the grant date and the remaining 50% vesting on the third anniversary of such date, subject to continued employment on each vesting date (except for Mr. Longhi).  For grants made prior to Fiscal 2025, RSUs generally cliff vest in three years, subject to continued employment on the vesting date. The value of RSUs is tied to the performance of the market value of the Company’s common stock and the grant date value is calculated in accordance with the grant date accounting value.

The link between the Company’s financial performance and our executive compensation program is evident in the supplemental tables provided above. The Committee believes there is an appropriate link between executive compensation and the Company’s performance.

Long-Term Incentive Compensation – Mario Longhi

In connection with his appointment as Interim President and CEO, Mr. Longhi was granted RSUs with a grant-date fair value of $2,500,000, pursuant to the Company’s 2021 Plan, which fully vested on December 12, 2024, the one-year anniversary of his appointment as Interim President and CEO.  In recognition of Mr. Longhi’s service as the Company’s Interim President and Chief Executive Officer through October 31, 2024, the Company’s Board approved an equity award consisting of PSUs and RSUs to Mr. Longhi under the 2021 Plan with an aggregate value of $2,500,000 and a grant date of November 1, 2024. Approximately 60% of the total value of the award was granted in PSUs with dividend equivalents that may be earned if specific annualized TSR metrics are satisfied (as discussed herein).  The remaining 40% of the total value of the award was granted in time-restricted RSUs with dividend equivalents that will vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.

●	Compensation and Corporate Governance Practices

The Committee seeks to implement and maintain sound compensation and corporate governance practices, which include the following:

●	The Committee is composed entirely of directors who are independent, as defined in the corporate governance listing standards of the NYSE.
●	In Fiscal 2025, the Committee utilized the services of Pay Governance LLC (“Pay Governance”) (until January 31, 2025) and Meridian Compensation Partners, LLC (“Meridian”) (beginning February 1, 2025), both independent outside compensation consultants. The Committee believes that, during Fiscal 2025, there was no conflict of interest between Pay Governance, Meridian and the Committee. In reaching the foregoing conclusions, the Committee considered the factors set forth by the NYSE regarding compensation committee advisor independence.
●	A substantial portion of compensation is performance based. In Fiscal 2025, approximately 40% to 60% of the principal compensation components for all active named executive officers were variable and tied to performance objectives.
●	The Company awards a substantial portion of compensation in the form of long-term equity awards, namely PSUs and RSUs, so that executive officers’ interests are aligned with the interests of shareholders and long-term Company performance.
●	Annual bonus opportunities for named executive officers are based on key financial metrics, safety performance, an FCF Goal, an OpEx Goal, and, for Messrs. Hartz and Sharp, EBIT performance for Energy Services and AmeriGas, respectively. Similarly, long-term incentives are based on UGI Corporation’s stock price performance.
●	At our 2025 Annual Meeting, approximately 95% of our voting shareholders voted to approve the compensation of our named executive officers.
●	We require termination of employment for payment under our change in control agreements (referred to as a “double trigger”). We also require a double trigger for the accelerated vesting of equity awards in the event of a change in control. In addition, none of our named executive officers have change in control agreements providing for tax gross-up payments under Section 280G of the Internal Revenue Code. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control, beginning on page 61.
●	We have robust stock ownership guidelines. See COMPENSATION DISCUSSION AND ANALYSIS — Stock Ownership and Retention Policy, beginning on page 50.
●	We have adopted a clawback policy for incentive-based compensation paid or awarded to current and former executive officers in the event of a restatement of the Company’s financial statements in compliance with the final Securities and Exchange Commission clawback rules.
●	We have a policy prohibiting the Company’s Directors and executive officers from (i) hedging the securities of UGI Corporation, (ii) holding UGI Corporation securities in margin accounts as collateral for a margin loan, and/or (iii) pledging the securities of UGI Corporation. The policy specifically prohibits hedging or monetization transactions through the use of prepaid variable forwards, equity swaps, collars and/or exchange funds.

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our compensation program for our named executive officers is designed to provide a market competitive level of total compensation necessary to attract and retain talented and experienced executives. Additionally, our compensation program is intended to motivate and encourage our executives to contribute to our success and reward our executives for leadership excellence and performance that promotes sustainable growth in shareholder value while deterring excessive risk taking.

In Fiscal 2025, the components of our compensation program included base salary, annual bonus awards, long-term incentive compensation (PSU and RSU awards), retirement benefits and other benefits, such as executive financial planning services and perquisites, all as described in greater detail in this Compensation Discussion and Analysis. As previously noted, we discontinued the practice of granting stock options to named executive officers in Fiscal 2025.  We believe that the elements of our compensation program are essential components of a balanced and competitive compensation program to support our annual and long-term goals.

DETERMINATION OF COMPETITIVE COMPENSATION

In determining Fiscal 2025 compensation, the Committee engaged Pay Governance as its compensation consultant, who served in that capacity through January 31, 2025. The primary duties of Pay Governance were to:

●	provide the Committee with independent and objective market data;
●	conduct compensation analyses;
●	review and advise on pay programs and salary, target annual bonus, and long-term incentive levels applicable to our executives;
●	review components of our compensation program as requested from time to time by the Committee and recommend plan design changes, as appropriate; and
●	provide general consulting services related to the fulfillment of the Committee’s charter.

Pay Governance did not provide actuarial or other services relating to pension and post-retirement plans or services related to other benefits to us or our affiliates, and generally each of its services were those that it provided to the Committee. Pay Governance provided market data for positions below the senior executive level as requested by management as well as market data for Director compensation, but its fees for this work historically were modest relative to its overall fees.

In assessing competitive compensation, we referenced market data provided to us in Fiscal 2025 by Pay Governance. We do not benchmark against specific companies in the databases utilized by Pay Governance in preparing its reports. Our Committee does benchmark, however, by using Pay Governance’s analysis of compensation databases that include numerous companies as a reference point to provide a framework for compensation decisions. Our Committee exercises discretion and also reviews other factors, such as internal equity (both within and among our business units) and sustained individual and company performance, when setting our executives’ compensation.

In order to provide the Committee with data reflecting the relative sizes of UGI’s non-utility and utility businesses, Pay Governance first referenced compensation data for comparable executive positions in each of the Willis Towers Watson 2024 General Industry Executive Compensation Database (“General Industry Database”) and the Willis Towers Watson 2024 Energy Services Executive Compensation Database (“Energy Services Database”). Willis Towers Watson’s General Industry Database is comprised of approximately 1,000 companies from a broad range of industries, including oil and gas, aerospace, automotive and transportation, chemicals, computer, consumer products, electronics, food and beverages, metals and mining, pharmaceutical and telecommunications. The Willis Towers Watson Energy Services Database is comprised of approximately 125 companies, primarily utilities. For all named executive officers, Pay Governance weighted the General Industry Database survey data 75% and the Energy Services Database survey data 25% and added the two. For example, if the relevant market rate for a particular executive position derived from information in the General Industry Database was $100,000 and the relevant market rate derived from information in the Energy Services Database was $90,000, Pay Governance would provide us with a market rate of $97,500 for that position (($100,000 x 75% = $75,000) plus ($90,000 x 25% = $22,500)). The impact of weighting information derived from the two databases is to obtain a market rate designed to approximate the relative sizes of our non-utility and utility businesses. The identities of the companies that comprise the databases utilized by Pay Governance have not been disclosed to us by Pay Governance.

We generally seek to position a named executive officer’s base salary so that the midpoint of the salary range for his or her base salary approximates the 50th percentile of the market rate for comparable executives included in the executive compensation database material referenced by Pay Governance. By comparable executive, we mean an executive having a similar range of responsibilities and the experience to fully perform these responsibilities. Pay Governance size-adjusted the survey data to account for the relative revenues of the survey companies in relation to ours. Using this adjustment, Pay Governance developed market rates for positions comparable to those of our executives, as if the companies included in the respective databases had revenues similar to ours. We believe that Pay Governance’s application of size adjustments to applicable positions in these databases is an appropriate method for establishing market rates. After consultation with Pay

Governance, we considered base salary midpoints that were within 15% of the median market rate developed by Pay Governance to be competitive.

The Committee seeks to target a named executive officer’s total direct compensation opportunity (comprised of base salary, annual bonus award and long-term incentive awards) to be within a range of 85% to 115% of the 50th percentile of the survey data. In general, compensation levels for an executive officer who is newer to a position tend to be at the lower end of the competitive range, while seasoned or more experienced executive officers may be positioned at the higher end of the competitive range.

Beginning on February 1, 2025, the Committee engaged Meridian as its new independent compensation consultant. Since that time, Meridian has assisted the Committee in Fiscal 2025 compensation decisions.

ELEMENTS OF COMPENSATION

●	Base Salary

Base salary is designed to compensate executives for their level of responsibility and sustained individual performance. We pay our executive officers a base salary that is competitive with that of other executive officers providing comparable services, taking into account the size and nature of the business of the Company.

As noted above, we seek to establish the midpoint of the base salary for the positions held by our named executive officers at approximately the 50th percentile of the market rate for executives in comparable positions.  Based on data provided by Pay Governance in August 2024, we increased the range of salary in each salary grade for Fiscal 2025 for each named executive officer by 3.0%.

For Fiscal 2025, merit increases were targeted at 3.0% for executive officers, and individual increases were based on performance evaluations and the individual’s position in comparison to market and internal peers.  Performance evaluations were based on qualitative and subjective assessments of each individual’s contribution to the achievement of our business strategies, including the development of growth opportunities and leadership in carrying out our talent development program.  Mr. Flexon, in his capacity as President and Chief Executive Officer of the Company, had additional goals and objectives for Fiscal 2025.  Mr. Flexon’s annual goals and objectives included the implementation of enterprise-wide safety initiatives and goals, a plan to advance culture and talent management initiatives and goals, the achievement of annual financial goals, and the achievement of strategic goals at each of the Company’s business units.

The following table sets forth each named executive officer’s Fiscal 2025 base salary:

		Percentage Merit Increase
Name	Salary	for Fiscal 2025
Bob Flexon	$1,150,000	N/A
Sean O’Brien	$643,750	3.0%
Kathleen Shea Ballay	$583,000	6.0%
Joseph Hartz	$425,263	3.0%
Michael Sharp	$475,000	N/A
Mario Longhi	$1,000,000	N/A
Robert Beard	$632,500	N/A

●	Annual Bonus Awards

Our named executive officers participate in the UGI Corporation Executive Annual Bonus Plan (the “UGI Bonus Plan”), except for Messrs. Hartz and Sharp, who participate in the Energy Service Executive Annual Bonus Plan and the AmeriGas Executive Annual Bonus Plan, respectively. In determining each executive position’s target award level under their respective bonus plans, we considered database information derived by Pay Governance regarding the percentage of base salary payable upon achievement of target goals for executives in similar positions at other companies as described above. In establishing the target award level, we assessed the 50th percentile for comparable positions.

The following summarizes the target bonus award opportunity for each of our active named executive officers, except for Messrs. Hartz and Sharp, under the UGI Bonus Plan:

Metric	Weighting
UGI Corporation Adjusted EPS (as adjusted for bonus purposes)	40%
UGI Corporation OpEx	30%
UGI Corporation FCF	20%
UGI Corporation Safety(1)	10%
(1)	UGI Corporation safety performance is tied to the weighted average safety results of UGI Corporation, UGI Utilities, Energy Services, AmeriGas and UGI International.

The following table summarizes Mr. Hartz’s target bonus award opportunity under the Energy Services Executive Annual Bonus Plan:

Energy Services – 60%	UGI Corporation – 40%
● 70% tied to Energy Services EBIT ● 15% tied to Energy Services OpEx ● 15% tied to Energy Services safety goal	● 80% tied to UGI Corporation Adjusted EPS ● 20% tied to UGI Corporation FCF

The following table summarizes Mr. Sharp’s target bonus award opportunity under the AmeriGas Executive Annual Bonus Plan:

AmeriGas – 60%	UGI Corporation – 40%
● 70% tied to AmeriGas EBIT ● 15% tied to AmeriGas OpEx ● 15% tied to AmeriGas safety goal	● 80% tied to UGI Corporation Adjusted EPS ● 20% tied to UGI Corporation FCF

The financial performance portion of the award opportunity for each named executive officer, with the exception of Messrs. Hartz and Sharp, was structured so that (i) no amount would be payable unless Adjusted EPS was at least 65% of the target amount, (ii) the target award would be payable if the financial metric was fully achieved and (iii) up to 200% of the target award would be payable if the financial metric equaled or exceeded 110% of the Adjusted EPS target. The OpEx, FCF, and safety metrics are dependent on achieving Adjusted EPS of at least 65% of the target amount (for Mr. Hartz, Energy Services EBIT of at least 65% of the target amount and, for Mr. Sharp, AmeriGas EBIT of at least 65% of the target amount). The safety performance goal reflects the degree of achievement of a predetermined safety performance objective tied to Fiscal 2025 Occupational Safety and Health Administration recordables and accountable vehicle accident cases in Fiscal 2025 as compared to a predetermined target. For Fiscal 2025, the safety portion of the award opportunity ranged from no payout if the performance targets were below an established threshold to a maximum of 150% if performance exceeded target. We believe the safety performance target for Fiscal 2025 represented an achievable but challenging performance target.

We believe that annual bonus payments to our most senior executives should reflect our overall financial results for the fiscal year, and the metrics described above provide “bottom line” measures of the performance of an executive in a large, well-established corporation. In addition, we believe that achievement of superior safety performance is an important short-term and long-term strategic initiative and is therefore included as a standalone component of the annual bonus calculation. We also believe that the addition of both our OpEx and FCF performance goals is an important step in promoting cost optimization activities and, ultimately, helps us to strengthen our balance sheet.

The following table summarizes the relevant ranges for targeted financial performance, actual financial performance achievement, actual safety performance achievement, actual OpEx performance achievement and actual FCF performance achievement for Fiscal 2025.

Targeted financial	Actual financial	Actual safety
performance	performance result	performance result	Actual OpEx	Actual FCF
range	achieved for bonus	achieved for bonus	achieved for bonus	achieved for bonus
$2.75-$3.05 Adjusted EPS	80.00%	15.00%	24.98%	19.91%

As a result of the foregoing achievement of financial, safety, OpEx and FCF performance results, as modified by the Committee in its discretion, the following annual bonus payments were made to our active named executive officers for Fiscal 2025:

	Percent of Target
Name	Bonus Paid	Payout
Bob Flexon	139.90%	$ 1,843,474
Sean O’Brien	139.90%	$ 720,485
Kathleen Shea Ballay	139.90%	$ 570,932
Joseph Hartz	129.40%	$ 330,174
Michael Sharp	143.70%	$ 334,275

●	Long-Term Compensation — Fiscal 2025 Equity Awards

Background and Determination of Grants

Our long-term incentive compensation is intended to create a strong financial incentive for achieving or exceeding long-term performance goals and to encourage executives to hold a significant equity stake in our Company in order to align the executives’ interests with shareholder interests. Additionally, we believe our long-term incentive compensation program provides us the ability to attract and retain talented executives in a competitive market.

Our long-term compensation for Fiscal 2025 included RSUs and PSUs, which were all awarded under the 2021 Plan. Each RSU represents the right to receive a share of common stock, with 50% of such RSUs vesting on the second anniversary of the grant date and the remaining 50% vesting on the third anniversary of the grant date.  Each PSU represents the right of the recipient to receive a share of common stock if specified performance goals and other conditions are met, subject, in either case, to continued employment through each vesting date (except for Mr. Longhi). For Fiscal 2025, UGI Corporation granted PSUs tied to a three-year annualized TSR performance of the Company’s common stock, which is measured in three annual vesting periods.

As is the case with cash compensation and annual bonus awards, we referenced Pay Governance’s analysis of executive compensation database information in establishing equity compensation for the named executive officers. In determining the total dollar value of the long-term compensation opportunity to be provided in Fiscal 2025, we initially referenced competitive median market-based long-term incentive compensation information (on an accounting value basis), as provided by Pay Governance.  In addition, the Committee analyzed each named executive officer’s overall market position on a total direct compensation basis, considered the increased weighting of PSUs in the composition of the long-term incentive compensation and reviewed current unvested equity values previously awarded to our named executive officers. Pay Governance also provided competitive market incentive levels based on its assessment of accounting values.

For our named executive officers, except for Mr. Hartz, we applied approximately 40% to RSUs, and approximately 60% to PSUs. In the case of Mr. Hartz, we applied approximately 60% to RSUs and approximately 40% to PSUs.  As explained in more detail below, RSUs are designed to deter unnecessary risk taking while also aligning executive’s interests with shareholder interests, and PSUs are designed to encourage increased total shareholder return over a period of time.

The following table sets forth the long-term incentive awards made to our named executive officers in Fiscal 2025:

	PSUs	RSUs
Name	# Granted	# Granted
Bob Flexon	132,563	87,170
Sean O'Brien	32,201	21,254
Kathleen Shea Ballay	21,467	14,170
Joseph Hartz	7,156	10,627
Michael Sharp	48,302	31,881
Mario Longhi	64,823	42,626
Robert Beard	N/A	N/A

Consistent with typical market practice for interim CEOs, Mr. Longhi was granted 113,130 RSUs on December 12, 2023 which fully vested on December 12, 2024.  On November 1, 2024, Mr. Longhi was granted (i) 42,626 RSUs, which will vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date and (ii) 64,823 PSUs that may be earned if specific annualized total shareholder return metrics are satisfied.

PSU Metrics

While the value of PSUs awarded to the named executive officers was determined as described above, the actual number of shares underlying PSUs to be paid out at the expiration of the three-year performance period will be based upon the Company’s TSR over the period from November 1, 2024 to November 1, 2027. Specifically, we will annualize the Company’s TSR each year of the performance period and compare the percentage increase to the Company’s stock price as of the first day of the first annual measurement period to determine whether the specified targets have been met.  Target goals increase with each annual measurement period and a named executive officer’s payout is determined upon the highest goal achieved in any measurement period.  In addition, TSR gives effect to all dividends once the payout leverage has been certified as if they had been reinvested.

The below chart showcases the annualized TSR goals and payout determination between the different performance levels over the course of the three-year performance period.

Performance Level	Annualized TSR Goals	Cumulative Performance Vesting (as a % of target) if Annualized TSR Goals attained on the 1st/2nd/3rd grant date anniversaries (1)
		End of Year 1	End of Year 2	End of Year 3
Below Threshold	<8.0%	0%	0%	0%
Threshold	8.0%	17%	33%	50%
Target	10.0%	33%	66%	100%
Maximum	16.0%	40%	80%	200%
(1) The cumulative performance vesting percentage between Annualized TSR Goals of (i) 8% and 10% and (ii) 10% and 16% will be determined by interpolation.

PSUs - Payment Terms and Dividend Equivalents

Each award payable to the named executive officer provides a number of the Company’s shares equal to the number of PSUs earned. After the Committee has determined that the conditions for payment have been satisfied, the Company has the authority to provide for a cash payment to the named executive officers in lieu of a limited number of the shares payable. The cash payment is based on the value of the securities at the end of the performance period and is designed to meet minimum statutory tax withholding requirements. In the event that a named executive officer earns shares in excess of the target award, the value of the shares earned in excess of the target is paid entirely in cash.

All PSUs have dividend equivalent rights. A dividend equivalent is an amount determined by multiplying the number of PSUs credited to the recipient’s account by the per share cash dividend or the per share fair market value of any non-cash dividend paid by the Company during the performance period on Company shares on a dividend payment date. Accrued dividend equivalents are payable in cash based on the number of common shares, if any, paid out at the end of the performance period.

●	Long-Term Compensation — Payout of TSR PSUs for 2022-2024 Period

UGI Corporation TSR PSUs covering the period from January 1, 2022 to December 31, 2024 did not satisfy the threshold performance target and therefore no payouts occurred during Fiscal 2025. For that period, the Company’s TSR ranked 15th relative to the other companies in the UGI Performance Peer Group, placing the Company penultimate in the group, resulting in no payout of the target award.

●	Long-Term Compensation — Payout of EPS PSUs for 2022-2024 Period

During Fiscal 2025, we paid out awards to those executives who received UGI EPS PSUs with a two-year performance period from October 1, 2022 to September 30, 2024, subject to an additional one-year time-based vesting period ended September 30, 2025 for certain executives.  For that period, the Company’s EPS as of September 30, 2024 equaled $3.06, resulting in an 81.13 percent payout of the target award for Messrs. Beard, Hartz, and O’Brien, with Messrs. Beard and O’Brien subject to the additional one-year time-based vesting period ended September 30, 2025 and Mr. Hartz receiving a payout as of September 30, 2024.

●	Perquisites and Other Compensation

We provide limited perquisite opportunities to our named executive officers. We provide a financial planning benefit, airline membership clubs and limited spousal travel.  Due to the interim nature of Mr. Longhi’s role, he received additional perquisites during the period he served as our Interim President and Chief Executive Officer consisting of temporary housing and living expenses and travel and commuting expenses to our corporate headquarters.  Messrs. Flexon, O’Brien, and Sharp also received reimbursement of approximately $103,962, $250,322, and $97,426, respectively, for relocation expenses.  The aggregate cost of perquisites for each named executive officer, other than Messrs. Flexon, Longhi, O’Brien, and Sharp, in Fiscal 2025 was less than $15,000.

●	Other Benefits

Our named executive officers participate in various retirement, pension, deferred compensation, and severance plans, which are described in greater detail in the Ongoing Plans and Post-Employment Agreements section of this Compensation Discussion and Analysis. We also provide employees, including the named executive officers, with a variety of other benefits, including medical and dental benefits, disability benefits, life insurance and paid time off for holidays and vacations. These benefits generally are available to all of our full-time employees.

ONGOING PLANS AND POST-EMPLOYMENT AGREEMENTS

We have several plans and agreements (described below) that enable our named executive officers to accrue retirement benefits as the executives continue to work for us, provide severance benefits upon certain types of termination of employment events or provide other forms of deferred compensation.

Retirement Income Plan for Employees of UGI Utilities, Inc. (the “UGI Pension Plan”)

The UGI Pension Plan is a tax-qualified defined benefit plan available to, among others, employees of the Company and certain of its subsidiaries. The UGI Pension Plan was closed to new participants as of January 1, 2009. The UGI Pension Plan provides an annual retirement benefit based on an employee’s earnings and years of service, subject to maximum benefit limitations. Mr. Beard participated in the UGI Pension Plan until his retirement on December 31, 2024. Mr. Hartz has a vested annual benefit amount under the UGI Pension Plan based on prior credited service of approximately $7,612.  Mr. Hartz is not currently earning benefits under the UGI Pension Plan. No other named executive officer participates (or is eligible to participate) in the UGI Pension Plan. See COMPENSATION OF EXECUTIVE OFFICERS — Pension Benefits Table and accompanying narrative, beginning on page 57 for additional information.

UGI Utilities, Inc. Savings Plan (the “UGI Savings Plan”)

The UGI Savings Plan is a tax-qualified defined contribution plan available to, among others, employees of the Company. Under the plan, an employee may contribute, subject to Internal Revenue Code (the “Code”) limitations, up to a maximum of 50% of his or her eligible compensation on a pre-tax basis and up to 20% of his or her eligible compensation on an after-tax basis. The combined maximum of pre-tax and after-tax contributions is 50% of his or her eligible compensation. For employees eligible to participate in the UGI Pension Plan, the Company provides matching contributions targeted at 50% of the first 3% of eligible compensation contributed by the employee in any pay period, and 25% of the next 3%. For participants entering the UGI Savings Plan on or after January 1, 2009 who are not eligible to participate in the UGI Pension Plan, the Company provides matching contributions targeted at 100% of the first 6% of eligible compensation contributed by the employee in any pay period. Amounts credited to an employee’s account in the plan may be invested among a number of funds, including the Company’s stock fund. Messrs. Flexon, O’Brien, and Hartz, and Ms. Shea Ballay participate in the UGI Savings Plan.

UGI Corporation Supplemental Executive Retirement Plan and Supplemental Savings Plan

UGI Corporation Supplemental Executive Retirement Plan (the “UGI SERP”)

The UGI SERP is a nonqualified defined benefit plan that provides retirement benefits that would otherwise be provided under the UGI Pension Plan to employees hired prior to January 1, 2009, but are prohibited from being paid from the UGI Pension Plan by Code limits. The plan also provides additional benefits in the event of certain terminations of employment covered by a change in control agreement. Mr. Beard participated in the UGI SERP until December 31, 2024 and received a vested benefit of $5,150,764 in July 2025. No other named executive officer participates (or is eligible to participate in the UGI SERP. See COMPENSATION OF EXECUTIVE OFFICERS — Pension Benefits Table and accompanying narrative, beginning on page 57, for additional information.

UGI Corporation Supplemental Savings Plan (the “SSP”)

The SSP is a nonqualified deferred compensation plan that provides benefits to certain employees that would be provided under the qualified UGI Savings Plan to employees hired prior to January 1, 2009 in the absence of Code limitations. The SSP is intended to pay an amount substantially equal to the difference between the Company matching contribution to the qualified UGI Savings Plan and the matching contribution that would have been made under the qualified UGI Savings Plan if the Code limitations were not in effect. At the end of each plan year, a participant’s account is credited with earnings equal to the weighted average return on two indices: 60% on the total return of the Standard and Poor’s 500 Index and 40% on the total return of the Barclays Capital U.S. Aggregate Bond Index. The SSP also provides additional benefits in the event of certain terminations of employment covered by a change in control agreement. Mr. Beard participated in the SSP until December 31, 2024 and received a vested benefit of $212,395 in July 2025. See COMPENSATION OF EXECUTIVE OFFICERS — Nonqualified Deferred Compensation Table and accompanying narrative, beginning on page 60, for additional information.  No other named executive officer participates (or is eligible to participate) in the SSP.

2009 UGI Corporation Supplemental Executive Retirement Plan for New Employees (the “2009 UGI SERP”)

The 2009 UGI SERP is a nonqualified deferred compensation plan that is intended to provide retirement benefits to executive officers who are not eligible to participate in the UGI Pension Plan, having commenced employment with UGI on or after January 1, 2009. Under the 2009 UGI SERP, the Company credits to each participant’s account annually an amount equal to 5% of the participant’s compensation (base salary and annual bonus) up to the Code compensation limit ($345,000 at the beginning of Fiscal 2025) and 10% of compensation in excess of such limit. In addition, if any portion of the Company’s matching contribution under the UGI Savings Plan is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to the participant’s account. Participants direct the investment of their account balances among a number of mutual funds, which are generally the same funds available to participants in the UGI Savings Plan, other than the UGI stock fund. Only Messrs. Flexon, O’Brien, and Hartz and

Ms. Shea Ballay participate in the 2009 UGI SERP. See COMPENSATION OF EXECUTIVE OFFICERS — Nonqualified Deferred Compensation Table and accompanying narrative, beginning on page 60, for additional information.

UGI Energy Services, Inc. Supplemental Executive Retirement Plan (the “Energy Services SERP”)

The Energy Services SERP is a nonqualified deferred compensation plan that is intended to provide retirement benefits to certain senior management and highly compensated employees of Energy Services. This account-based plan, which was frozen as of January 1, 2011, previously provided excess benefits for 401(k) matching contributions that exceeded the Code Section 401(a)(17) limit.  As of September 30, 2025, Mr. Hartz has a vested benefit of $138,177 under this plan.

AmeriGas Propane, Inc. Savings Plan (the “AmeriGas Savings Plan”)

The AmeriGas Savings Plan is a tax-qualified defined contribution plan for AmeriGas employees. Subject to Code limits, which are the same as described above with respect to the UGI Savings Plan, an employee may contribute, on a pre-tax basis, up to 50 percent of his or her eligible compensation, and AmeriGas provides a matching contribution equal to 100 percent of the first 5 percent of eligible compensation contributed in any pay period. Like the UGI Savings Plan, participants in the AmeriGas Savings Plan may invest amounts credited to their account among a number of funds, including the Company’s stock fund.  Mr. Sharp participates in the AmeriGas Savings Plan.

AmeriGas Propane, Inc. Supplemental Executive Retirement Plan (the “AmeriGas SERP”)

AmeriGas maintains the AmeriGas SERP, which is a nonqualified deferred compensation plan for highly compensated employees of AmeriGas. Under the plan, AmeriGas credits to each participant’s account annually an amount equal to 5 percent of the participant’s compensation up to the Code compensation limit ($345,000 at the beginning of Fiscal 2025) and 10 percent of compensation in excess of such limit. In addition, if any portion of AmeriGas’s matching contribution under the AmeriGas Savings Plan is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to the participant’s account. Participants direct the investment of the amounts in their accounts among a number of mutual funds. Mr. Sharp participates in the AmeriGas SERP and is the only named executive officer eligible to participate. See COMPENSATION OF EXECUTIVE OFFICERS — Nonqualified Deferred Compensation Table and accompanying narrative, beginning on page 60, for additional information.

AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan

AmeriGas maintains a nonqualified deferred compensation plan under which participants may defer up to $10,000 of their annual compensation. Deferral elections are made annually by eligible participants in respect of compensation to be earned for the following year. Participants may direct the investment of deferred amounts into a number of mutual funds. Payment of amounts accrued for the account of a participant generally is made following the participant’s termination of employment. Mr. Sharp is the only named executive officer eligible to participate in the AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan. See COMPENSATION OF EXECUTIVE OFFICERS — Nonqualified Deferred Compensation Table and accompanying narrative, beginning on page 60, for additional information.

UGI Corporation 2009 Deferral Plan, As Amended and Restated Effective June 15, 2017 (the “Deferral Plan”)

The Deferral Plan provides deferral options that comply with the requirements of Section 409A of the Code related to (i) all Stock Units granted to the Company’s non-employee Directors, (ii) benefits payable under the UGI SERP, (iii) benefits payable under the 2009 UGI SERP, and (iv) benefits payable under the AmeriGas SERP. Eligible participants may elect to receive future benefits after separation from service as (x) a lump sum payment, (y) annual installment payments over a period between two and 10 years, or (z) one to five retirement distribution amounts to be paid in a lump sum in the year specified by the individual. Deferred benefits, other than Stock Units, will be deemed to be invested in investment funds selected by the participant from among a list of available funds. The Deferral Plan was closed to new employees in Fiscal 2017.  Mr. Longhi participates in the Deferral Plan.

UGI Corporation Executive Severance Plan, Effective October 1, 2021

The Company maintains an executive severance pay plan that provides severance compensation to certain senior level employees. The plan is designed to alleviate the financial hardships that may be experienced by executive employee participants whose employment is terminated without cause, other than in the event of death or disability. The Company’s plan covers each of the named executive officers, other than Messrs. Longhi and Beard. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control, beginning on page 61, for further information regarding the severance plans.

Separation Agreement with Mr. Beard

Mr. Beard entered into a Separation Agreement and General Release with the Company (the “Beard Separation Agreement”) in accordance with the UGI Corporation Executive Severance Plan.  In accordance with the Beard Separation Agreement, Mr. Beard was involuntarily terminated from all offices held prior to December 31, 2024 and received a lump sum payment. In addition, under the Beard Separation Agreement and pursuant to an Advisor Agreement entered into by and between Mr. Beard and the Company, effective January 15, 2025, Mr. Beard agreed to serve as an advisor to the Company through December 31, 2025 to aid in regulatory and compliance matters as the Company or UGI Utilities may request from time to time. Under such Advisor Agreement, Mr. Beard receives a monthly advisory fee of $35,000.  The non-compete period pursuant to Mr. Beard’s Confidentiality, Non-competition and Non-solicitation Agreement also was reduced to a one-year period from the effective date of Mr. Beard’s Advisor Agreement. The Beard Separation Agreement required that he execute a release discharging the Company and its subsidiaries from liability in connection with his separation of service from the Company.

Change in Control Agreements

The Company has change in control agreements with each of its active named executive officers.  The change in control agreements are designed to reinforce and encourage the continued attention and dedication of the executives without disruption in the face of potentially distracting circumstances arising from the possibility of a change in control and to serve as an incentive to their continued employment. The agreements provide for payments and other benefits if we terminate an executive’s employment without cause or if the executive terminates employment for good reason within two years following a change in control of the Company. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control, beginning on page 61, for further information regarding the change in control agreements.

STOCK OWNERSHIP AND RETENTION POLICY

We seek to align executives’ interests with shareholder interests through our Stock Ownership and Retention Policy (the “Policy”). We believe that by encouraging our executives to maintain a meaningful equity interest in the Company, we will enhance the link between our executives and shareholders. Under the Policy, an executive is required to retain all shares of UGI common stock until the share ownership requirement is met.

The Policy requires that, until the share ownership requirement is met, the executive retain all shares of UGI common stock. Executives may not use unexercised stock options or unvested (unearned) PSUs that are not time-based to satisfy their equity ownership requirements, but they may use unvested RSUs to meet their requirements.  In Fiscal 2025, the Committee eliminated a requirement for executives to meet their minimum ownership requirements within five years from the date of their employment or promotion.

In the event that there is a significant decline in the price of UGI common stock that results in an executive falling below his or her applicable minimum ownership requirement, such executive will not be noncompliant but will be required to comply with the retention requirements until the executive again meets the ownership requirement.

As of September 30, 2025, the stock ownership requirements for the named executive officers were as follows:

Stock Ownership Requirement
Name	(as a multiple of base salary)
Bob Flexon	6.0x base salary
Sean O'Brien	3.0x base salary
Kathleen Shea Ballay	3.0x base salary
Joseph Hartz	3.0x base salary
Michael Sharp	3.0x base salary
Mario Longhi	N/A
Robert Beard	N/A

Based on information from Meridian, the Committee believes its stock ownership requirements align with market practices. Although not all named executive officers have met their respective ownership requirements due to the amount of time they have served in their current positions, all named executive officers were in compliance at September 30, 2025 with the Policy requiring the accumulation of equity over time.

EQUITY GRANT PRACTICES

The Committee generally approves annual RSU and PSU grants to executive officers in the last calendar quarter of each year, to be effective the following January. Grants to a new employee are generally effective on the later of the date the employee commences employment with us or the date the Committee authorizes the grants. From time to time, management recommends RSU and PSU grants for non-executive employees, and the grants, if approved by the Committee Chair and the Company’s Chief Executive Officer, are effective on or after the date of approval. We believe that our RSU and PSU grant practices are appropriate and effectively eliminate any question regarding “timing” of grants in anticipation of material events.

ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE COMPENSATION

In connection with Fiscal 2025 compensation, Mr. Flexon, aided by our corporate human resources department, provided statistical data and recommendations to the Committee to assist it in determining compensation levels. Mr. Flexon did not make recommendations as to his own compensation and was excused from the Committee meeting when his compensation was discussed by the Committee. While the Committee utilized information provided by Mr. Flexon, and valued his observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the Committee for all named executive officers, except Messrs. Flexon and Longhi, for whom executive compensation decisions were made by the independent members of the Board of Directors upon recommendation of the Committee.

TAX CONSIDERATIONS

In Fiscal 2025, we paid base salary and annual bonus compensation to named executive officers that may not be fully deductible under U.S. federal tax. Section 162(m) of the Code sets a $1,000,000 cap on the deduction for compensation paid by a publicly held corporation to a “covered employee,” which includes certain of our named executive officers. Other than certain grandfathered awards, the Tax Cuts & Jobs Act of 2017 (TCJA) eliminated the performance-based compensation exception under Section 162(m) for taxable years beginning after December 31, 2017. We will continue to consider and evaluate all of our compensation programs in light of federal tax law and regulations. Nevertheless, we believe that, in some circumstances, factors other than tax deductibility take precedence in determining the forms and amount of compensation, and we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our Company.

Executive Officer Compensation

The following tables, narrative and footnotes provide information regarding the compensation of our Chief Executive Officer, Chief Financial Officer, our three other most highly compensated executive officers in Fiscal 2025 and two former executive officers.

Summary Compensation Table

This table summarizes the principal components of compensation paid or granted during Fiscal 2025 and, where applicable, Fiscal 2024 and Fiscal 2023.

							Change
							in Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred	All
Name and				Stock	Option	Plan	Compensation	Other
Principal	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($) (1)	($) (2)	($) (3)	($) (3)	($) (4)	($) (5)	($) (6)	($)
Bob Flexon President and CEO	2025	1,021,722	300,000	5,426,950	0	1,843,474	0	398,944	8,991,090

Sean O'Brien Chief Financial Officer	2025	643,327	0	1,879,449	0	720,485	0	390,730	3,633,991
	2024	624,998	0	1,392,253	297,404	939,300	0	240,621	3,494,576
	2023	286,057	0	838,006	198,891	201,950	0	124,619	1,649,523
Kathleen Shea Ballay General Counsel, Chief Legal Officer & Chief Compliance Officer	2025	582,241	0	1,252,976	0	570,932	0	116,121	2,522,270
	2024	549,994	0	742,766	158,627	723,261	0	134,433	2,309,081
Joseph Hartz President, UGI Energy Services, LLC	2025	424,970	0	611,193	0	330,174	0	79,535	1,445,872

Michael Sharp President, AmeriGas Propane, Inc.	2025	347,122	400,000	2,819,192	0	334,275	0	148,316	4,048,905

Mario Longhi Former Interim President and Chief Executive Officer; Non-Executive Board Chair	2025	146,154	0	2,653,768	0	0	0	28,067	2,827,989
	2024	784,617	0	3,039,803	0	2,250,761	0	152,625	6,227,806
Robert Beard Former Chief Operations Officer	2025	288,277	0	0	0	0	80,690	7,147,395	7,516,362
	2024	632,507	0	1,252,961	267,672	1,009,983	1,633,741	24,850	4,821,714
	2023	630,920	0	1,705,811	403,219	462,311	676,660	25,944	3,904,865

(1)	The amounts shown represent salary payments received during the fiscal year shown based on the number of pay periods within such fiscal year. Amounts for Messrs. Flexon, Sharp, Longhi, and Beard are prorated to reflect the portion of time served in their respective positions in Fiscal 2025. Mr. Flexon commenced as the Company’s President and CEO on November 1, 2024; Mr. Sharp commenced as President of AmeriGas on December 30, 2024; and Mr. Beard left the Company on December 31, 2024.
(2)	The amounts shown represent one-time cash bonuses paid to Messrs. Flexon and Sharp upon commencement of employment (November 1, 2024 and December 30, 2024, respectively).
(3)	The amounts shown represent the aggregate fair value of awards of PSUs (at target performance), RSUs, and stock options on the date of grant. The assumptions used in the calculation of the amounts shown are included in Note 14 to our audited consolidated financial statements for Fiscal 2025, which are included in our Annual Report on Form 10-K. See the Grants of Plan-Based Awards

Table for information on awards of PSUs and RSUs made in Fiscal 2025. The Company did not grant stock options to its named executive officers in Fiscal 2025.
(4)	The amounts shown in this column represent payments made under the applicable performance-based annual bonus plan.
(5)	The amounts shown reflect the change from September 30, 2024 to September 30, 2025 in the actuarial present value of the named executive officer’s accumulated benefit under the Company’s defined benefit and actuarial pension plans, including the UGI SERP for Mr. Beard, and the above-market portion of earnings, if any, on nonqualified deferred compensation accounts. The change in pension value from year to year as reported in this column is subject to market volatility and may not represent the value that a named executive officer will actually accrue under the Company’s pension plan during any given year. The material terms of the Company’s pension plan and deferred compensation plans are described in the Pension Benefits Table and the Nonqualified Deferred Compensation Table, and the related narratives to each. Earnings on deferred compensation are considered above-market to the extent that the rate of interest exceeds 120% of the applicable federal long-term rate. For purposes of the Summary Compensation Table, the market rate on deferred compensation most analogous to the rate at the time the interest rate is set under the Company’s plan for Fiscal 2025 was 5.45%, which is 120% of the federal long-term rate for December 2024. For Mr. Hartz the rules governing disclosure of these values require that the minimum value shown be $0, but if the actual change in value is negative, that value be shown as a footnote. The actual decrease in pension value during Fiscal 2025 was $(1,207). Earnings on deferred compensation for Messrs. Flexon, O’Brien, Hartz and Sharp and Ms. Shea Ballay are market-based and calculated in the same manner and at the same rate as earnings on externally managed investments available in a broad-based qualified plan. The amounts included in this column of the Summary Compensation Table for Mr. Beard consist of the following: (i) change in pension value, which represents an increase in Mr. Beard’s pension value of $1,621,435 in Fiscal 2024 and (ii) above-market earnings on deferred compensation for Mr. Beard of $12,306 in Fiscal 2024.
(6)	The table below shows the components of the amounts included for each named executive officer under the All Other Compensation column in the Summary Compensation Table.

	Employer	Employer Contribution			Other
	Contribution to	to SSP, 2009		Relocation	Perquisites
	401(k)	SERP, and AmeriGas	Separation	Expense	and
	Savings Plan	SERP as applicable	Payment	Reimbursement	Payments	Total
Name	($)	($)	($)	($)(1)	($)(2)	($)
Bob Flexon	25,712	269,270	0	103,962	0	398,944
Sean O’Brien	21,277	119,131	0	250,322	0	390,730
Kathleen Shea Ballay	18,054	98,067	0	0	0	116,121
Joseph Hartz	21,271	58,264	0	0	0	79,535
Michael Sharp	0	50,890	0	97,426	0	148,316
Mario Longhi	0	0	0	0	28,067	28,067
Robert Beard	3,451	0	1,780,785	0	5,363,159	7,147,395

(1)

During Fiscal 2025, Messrs. Flexon, O’Brien, and Sharp received reimbursement for relocation expenses in connection with their commencement of employment on November 1, 2024, April 11, 2023, and December 30, 2024, respectively.

(2)

During Fiscal 2025, our named executive officers received the following perquisites: occasional use of the Company’s tickets for sporting events for personal rather than business purposes, limited spousal travel, dues for airline club memberships, tax preparation fees, and financial planning advice.  Mr. Longhi also received perquisites in the total amount of $28,067 for temporary living expenses and incidentals and travel and commuting expenses to our King of Prussia, Pennsylvania headquarters from his residence while serving as Interim President and Chief Executive Officer. As noted in the Director Compensation Table on page 31, the Company paid certain perquisites to Mr. Longhi as part of his transition from Interim President and CEO of UGI Corporation, which included temporary living expenses and transportation. In connection with Mr. Beard’s departure on December 31, 2024, he received a lump sum payment in the amount of $5,150,764 from the UGI SERP and $212,395 from the SSP, which includes $29,194 of SSP employer contributions in Fiscal 2025, as set forth in the Nonqualified Deferred Compensation Table on page 60.

Grants of Plan-Based Awards in Fiscal 2025

This table provides information regarding equity and non-equity plan grants to the named executive officers in Fiscal 2025.

			Estimated Possible			Estimated Future
			Payouts Under			Payouts Under			All Other
			Non-Equity Incentive			Equity Incentive			Stock	Grant
			Plan Awards (1)			Plan Awards (2)			Awards:	Date
									Number of	Fair
									Shares of	Value of
		Board	Thres-			Thres-			Stock or	Stock
	Grant	Action	hold	Target	Maximum	hold	Target	Maximum	Units	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	($)
Bob Flexon	11/1/2024	9/26/2024	32,885	1,315,411	2,565,051
	11/1/2024	9/26/2024							87,170	2,441,632
	11/1/2024	9/26/2024				22,536	132,563	265,126		2,985,319
Sean O'Brien	10/1/2024	12/13/2024	12,875	515,000	1,004,251
	1/1/2025	12/13/2024							21,254	696,706
	1/1/2025	12/13/2024				5,474	32,201	64,402		1,182,743
Kathleen Shea Ballay	10/1/2024	12/13/2024	10,203	408,100	795,795
	1/1/2025	12/13/2024							14,170	464,493
	1/1/2025	12/13/2024				3,649	21,467	42,934		788,483
Joseph Hartz	10/1/2024	12/13/2024	5,741	255,158	498,833
	1/1/2025	12/13/2024							10,627	348,353
	1/1/2025	12/13/2024				1,217	7,156	14,312		262,840
Michael Sharp	12/30/2024	12/13/2024	5,234	232,620	454,772
	1/1/2025	12/13/2024							31,881	1,045,059
	1/1/2025	12/13/2024				8,211	48,302	96,604		1,774,132
Mario Longhi (4)
	11/1/2024	9/26/2024							42,626	1,193,954
	11/1/2024	9/26/2024				11,020	64,823	129,646		1,459,814
Robert Beard (5)	-	-	-	-	-	-	-	-	-	-
(1)	The amounts shown under this heading relate to bonus opportunities under the relevant company’s annual bonus plan for Fiscal 2025. See Compensation Discussion and Analysis for a description of the annual bonus plans. Payments for these awards have already been determined and are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)

These columns reflect the potential issuance of shares for each of the named executive officers (other than Mr. Beard) under the PSU component of the Company’s long-term incentive compensation program.  As discussed in the Compensation Discussion & Analysis, PSUs accounted for 60% of the Fiscal 2025 equity awards for our named executive officers (40% for Mr. Hartz), and such awards vest after the end of a three-year performance period based on the highest TSR goal achieved in any of the three annual measurement periods, subject to continued employment (except for Mr. Longhi) through the end of the three-year performance period. See Compensation Discussion & Analysis for additional information. Vesting of PSUs may be accelerated in the circumstances described under the section below titled “Potential Payments Upon Termination or Change in Control.”

(3)

This column reflects the potential issuance of shares for each of the named executive officers (other than Mr. Beard) under the RSU component of the Company’s long-term incentive compensation program. As discussed in the Compensation Discussion & Analysis, RSUs accounted for 40% of the Fiscal 2025 equity awards for our named executive officers (60% for Mr. Hartz), and such awards vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, subject to continued employment (except for Mr. Longhi) on each vesting date. See Compensation Discussion & Analysis for additional information. Vesting of RSUs may be accelerated in the circumstances described under the section below titled “Potential Payments Upon Termination or Change in Control.”

(4)

Mr. Longhi was not eligible to receive a non-equity incentive plan award in Fiscal 2025. In addition, this table excludes any Stock Units Mr. Longhi received as part of his service as Non-Executive Board Chair in Fiscal 2025, which are instead reflected in the Director Compensation Table on page 31.

(5)	Due to his departure in December 2024, Mr. Beard was not eligible to participate in the UGI Bonus Plan and did not receive awards under the Company’s 2021 Plan in Fiscal 2025.

Outstanding Equity Awards at Fiscal 2025 Year-End

This table provides additional information regarding outstanding stock options, PSUs, RSUs, and, in the case of Mr. Longhi, Director Stock Units, held by the named executive officers as of September 30, 2025.

		Option Awards				Stock Awards
								Equity	Equity Incentive
								Incentive	Plan Awards:
								Plan Awards:	Market or
							Market	Number of	Payout
		Number of					Value of	Unearned	Value of
		Securities	Number of			Number of	Shares or	Shares, Units	Unearned
		Underlying	Securities			Shares or	Units of	or Other	Shares, Units or
		Unexercised	Underlying	Option		Units of Stock	Stock That	Rights That	Other Rights
		Options	Options	Exercise	Option	That Have	Have Not	Have Not	That
		Exercisable	Unexercisable	Price	Expiration	Not Vested	Vested	Vested	Have Not Vested
Name	Grant Date (1)	(#)(2)	(#)(2)	($)	Date	(#)(3)	($)(4)	(#)(5)	($)(4)(5)
Bob Flexon	11/1/2024					87,170	2,899,274	132,563 (6)	4,409,045
Sean O'Brien	4/11/2023	17,966	8,984	35.34	4/10/2033	5,660	188,252	7,580 (7)	0
	1/1/2024	23,773	47,547	24.60	12/31/2033	12,200	405,772	18,300 (8)	608,658
	1/1/2024							14,880 (9)	494,909
	1/1/2025					21,254	706,908	32,201 (6)	1,071,005
Kathleen Shea Ballay	1/1/2024	12,680	25,360	24.60	12/31/2033	6,510	216,523	9,760 (8)	324,618
	1/1/2024							7,940 (9)	264,084
	1/1/2025					14,170	471,294	21,467 (6)	713,992
Joseph Hartz	1/1/2016	20,000	0	33.76	12/31/2025
	1/1/2017	18,000	0	46.08	12/31/2026
	3/6/2017	12,500	0	48.29	3/5/2027
	1/1/2018	33,000	0	46.95	12/31/2027
	1/1/2019	25,880	0	53.35	12/31/2028
	1/1/2020	42,580	0	45.16	12/31/2029
	1/1/2021	22,070	0	34.96	12/31/2030
	1/1/2022	14,180	0	45.91	12/31/2031
	1/12/2023	12,846	6,424	41.45	1/11/2033	4,390	146,011	2,110 (7)	0
	1/1/2024	11,886	23,774	24.60	12/31/2033	6,100	202,886	4,070 (8)	135,368
	1/1/2024							3,310 (9)	110,091
	1/1/2025					10,627	353,454	7,156 (6)	238,009
Michael Sharp	1/1/2025					31,881	1,060,362	48,302 (6)	1,606,525
Mario Longhi	4/20/2020	6,330	0	27.15	4/19/2030	1,650 (10)	54,879
	1/29/2021	8,860	0	35.99	1/28/2031	2,870 (10)	95,456
	1/28/2022	6,050	0	44.97	1/27/2032	2,300 (10)	76,498
	1/27/2023	5,670	0	39.81	1/26/2033	2,600 (10)	86,476
	11/1/2024					42,626	1,417,741	64,823 (6)	2,156,013
	1/31/2025					11,390 (10)	378,831
Robert Beard	1/1/2017	33,000	0	46.08	12/31/2026
	1/1/2018	33,000	0	46.95	12/31/2027
	1/1/2019	41,410	0	53.35	12/31/2028
	1/1/2020	73,240	0	45.16	12/31/2029
	1/1/2021	40,830	0	34.96	12/31/2030
	1/1/2022	29,780	0	45.91	12/31/2031
	1/12/2023	28,566	14,284	41.45	1/11/2033	6,242	207,609
	1/12/2023					3,660	121,732	7,027 (7)	0
	1/1/2024	21,396	42,794	24.60	12/31/3033			6,863 (8)	228,263
	1/1/2024							4,463 (9)	148,439
(1)	An additional column showing the grant dates of stock options, RSUs, PSUs, and Director Stock Units (for Mr. Longhi only) has been included for better understanding.
(2)

Stock options vest in three equal annual installments beginning on the first anniversary of the grant date with the exception of Mr. Longhi’s stock option grants for service as a non-employee member of the Board, which were fully vested as of the date of grant. Vesting or exercisability of options may be accelerated in the circumstances described under the section below titled “Potential Payments Upon Termination or Change in Control.”

(3)

RSUs vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date with the exception of (x) the RSUs granted to Messrs. Beard and Hartz on January 12, 2023, which cliff vest on December 31, 2025; (y) the RSUs granted to Sean O’Brien on April 11, 2023, which cliff vest on April 11, 2026; and (z) the RSUs granted on January 1, 2024 to Messrs. O’Brien, Hartz, Beard and Ms. Shea Ballay, which cliff vest on December 31, 2026. RSUs are subject to continued service on each vesting date(s), other than for Mr. Longhi’s November 1, 2024 RSU award. The number of RSUs shown excludes dividend equivalent rights, which accrue since the grant date until the payment date and are subject to the same terms and conditions as the underlying RSUs. Vesting of RSUs may be accelerated in the circumstances described under the section below titled “Potential Payments Upon Termination or Change in Control.”

(4)

Except as indicated in the following sentence, the amounts in these columns were calculated by multiplying $33.26, the closing market price of our common stock on September 30, 2025 as reported on the NYSE, by the number of shares of RSUs or PSUs and, for Mr. Longhi only, Director Stock Units, that are not vested or are unearned as of September 30, 2025. Values shown for the PSUs granted to Mr. O’Brien on April 11, 2023, and the PSUs granted to Messrs. Hartz and Beard on January 12, 2023 are “0”, because these PSUs are expected to result in no payout.

(5)

The amounts shown reflect the pay-out of PSUs based upon achievement of target performance. The vesting and pay-out of any PSUs for the respective performance periods will be determined based on the actual achievement of specified performance goals, and the actual pay-out amount may be higher or lower than target performance (between 0-200%). PSUs are subject to continued service on each vesting date(s), other than for Mr. Longhi’s November 1, 2024 PSU award. The number of PSUs shown excludes dividend equivalent rights, which accrue since the grant date until the payment date and are subject to the same terms and conditions as the underlying PSUs. Vesting of PSUs may be accelerated in the circumstances described under the section below titled “Potential Payments Upon Termination or Change in Control.”

(6)

The measurement period for the performance goal of these PSUs is January 1, 2025 through December 31, 2027. The performance goal is based on the Company’s annualized absolute TSR with annual measurement periods. Payouts are determined upon highest achievement in any measurement period and will be payable, if at all, on January 1, 2028.

(7)

The measurement period for the performance goal of these PSUs is January 1, 2023 through December 31, 2025. The performance goal is based on the Company’s TSR relative to that of each of the companies in the UGI Performance Peer Group as of the first day of the performance measurement period. The PSUs will be payable, if at all, on January 1, 2026.

(8)

The measurement period for the performance goal of these PSUs is October 1, 2023 through September 30, 2026. The performance goal is based on a predetermined adjusted earnings per share for the fiscal year ending September 30, 2026. The PSUs will be payable, if at all, on October 1, 2026.

(9)

The measurement period for the performance goal of these PSUs is January 1, 2024 through December 31, 2026. The performance goal is based on the Company’s TSR relative to that of each of the companies in the UGI Performance Peer Group as of the first day of the performance measurement period. The PSUs will be payable, if at all, on January 1, 2027.

(10)

These Director Stock Units were granted in connection with Mr. Longhi’s service as a non-executive member of the Board and were fully vested as of the date of grant. Each Director Stock Unit will pay-out upon the earliest to occur of Mr. Longhi’s separation from service or death or a change in control of UGI, as further described in the section below titled “Potential Payments Upon Termination or Change in Control.” Amounts listed exclude dividend equivalent rights, which accrue since the grant date until the payment date and are subject to the same terms and conditions as the underlying Director Stock Units.

Option Exercises and Stock Vested in Fiscal 2025

The following table sets forth (i) the number of shares of UGI Corporation common stock acquired by the named executive officers in Fiscal 2025 from the exercise of stock options, (ii) the value realized by those officers upon the exercise of stock options based on the difference between the market price for our common stock on the date of exercise and the exercise price for the options, (iii) the number of PSUs or RSUs previously granted to the named executive officers that vested in Fiscal 2025, and (iv) the value realized by those officers upon the vesting of such units based on the closing market price for shares of our common stock on the vesting date.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Bob Flexon	0	0	0	0
Sean O’Brien	0	0	6,888	229,095
Kathleen Shea Ballay	0	0	0	0
Joseph Hartz	0	0	2,720	76,786
Michael Sharp	0	0	0	0
Mario Longhi	0	0	113,130	3,257,013
Robert Beard	39,000	103,055	14,640	458,155

Pension Benefits in Fiscal 2025

The following table shows (i) the number of years of credited service for the named executive officers under the UGI Pension Plan and the UGI SERP, (ii) the actuarial present value of accumulated benefits under those plans as of September 30, 2025, and (iii) any payments made to the named executive officers in Fiscal 2025 under those plans.

		Number of	Present Value of	Payments
		Years of Credited	Accumulated	During
		Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)(1)	($)
Bob Flexon	None	0	0	0
Sean O'Brien	None	0	0	0
Kathleen Shea Ballay	None	0	0	0
Joseph Hartz	UGI Pension Plan	11	95,225	0
Michael Sharp	None	0	0	0
Mario Longhi	None	0	0	0
Robert Beard	UGI SERP	35	0	5,150,764
	UGI Pension Plan	35	1,792,289	0

(1)	Messrs. Flexon, O’Brien, Sharp and Longhi and Ms. Shea Ballay do not participate in any defined benefit pension plan.

The Company sponsors the UGI Pension Plan to provide retirement income to its employees hired prior to January 1, 2009. The UGI Pension Plan pays benefits based upon final average earnings, consisting of base salary or wages and annual bonuses and years of credited service.  Benefits vest after the participant completes five years of continuous service according to the requirements set forth in the UGI Pension Plan.

The UGI Pension Plan provides normal annual retirement benefits at age 65, unreduced early retirement benefits at age 62 with 10 years of service and reduced, but subsidized, early retirement benefits at age 55 with 10 years of service.  Employees terminating prior to early retirement eligibility are eligible to receive a benefit under the plan formula commencing at age 65 or an unsubsidized benefit as early as age 55, provided they had 10 years of service at termination.  Employees who have attained age 50 with 15 years of service and are involuntarily terminated by the Company prior to age 55 are also eligible for subsidized early retirement benefits, beginning at age 55.

The UGI Pension Plan’s normal retirement benefit formula is (A) – (B) and is shown below:

A =The minimum of (1) and (2), where

(1) =	1.9% of five-year final average earnings (as defined in the UGI Pension Plan) multiplied by years of service;

(2) =	60% of the highest year of earnings; and

B =1% of the estimated primary Social Security benefit multiplied by years of service (maximum 35)

The amount of the benefit produced by the formula will be reduced by an early retirement factor based on the employee’s actual age in years and months as of his or her early retirement date.  The reduction factors range from 65% at age 55 to 100% (no reduction) at age 62.

The normal form of benefit under the UGI Pension Plan for a married employee is a 50% joint and survivor lifetime annuity.  Regardless of marital status, a participant may choose from a number of lifetime annuity payments.

A different formula (the “CPG Formula”) applies to Mr. Beard as a result of his prior service with a predecessor company that was acquired by Utilities. Under the CPG Formula, the UGI Pension Plan provides normal annual retirement benefits at age 65, unreduced early retirement benefits at age 60 with 10 years of service and reduced, but subsidized, early retirement benefits at age 55 with 10 years of service. Employees terminating prior to early retirement eligibility are eligible to receive a benefit under the plan formula commencing at age 65 or a reduced benefit as early as age 55, provided they had five years of service at termination.

The CPG normal retirement benefit formula is (A) + (B) and is shown below:

A. =	1.08% of five-year final average earnings (as defined in the UGI Pension Plan) up to Social Security Covered Compensation multiplied by years of service up to 35 years; and

B. =	1.35% of five-year final average earnings (as defined in the UGI Pension Plan) above Social Security Covered Compensation multiplied by years of service up to 35 years.

The amount of the benefit produced by the CPG formula will be reduced by an early retirement factor based on the employee’s actual age in years and months as of his early retirement date. The reduction factors range from 65% at age 55 to 100% (no reduction) at age 60.

The normal form of benefit under the CPG Formula for a married employee is a 50% joint and survivor lifetime annuity. Regardless of marital status, a participant may choose from a number of lifetime annuity payments.

The UGI Pension Plan is subject to qualified-plan Code limits on the amount of annual benefit that may be paid, and on the amount of compensation that may be taken into account in calculating retirement benefits under the plan. For plan year 2025, the limit on the compensation that may be used is $350,000 and the limit on annual benefits payable for an employee retiring at age 65 in 2025 is $280,000. Benefits in excess of those permitted under the statutory limits are paid from the UGI SERP, described below.

Mr. Beard is eligible for reduced early retirement benefits under the CPG Formula.

UGI Corporation Supplemental Executive Retirement Plan

The UGI SERP is a nonqualified defined benefit plan that provides retirement benefits that would otherwise be provided under the UGI Pension Plan to employees hired prior to January 1, 2009, but are prohibited from being paid from the UGI Pension Plan by Code limits. The benefit paid by the UGI SERP is approximately equal to the difference between the benefits provided under the UGI Pension Plan to eligible participants and benefits that would have been provided by the UGI Pension Plan if not for the limitations of the Employee Retirement Income Security Act of 1974, as amended, and the Code. Benefits vest after the participant completes five years of vesting service. The benefits earned under the UGI SERP are payable in the form of a lump sum payment or rolled over to the Company’s nonqualified deferred compensation plan. The lump sum interest rate is the daily average of 10-year Treasury Bond yields in effect for the month in which the participant’s termination date occurs. Payment is due within 60 days after the termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.

Actuarial assumptions used to determine values in the Pension Benefits Table - Fiscal 2025

The amounts shown in the Pension Benefit Table above are actuarial present values of the benefits accumulated through September 30, 2025. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. The assumed retirement age for each named executive is age 62, which is the earliest age at which the executive could retire without any benefit reduction due to age. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age. The key assumptions included in the calculations are as follows:

	September 30, 2025	September 30, 2024
Discount rate for Pension Plan for all purposes and for SERP, for pre-retirement calculations	5.54% (UGI Pension Plan) 5.42% (SERP)	5.05% (UGI Pension Plan) 5.00% (SERP)
SERP lump sum rates	4.90%	4.30%
Retirement age	62 (UGI formula); 60 (CPG formula)	60
Postretirement mortality for UGI Pension Plan	PRI-2012 blue collar table, decreased by 6.70%; projected forward on a generational basis using Scale MP-2021	PRI-2012 blue collar table, decreased by 4.50%; projected forward on a generational basis using Scale MP-2021
Postretirement Mortality for SERP	1994 GAR Unisex	1994 GAR Unisex
Preretirement Mortality	None	None
Termination and disability rates	None	None
Form of payment – qualified plan	Single life annuity	Single life annuity
Form of payment – nonqualified plan	Lump sum	Lump sum

Nonqualified Deferred Compensation in Fiscal 2025

The following table shows the contributions, earnings, withdrawals and account balances for each of the named executive officers who participated in the Company’s SSP, the 2009 UGI SERP, the Energy Services SERP, and the AmeriGas SERP.

									Aggregate
		Executive	Employer						Balance at
		Contributions	Contributions		Aggregate		Aggregate		Last
		in Last	in Last		Earnings in		Withdrawals/		Fiscal Year-
		Fiscal Year	Fiscal Year		Last Fiscal Year		Distributions		End
Name	Plan Name	($)	($)		($)		($)		($)(1)
Bob Flexon	2009 UGI SERP	0	269,270		0		0		0
Sean O'Brien	2009 UGI SERP	0	119,131		5,298		0		200,809
Kathleen Shea Ballay	2009 UGI SERP	0	98,067		4,328		0		140,260
Joseph Hartz	2009 UGI SERP	0	58,264		37,501		0		782,183
	Energy Services SERP	0	0		8,608	(2)	0		138,177
Michael Sharp	AmeriGas SERP	0	50,890		0		0		0
Mario Longhi (3)	(3)	(3)	(3)		(3)		(3)		(3)
Robert Beard	SSP	0	29,194	(4)	31,717	(5)	212,395	(6)	0

(1)	The aggregate balances do not include the Company contributions for Fiscal 2025 set forth in the “Employer Contributions in Last Fiscal Year” column, since Company contributions occur after fiscal year end.

(2)	This amount represents the dividends and interest earned in Fiscal 2025. The Energy Services SERP was frozen to new participants on January 1, 2011, and the Company no longer makes contributions to the plan.

(3)	Mr. Longhi does not participate in any of the Company’s SSP or 2009 UGI SERP.

(4)	Represents the amounts contributed to Mr. Beard’s SSP account in Fiscal 2025 until his termination from the Company on December 31, 2025.

(5)	Represents the interest applied to Mr. Beard’s SSP balance for Fiscal 2025 until his termination from the Company on December 31, 2025.

(6)	Represents the final SSP account balance paid to Mr. Beard following his termination from the Company on December 31, 2025.

The SSP is a nonqualified deferred compensation plan that provides benefits to certain employees that would be provided under the UGI Savings Plan in the absence of Code limitations. Benefits vest after the participant completes five years of service. The SSP is intended to pay an amount substantially equal to the difference between the Company matching contribution that would have been made under the UGI Savings Plan if the Code limitations were not in effect and the Company match actually made under the UGI Savings Plan. The Code compensation limit at the beginning of Fiscal 2025 was $345,000. Under the SSP, the participant is credited with a Company match on compensation in excess of Code limits using the same formula applicable to contributions to the UGI Savings Plan, which is a match of 50% on the first 3% of eligible compensation, and a match of 25% on the next 3%, assuming that the employee contributed to the UGI Savings Plan the lesser of 6% of eligible compensation and the maximum amount permissible under the Code. Amounts credited to the participant’s account are credited with interest. The rate of interest currently in effect is the rate produced by blending the annual return on the Standard and Poor’s 500 Index (60% weighting) and the annual return on the Barclays Capital U.S. Aggregate Bond Index (40% weighting). Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following the participant’s “separation from service” as defined in the Code.

The 2009 UGI SERP is a nonqualified deferred compensation plan that is intended to provide retirement benefits to executive officers who are not eligible to participate in the UGI Pension Plan, having been hired on or after January 1, 2009. Under the

2009 UGI SERP, the Company credits to each participant’s account annually an amount equal to 5% of the participant’s compensation (salary and annual bonus) up to the Code compensation limit ($345,000 at the beginning of Fiscal 2025) and 10% of compensation in excess of such limit. In addition, if any portion of the Company’s matching contribution under the UGI Savings Plan is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to the participant’s account. Benefits vest on the fifth anniversary of a participant’s employment commencement date. Participants direct the investment of their account balances among a number of mutual funds, which are generally the same funds available to participants in the UGI Savings Plan, other than the UGI Corporation stock fund. Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following the participant’s “separation from service”, as defined in the Code. Amounts payable under the 2009 UGI SERP may be deferred in accordance with the 2009 Deferral Plan. See COMPENSATION DISCUSSION AND ANALYSIS – UGI Corporation 2009 Deferral Plan, As Amended and Restated Effective June 15, 2017, page 49.

The Energy Services SERP is a nonqualified deferred compensation plan that is intended to provide retirement benefits to certain senior management and highly compensated employees of Energy Services. This account-based plan, which was frozen as of January 1, 2011, previously provided excess benefits for 401(k) matching contributions that exceeded the Code Section 401(a)(17) limit.  As of September 30, 2025, Mr. Hartz has a vested benefit of $138,177 under this plan.

The AmeriGas SERP is a nonqualified deferred compensation plan for highly compensated employees of AmeriGas. Under the plan, AmeriGas credits to each participant’s account annually an amount equal to 5 percent of the participant’s compensation up to the Code compensation limit ($345,000 at the beginning of Fiscal 2025) and 10 percent of compensation in excess of such limit. In addition, if any portion of AmeriGas’s matching contribution under the AmeriGas Savings Plan is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to the participant’s account. Participants direct the investment of the amounts in their accounts among a number of mutual funds. Mr. Sharp is the only named executive officer eligible to participate in the AmeriGas SERP.

Potential Payments Upon Termination or Change in Control

Severance Pay Plan for Executive Employees

The UGI Corporation Executive Severance Plan, effective October 1, 2021 (the “2021 Severance Plan”), provides for cash payments and other benefits to certain senior level employees of UGI, including our named executive officers (other than Messrs. Longhi and Beard), in the event their employment is terminated without “cause”. Benefits are payable to a covered executive if the executive’s employment is involuntarily terminated for any reason other than for “cause” or as a result of the executive’s death or disability. Under the 2021 Severance Plan, “cause” generally means dismissal of an executive due to (i) theft or misappropriation of funds, (ii) conviction of a felony or crime involving moral turpitude, (iii) material breach of the Company’s Code of Business Conduct and Ethics or other written employment policies, (iv) breach of a written restrictive covenant agreement, (v) gross misconduct in the performance of his or her duties, or (vi) the intentional refusal or failure to perform his or her material duties.

Under the 2021 Severance Plan, cash severance is equal to the participant’s annual compensation (including base salary and target bonus) at the time of separation multiplied by the severance period for the participant’s employment classification (2 years for Mr. Flexon and 1.5 years for Messrs. O’Brien, Hartz, and Sharp and Ms. Shea Ballay). A participant also may receive an annual bonus for his or her year of termination, subject to the Committee’s discretion and pro-rated for the number of months served in the fiscal year prior to termination. Under the 2021 Severance Plan, a participant will also receive a payment equal to the cost the participant would have incurred to continue medical and dental coverage under the Company’s plans for the participant and, if applicable, the participant’s dependents, for the participant’s severance period (less the amount the participant would be required to contribute for such coverage if the participant were an active employee). The 2021 Severance Plan also provides for outplacement services for a period of six months (or up to 12 months for participants who are a party to a change in control agreement).

In order to receive benefits under the 2021 Severance Plan, a participant is required to execute (and not revoke) a release that discharges UGI and its subsidiaries from liability for any claims the executive may have against any of them, other than claims for amounts or benefits due to the executive under any plan, program or contract provided by or entered into with UGI or its subsidiaries. The 2021 Severance Plan also requires a senior executive to ratify any existing post-employment activities agreement (which restricts the senior executive from competing with the Company following termination of employment) and to cooperate in attending to matters pending at the time of termination of employment.

Change in Control Agreements

The Company has entered into change in control agreements with each of its active named executive officers.  These agreements provide cash benefits in the event of a change in control of UGI. In the absence of a change in control or termination by the Company, each agreement will terminate when, for any reason, the executive terminates his or her employment with the Company. A change in control of UGI is generally deemed to occur in the following instances (assuming such transaction constitutes a “change in control event” under Section 409A of the Code):

●	Any person or group (other than the Company, its subsidiaries, employee benefit plans, or affiliated persons) acquires beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities;
●	Individuals who at the beginning of any 24-month period constitute the Board of Directors (the “Incumbent Board”), and any new Director whose election by the Board of Directors, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the Incumbent Board, cease to constitute a majority; or
●	Consummation of a reorganization, merger, consolidation, or sale of all or substantially all of the assets of the Company unless former shareholders of the Company retain at least a majority of the combined total voting power of the surviving entity and no person beneficially owns 50% or more of the surviving entity’s voting power.

The Company will provide each of our named executive officers with cash benefits if we terminate the named executive officer’s employment without “cause” or if the named executive officer terminates employment for “good reason” at any time within two years following a change in control of the Company, each a “qualifying termination”. “Cause” generally includes (i) misappropriation of funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company. “Good reason” generally includes a material diminution in authority, duties, responsibilities or base compensation; a material breach by the Company of the terms of the agreement; and, unless the executive otherwise consents, relocation of the executive’s principal place of business to a location exceeding 50 miles from the executive’s current location. Notwithstanding the previous sentence, in order to incur a good reason resignation, the executive must provide notice to the Company within 90 days of the event(s) giving rise to the good reason resignation and, if the Company fails to cure such event or condition within 30 days after notice has been provided, the executive may resign within 30 days after the expiration of the cure period.  If a qualifying termination occurs, the named executive officer will receive either the benefits under the 2021 Severance Plan described above or their respective change in control agreement described below, whichever is greater.

The change in control agreements for Messrs. Flexon, O’Brien, and Sharp and Ms. Shea Ballay entitle each individual to receive the following amounts (in addition to any accrued but unpaid amounts): (i) a lump sum payment equal to 2.5 times (3 times for Mr. Flexon) the sum of the individual’s current base salary and target annual bonus; (ii) pro-rated target annual bonus for the fiscal year in which termination occurs; and (iii) a lump sum payment equal to 2.5 years (3 years for Mr. Flexon) of COBRA premiums to allow, but not require, the individual to purchase continuing benefits coverage. Mr. Hartz’s change in control agreement entitles him to receive the following amounts (in addition to any accrued but unpaid amounts): (i) a lump sum payment equal to 2 times the sum of (x) his current base salary and the greater of (y) his target annual bonus during the fiscal year of termination and (z) the average annual cash bonus paid to Mr. Hartz for the three full fiscal years preceding the fiscal year of termination; (ii) pro-rated target annual bonus for the fiscal year in which termination occurs; (iii) a lump sum payment equal to 2 years of COBRA premiums and a tax gross-up payment equal to 75% of this amount to allow, but not require, Mr. Hartz to purchase continuing benefits coverage; and (iv) benefits under the UGI Energy Services SERP for 2 years.

In order to receive benefits under their change in control agreements, each of our named executive officers is required to execute (and not revoke) a release that discharges the Company and its subsidiaries from liability for any claims the named executive officer may have against any of them, other than claims for amounts or benefits due under any plan, program or contract provided by or entered into with the Company or its subsidiaries.

Equity Plan Provisions

As described in more detail below, RSUs, PSUs, stock options, and Director Stock Units may be accelerated pursuant to the terms of the applicable award agreement upon certain terminations of a named executive officer’s employment, including qualifying terminations on or within 2 years following a change in control of the Company. In addition, the Stock Units Mr. Longhi received as a non-executive director are automatically vested and will be paid upon the earliest to occur of his separation from service, his death, or a change in control of UGI.

With the exception of Mr. Longhi’s RSU grant, RSUs will be forfeited in full in the event of a termination of employment before the end of the vesting period with certain exceptions. If termination of employment occurs due to retirement, death or disability (except for Fiscal 2025 RSUs, which vest 100% upon disability), the participant will receive a pro-rated portion of the RSUs based on the amount of time the participant served as an employee during the vesting period. In the case of a change in control of the Company, outstanding RSUs and dividend or distribution equivalents will vest in full and be paid for upon qualifying terminations of employment. Mr. Longhi’s RSU grant will continue to vest upon his termination in accordance with the award’s vesting schedule; provided, however, that in the event of Mr. Longhi’s termination due to his death or disability, or a qualifying termination on or within two years of a change in control of UGI, the RSUs, in either case, will immediately vest.

With the exception of Mr. Longhi’s PSU grant, PSUs are forfeitable until the end of the performance period in the event of termination of employment, with participants receiving a pro-rated portion in the case of termination of employment due to retirement, death or disability based on the amount of time the participant served as an employee during the performance period with any prorated amounts determined based on actual performance. In the case of a change in control of the Company, outstanding PSUs and dividend or distribution equivalents will only be paid for a qualifying termination of employment and will be paid in cash in an amount equal to the greater of (i) the target award, or (ii) the award amount that would be payable if the performance period ended on the date of the change in control as determined by the Committee, based on the Company’s achievement of the performance goal as of the date of the change in control, as determined by the Committee. Mr. Longhi’s PSU grant will continue to vest upon his termination in accordance with the award’s vesting schedule; provided, however, that in the event of Mr. Longhi’s termination due to his death or disability, in either case, the PSUs will vest at target performance, and, upon a qualifying termination on or within two years of a change in control of UGI, the PSUs will vest at the greater of target and actual performance.

All options are nontransferable and generally exercisable only while the optionee is employed by the Company or an affiliate, with exceptions for exercise following termination without cause, retirement, disability or death. In the case of termination without cause, the option will be exercisable only to the extent that it has vested as of the date of termination of employment and the option will terminate upon the earlier of the expiration date of the option and the expiration of the 13-month period commencing on the date of termination of employment. If termination of employment occurs due to retirement, the option will thereafter become exercisable as if the optionee had continued to be employed by, or continued to provide service to, the Company, and the option will terminate upon the original expiration date of the option. If termination of employment occurs due to disability, the option term is shortened to the earlier of the third anniversary of the date of such termination of employment and the original expiration date, and vesting continues in accordance with the original vesting schedule. In the event of death of the optionee while an employee, the option will become fully vested and the option term will be shortened to the earlier of the expiration of the 12-month period following the optionee’s death and the original expiration date. In the event of a change in control, unvested options become exercisable only for a qualifying termination of employment.

Pursuant to the applicable Director Stock Unit award agreement, all Stock Units and dividend equivalents are fully vested when credited to the Director’s account. Each Stock Unit represents the right to receive a share of UGI common stock (with corresponding dividend equivalents) and/or cash when the Director ends his or her service on the Board. The Company may redeem a Director’s Stock Units only upon a Director’s death, retirement, or separation from service or upon a change in control of the Company. Upon a Director’s death, retirement, or separation from service, a Director’s account balance becomes payable 65% in shares and 35% in cash, based on the fair market value of the Company’s common stock on the date of such triggering event, unless a deferral election to defer payout of the Stock Units was made pursuant to the Deferral Plan. In the case of a change in control of the Company, the Stock Units and corresponding dividend equivalents will be paid in cash based on the fair market value of the Company’s common stock and will generally be payable on the date of the change in control.

None of the change in control benefits for our named executive officers are subject to a “conditional gross-up” for excise and related taxes in the event they would constitute “excess parachute payments,” as defined in Section 280G of the Code.

Potential Payments Upon Termination or Change in Control

The following table shows potential amounts that would be payable to each of the named executive officers, as of September 30, 2025, upon the termination of their employment in the circumstances indicated in each row of the table pursuant to the 2021 Severance Plan, change in control agreements, and applicable equity award agreements. The table excludes estimated accrued but unpaid amounts, such as base salary, bonus, or, except for Mr. Beard, benefits under the Company’s pension plans and nonqualified deferred compensation plans, which are instead reflected in the Pension Benefits Table and the Nonqualified Deferred Compensation Table. The amounts shown are calculated on the assumption that the triggering event occurred on September 30, 2025 and includes reasonable estimates of equity awards that continue vesting or are prorated after the triggering event. Other assumptions used to determine the amounts shown are described in the corresponding footnotes. As Mr. Beard was terminated without cause in Fiscal 2025, the table includes amounts paid in connection with “Involuntary Termination Without Cause” and reflects what he actually received.

		Equity Awards	Nonqualified
	Cash Severance	with Accelerated	Retirement	Welfare & Other
	Pay	Vesting	Benefits	Benefits	Total
Name & Triggering Event	($)(1)(2)	($)(3)	($)(4)	($)(5)	($)
Bob Flexon
Death	0	5,678,317 (6)	0	0	5,678,317
Disability	0	5,678,317 (7)	0	0	5,678,317
Retirement	0	3,956,322 (8)	0	0	3,956,322
Involuntary Termination Without Cause (Absent a CIC)	4,735,479	0 (9)	0	71,696	4,807,175
Qualifying Termination Within Two Years of a Change in Control	8,418,630	10,759,697 (10)	0	70,044	19,248,371
Sean O’Brien
Death	0	3,345,856 (6)	0	0	3,345,856
Disability	0	3,372,976 (7)	0	0	3,372,976
Retirement	0	2,660,945 (8)	0	0	2,660,945
Involuntary Termination Without Cause (Absent a CIC)	1,738,125	0 (9)	0	79,607	1,817,732
Qualifying Termination Within Two Years of a Change in Control	3,411,875	5,518,891 (10)	0	89,345	9,020,111
Kathleen Shea Ballay
Death	0	1,840,661 (6)	0	0	1,840,661
Disability	0	1,852,867 (7)	0	0	1,852,867
Retirement	0	1,431,410 (8)	0	0	1,431,410
Involuntary Termination Without Cause (Absent a CIC)	1,486,650	0 (9)	0	78,031	1,564,681
Qualifying Termination Within Two Years of a Change in Control	2,885,850	3,027,548 (10)	0	86,719	6,000,117
Joe Hartz
Death	0	1,300,239 (6)	0	0	1,300,239
Disability	0	1,313,323 (7)	0	0	1,313,323
Retirement	0	959,673 (8)	0	0	959,673
Involuntary Termination Without Cause (Absent a CIC)	1,020,631	959,673 (9)	0	62,886	2,043,190
Qualifying Termination Within Two Years of a Change in Control	1,933,400	1,799,772 (10)	0	80,067	3,813,239
Michael Sharp
Death	0	1,885,738 (6)	0	0	1,885,738
Disability	0	1,885,738 (7)	0	0	1,885,738
Retirement	0	1,167,945 (8)	0	0	1,167,945
Involuntary Termination Without Cause (Absent a CIC)	882,524	0 (9)	0	47,394	929,918
Qualifying Termination Within Two Years of a Change in Control	1,408,473	3,882,304 (10)	0	31,526	5,322,302
Mario Longhi
Death	0	4,519,086 (6)	0	0	4,519,086
Disability	0	4,519,086 (7)	0	0	4,519,086
Retirement	0	6,631,920 (8)	0	0	6,631,920
Involuntary Termination Without Cause (Absent a CIC)	0	5,847,761 (9)	0	0	5,847,761
Qualifying Termination Within Two Years of a Change in Control	0	6,045,629 (10)	0	0	6,045,629
R. Beard
Death	0	0	0	0	0
Disability	0	0	0	0	0
Retirement	0	0	0	0	0
Involuntary Termination Without Cause (Absent a CIC)	1,755,188	0	5,363,159	25,597	7,143,944
Qualifying Termination Within Two Years of a Change in Control	0	0	0	0	0

(1)

This amount represents the lump sum payment calculated in accordance with the 2021 Severance Plan in the case of an involuntary termination without cause (excluding terminations due to death or disability) and assumes that 100% of the target annual bonus was not paid. Mr. Longhi is not eligible to receive cash severance upon an involuntary termination without cause.

(2)

This amount represents the lump sum cash payment calculated in accordance with each named executive officer’s change in control agreement in the case of a termination without cause or resignation for good reason, in either case, on or within two years within a change in control. Mr. Longhi is not eligible to receive cash severance upon a qualifying termination following a change in control.

(3)

In calculating the amounts shown under “Equity Awards with Accelerated Vesting”, we assumed (i) the continuation of the Company’s dividend effective rate in effect on September 30, 2025 and (ii) for purposes of valuing stock options, RSUs, PSUs, and Director Stock Units, the amounts are based on a per share price of $33.26, which was the closing price of our stock as reported on the NYSE on September 30, 2025.

(4)

Any amounts shown under “Nonqualified Retirement Benefits” are in addition to amounts shown in the Pension Benefits Table – Fiscal 2025 and the Nonqualified Deferred Compensation Table – Fiscal 2025. Mr. Beard participated in the UGI SERP and the UGI Pension Plan, each a defined benefit plan, and the SSP, a defined contribution plan, while Messrs. Flexon, O’Brien, and Hartz and Ms. Shea Ballay participate in the 2009 UGI SERP, Mr. Hartz participates in the Energy Services SERP (which was frozen in 2011), and Mr. Sharp participates in the AmeriGas SERP, each a defined contribution plan.  Mr. Longhi does not participate in a defined benefit or defined contribution plan.

(5)

Amounts shown under “Welfare and Other Benefits” include estimated payments for (i) medical and dental insurance premiums, (ii) outplacement services, or (iii) tax preparation services, calculated in accordance with the 2021 Severance Plan or applicable change in control agreement.

(6)

For Messrs. Flexon, O’Brien, Sharp, and Hartz and Ms. Shea Ballay, amounts shown for “Death” include (i) 100% vesting of all RSUs; (ii) prorated vesting of PSUs based on time served during the applicable performance period and estimated actual performance; and (iii) for Messrs. O’Brien and Hartz, and Ms. Shea Ballay only, stock options that become fully vested and “in-the-money” options are exercised. For Mr. Longhi, amounts include 100% vesting of PSUs, RSUs, payout of his Director Stock Units and exercises of any “in-the-money” options.

(7)

For Messrs. Flexon and Sharp, amounts shown for “Disability” include 100% vesting of all RSUs and prorated vesting of PSUs based on time served during the performance period and estimated actual performance. For Messrs. O’Brien and Hartz and Ms. Shea Ballay, amounts include (i) 100% vesting of RSUs granted in Fiscal 2025 and estimated values of prorated RSUs granted prior to Fiscal 2025 based on time served during the applicable vesting period; (ii) prorated vesting of PSUs based on time served during the applicable performance period and estimated actual performance; and (iii) for Messrs. O’Brien and Hartz, and Ms. Shea Ballay only, stock options that become fully vested and “in-the-money” options are exercised. For Mr. Longhi, amounts include 100% vesting of PSUs, RSUs, payout of his Director Stock Units and exercises of any “in-the-money” options.

(8)

For Messrs. Flexon, O’Brien, Sharp, and Hartz and Ms. Shea Ballay, amounts shown for “Retirement” include (i) prorated vesting of RSUs and PSUs based on time served during the applicable vesting or performance period, with PSUs based on actual performance, and (ii) for Messrs. O’Brien and Hartz and Ms. Shea Ballay only, stock options that become fully vested and “in the money” options are exercised.  For Mr. Longhi, amounts include estimated values of his RSUs and PSUs at the end of the applicable vesting and performance periods, payout of his Director Stock Units, and any exercises of “in-the-money” options.

(9)

For Mr. Longhi, amounts shown for “Involuntary Termination Without Cause (Absent a CIC)” includes estimated values of his RSUs and PSUs at the end of the applicable vesting and performance periods, payout of his Director Stock Units, and any exercises of “in-the-money” options. For Mr. Hartz, since he is retirement eligible, his amounts include (i) prorated vesting of his RSUs and PSUs at the end of the applicable vesting or performance period, with PSUs based on actual performance and (ii) exercises of any “in-the-money” options. All other PSUs and RSUs are forfeited, and vested options, if applicable, remain exercisable for 13 months following termination.

(10)

For all named executive officers, amounts shown for “Qualifying Termination Within Two Years of a Change in Control” include (i) full acceleration of all RSUs and (ii) payment of all PSUs equal to the greater of target or actual performance. For Messrs. O’Brien and Hartz and Ms. Shea Ballay only, amounts also include full acceleration of stock options and, for Mr. Longhi only, amounts also include the payout of his Director Stock Units.

Market Price of Shares

The closing price of our Common Stock, as reported on the New York Stock Exchange Composite Tape on December 1, 2025, was $39.39.

CEO Pay Ratio

The Dodd-Frank Wall Street Reform and Consumer Protection Act and related rules adopted by the SEC require disclosure of the ratio of the annual total compensation of its chief executive officer to the annual total compensation of its median employee. The following table shows the ratio of the annual total compensation of our Chief Executive Officer to that of our median employee for Fiscal 2025. In calculating the pay ratio, we did not utilize the “de minimis” exception, statistical sampling or other similar methods, or any cost-of-living adjustment, as permitted by applicable SEC regulations.

Annual total compensation of our CEO for Fiscal 2025	$9,316,543
Annual total compensation of our median employee for Fiscal 2025	$74,756
Ratio of annual total compensation of our CEO to the annual total compensation of our median employee for Fiscal 2025	125 to 1

Methodology:

1.	We determined that, as of July 1, 2025, our employee population consisted of approximately 10,700 employees working at UGI Corporation and each of its subsidiaries, both domestically and internationally.
2.	To identify the “median employee,” we selected Target Total Cash Compensation (base salary equivalent and overtime, plus incentive compensation and commissions) as our consistently applied compensation measure. Due to anomalous compensation characteristics of our median employee as a new hire, we substituted our median employee with another employee near the median whose compensation was considered more representative of our median employee.
3.	For purposes of our non-U.S. based employees, we converted the gross salary amounts from the local currency into U.S. dollar amounts using an exchange rate as of July 1, 2025.
4.	With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for Fiscal 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
5.	The annual total compensation for Mr. Flexon in the table above differs from his annual total compensation amount reflected in the Summary Compensation Table because Mr. Flexon was appointed Chief Executive Officer on November 1, 2024. Because Mr. Flexon did not serve as Chief Executive Officer for a full fiscal year, we annualized his annual total compensation for Fiscal 2025, as reported in the Summary Compensation Table, to estimate the compensation that he reasonably would have received if he had served as Chief Executive Officer for all of Fiscal 2025. Mr. Flexon’s annual total compensation, as annualized, includes a one-time cash bonus paid upon commencement of employment on November 1, 2024.

The SEC regulations for identifying the median-paid employee and calculating the CEO pay ratio allow companies to apply various methodologies and assumptions and, as a result, the CEO pay ratio reported above may not be comparable to the CEO pay ratio reported by other companies.

Pay Versus Performance Disclosure

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid to our named executive officers (“NEOs”) and certain financial performance metrics of the Company using a methodology that has been prescribed by the U.S. Securities and Exchange Commission. The disclosure does not necessarily reflect value actually realized by the NEOs or how the Committee evaluates compensation decisions in light of Company or individual performance. For discussion of how the Committee seeks to align pay with performance when making compensation decisions, please see the Compensation Discussion and Analysis beginning on page 35.

									Average		Value of Initial Fixed $100
	Summary	Summary	Summary	Summary					Summary	Average	Investment Based on:(4)
	Compensation	Compensation	Compensation	Compensation	Compensation	Compensation	Compensation	Compensation	Compensation	Compensation		Peer Group
	Table Total	Table Total	Table Total	Table Total	Actually Paid	Actually Paid	Actually Paid	Actually Paid	Table Total	Actually Paid	Total	Total	Net Income	Adjusted
Fiscal	for Mr.	for Mr.	for Mr.	for Mr.	to Mr.	to Mr.	to Mr.	to Mr.	for non-PEO	to non-PEO	Shareholder	Shareholder	(Loss)	EPS(5)
Year	Flexon(1)	Longhi(1)	Perreault(1)	Walsh(1)	Flexon(1)(2)(3)	Longhi(1)(2)(3)	Perreault(1)(2)(3)	Walsh(1)(2)(3)	NEOs(1)	NEOS (1)(2)(3)	Return	Return	($Millions)	($)
(a)	(b)	(b)	(b)	(b)	(c)	(c)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	$8,991,090	$2,827,989	n/a	n/a	$9,035,661	$3,686,017	n/a	n/a	$3,833,480	$4,147,049	$126.39	$171.86	$678	$3.32
2024	n/a	$6,227,806	$5,346,550	n/a	n/a	$6,190,474	$2,452,588	n/a	$3,026,732	$2,505,455	$90.96	$154.55	$269	$3.06
2023	n/a	n/a	$9,960,170	n/a	n/a	n/a	$2,087,247	n/a	$2,146,817	$508,745	$78.44	$108.98	$(1,502)	$2.84
2022	n/a	n/a	$6,060,694	n/a	n/a	n/a	$2,096,450	n/a	$2,036,182	$526,688	$105.02	$117.20	$1,073	$2.90
2021	n/a	n/a	$4,107,789	$6,853,838	n/a	n/a	$5,305,593	$11,338,149	$2,326,699	$3,345,437	$133.50	$111.01	$1,467	$2.96

(1)

Mr. Flexon became our principal executive officer (“PEO”) on November 1, 2024, and was our PEO for the remainder of Fiscal Year 2025. Mr. Longhi, our former PEO, served as PEO from December 12, 2023 through October 31, 2024. Mr. Perreault, our former PEO, served as PEO from June 26, 2021 through December 12, 2023. Mr. Walsh, our former PEO, retired on June 26, 2021. Our Non-PEO NEOs for each year are listed below.

2021	2022	2023	2024	2025
Robert Beard	Robert Beard	Sean O'Brien	Sean O'Brien	Sean O'Brien
Judy Zagorski	Judy Zagorski	Robert Beard	Kathleen Shea Ballay	Kathleen Shea Ballay
Ted Jastrzebski	Ted Jastrzebski	John Koerwer	Robert Beard	Michael Sharp
Monica Gaudiosi	Monica Gaudiosi	Judy Zagorski	John Koerwer	Joseph Hartz
Hugh Gallagher		Ted Jastrzebski	Judy Zagorski	Robert Beard

(2)

The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)

Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.  Amounts in the Exclusion of Change in Pension Value columns below reflect the aggregate change in present value of the UGI SERP benefit, which are reported in the Changes in Pension Value and Nonqualified Deferred Compensation Earnings column set forth in the Summary Compensation Table. Amounts in the Inclusion of Pension Service Cost columns below are based on the amount of service cost attributable to services rendered during the listed year.

PEO (Flexon) Summary Compensation Table Total to CAP Reconciliation
Fiscal Year	2025
Summary Compensation Table Total	$8,991,090
Deduct Change in Actuarial Present Value of Pension Plans Reported in Fiscal Year	—
Add Service Cost of Pension in Fiscal Year	—
Add Prior Service Cost of Pension in Fiscal Year	—
Deduct Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(5,426,950)
Add-Deduct Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	5,425,861
Add-Deduct Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	—
Add-Deduct Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—
Add-Deduct Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	—
Deduct Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—
Add Dividends or Other Earnings Paid on Stock Awards in the Fiscal Year Prior to the Vesting Date that are not otherwise included in the Total Compensation for the Fiscal Year	45,660
Compensation Actually Paid	$9,035,661

PEO (M. Longhi) Summary Compensation Table Total to CAP Reconciliation
Fiscal Year	2025
Summary Compensation Table Total	$2,827,989
Deduct Change in Actuarial Present Value of Pension Plans Reported in Fiscal Year	—
Add Service Cost of Pension in Fiscal Year	—
Add Prior Service Cost of Pension in Fiscal Year	—
Deduct Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(2,653,768)
Add-Deduct Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	2,653,236
Add-Deduct Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	—
Add-Deduct Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	365,716
Add-Deduct Fair Value at Vesting of Stock Awards Granted in Prior Fiscal Years That Vested During the Fiscal Year	426,449
Add-Deduct Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	—
Deduct Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—
Add Dividends or Other Earnings Paid on Stock Awards in the Fiscal Year Prior to the Vesting Date that are not otherwise included in the Total Compensation for the Fiscal Year	66,345
Compensation Actually Paid	$3,686,017

Average other NEOs Summary Compensation Table Total to CAP Reconciliation
Fiscal Year	2025
Average Summary Compensation Table Total	$3,833,480
Deduct Change in Actuarial Present Value of Pension Plans Reported in Fiscal Year	(13,399)
Add Service Cost of Pension in Fiscal Year	—
Add Prior Service Cost of Pension in Fiscal Year	—
Deduct Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(1,312,562)
Add-Deduct Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	934,382
Add-Deduct Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	554,844
Add-Deduct Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—
Add-Deduct Fair Value at Vesting of Stock Awards Granted in Prior Fiscal Years That Vested During the Fiscal Year	74,833
Add-Deduct Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	—
Deduct Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—
Add Dividends or Other Earnings Paid on Stock Awards in the Fiscal Year Prior to the Vesting Date that are not otherwise included in the Total Compensation for the Fiscal Year	75,471
Average Compensation Actually Paid for NEOs	$4,147,049

(4)

The Peer Group TSR set forth in this table utilizes the S&P 500 Utilities Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended September 30, 2025. The comparison assumes $100 was invested for the period starting September 30, 2020, through the end of the listed year in the Company and in the S&P 500 Utilities Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)

We determined Adjusted EPS, a Non-GAAP financial measure, to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEOs and Non-PEO NEOs in Fiscal 2025.  For a discussion of adjustments, please see the “Executive Summary” section of our Compensation Discussion and Analysis.

The following graphs present the relationship during 2025, 2024, 2023, 2022, and 2021 between (1) Compensation Actually Paid to (a) each person serving as PEO and (b) our other NEOs on an average basis, and each of (2)(a) the Company’s and Peer Group TSR for such years and (b) the Company’s Net Income and Adjusted EPS for such years. In addition, the below charts present a table containing the financial performance measures that the Company considers to have been the most important to linking Compensation Actually Paid to our PEOs and other NEOs for Fiscal 2025 to Company performance. The measures in this table are not ranked.

RELATIONSHIP BETWEEN COMPENSATION ACTUALLY PAID & TSR	RELATIONSHIP BETWEEN COMPENSATION ACTUALLY PAID & NET INCOME

RELATIONSHIP BETWEEN COMPENSATION ACTUALLY PAID & ADJUSTED EPS	TABULAR LIST OF MOST IMPORTANT PERFORMANCE MEASURES
● Adjusted EPS ● Safety - OSHA recordables ● OpEx ● Free Cash Flow ● Relative TSR

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Security Ownership of Directors and Executive Officers

The following table shows the number of shares beneficially owned by each Director, by each of the named executive officers listed in the Summary Compensation Table, and by all Directors and executive officers as a group. The table shows their beneficial ownership as of September 30, 2025. The address for each beneficial owner in the table below is c/o UGI Corporation, P.O. Box 858, Valley Forge, PA 19482.

Each person named in the table beneficially owns less than 1.0% of the outstanding common stock. Directors and executive officers as a group own approximately 0.57% of the outstanding common stock. For purposes of reporting total beneficial ownership, shares that may be acquired within 60 days of September 30, 2025 through stock option exercises are included.

Beneficial Ownership of Directors, Nominees and Named Executive Officers

	Number of		Exercisable
	Shares of	Number of	Options for
	UGI	UGI	UGI
Name	Common Stock(1)	Stock Units(2)	Common Stock
David Bingenheimer	0	6,645	0
Robert F. Beard (3)	61,503	0	301,222
M. Shawn Bort	14,345 (4)	77,988	65,930
Theodore A. Dosch	22,000	30,509	61,430
Alan N. Harris	0	27,894	55,430
Joseph Hartz	33,492	0	212,942
Tina Faraca	0	7,633	1,229
Bob Flexon	0	0	0
Mario Longhi	65,062	22,413	26,910
Sean P. O’Brien	4,936	0	41,739
Kelly A. Romano	0	24,652	47,930
Melanie Ruiz	0	6,645	0
Santiago Seage	0	11,750	16,590
Michael Sharp	4,806	0	0
Kathleen Shea Ballay	0	0	12,680
Directors and executive officers as a group (18 persons)	238,803	216,129	988,821

(1)	Sole voting and investment power unless otherwise specified.
(2)

The 2013 Plan and the 2021 Plan each provides that Stock Units will be converted to shares and paid out to Directors upon the earliest to occur of their death, separation from service, or a change in control of UGI.

(3)

Due to the reporting person’s departure from the Company, beneficial ownership information is based on the reporting person’s most recent Form 4 filed with the U.S. Securities and Exchange Commission and information gathered from the Company.

(4)	Ms. Bort’s shares are held jointly with her spouse.

Securities Ownership of Certain Beneficial Owners

The following table shows information regarding each person known by the Company to be the beneficial owners of more than five percent of the Company’s common stock. The ownership information is based on reports filed with the SEC.

Securities Ownership of Certain Beneficial Owners

	Name and Address of	Amount and Nature of		Percent of
Title of Class	Beneficial Owner	Beneficial Ownership		Class (1)
Common Stock	The Vanguard Group, Inc. P.O. Box 2600 Valley Forge, PA 19482	24,285,661	(2)	11.32%
Common Stock	BlackRock Inc. 50 Hudson Yards New York, NY 10001	24,363,033	(3)	11.36%

(1)	Based on 214,483,474 shares of common stock issued and outstanding at September 30, 2025.
(2)

The reporting person, and certain related entities, has shared voting power with respect to 1,287,598 shares, shared investment power with respect to 1,527,364 shares, and sole investment power with respect to 22,758,297 shares.

(3)	The reporting person, and certain related entities, have sole voting power with respect to 24,363,033 shares and no investment power with respect to 913,396 shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our Directors, certain officers and 10% beneficial owners to report their ownership of shares and changes in such ownership to the SEC. Based on our records, we believe that, during Fiscal 2025, all of such reporting persons complied with all Section 16(a) reporting requirements applicable to them.

ITEM 2 — ADVISORY VOTE ON UGI CORPORATION’S EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is providing shareholders with the opportunity to cast an advisory, non-binding vote to approve the compensation of our named executive officers. The compensation of our named executive officers is disclosed under the headings “Compensation Discussion and Analysis” and “Executive Officer Compensation” beginning on pages 35 and 52, respectively, of this Proxy Statement. At the 2025 Annual Meeting, approximately 95% of our voting shareholders voted to approve the compensation of our named executive officers and, at our 2024 Annual Meeting, nearly 78% of our voting shareholders voted to approve the compensation of our named executive officers.

We believe that the interests of our named executive officers and our shareholders are closely aligned. As described in the Compensation Discussion and Analysis, the compensation program for our named executive officers is designed to provide a competitive level of total compensation, to motivate and encourage our executive officers to contribute to the Company’s success and to effectively link our executives’ compensation to our financial performance and sustainable growth in shareholder value. The Compensation Discussion and Analysis also describes in detail the components of our executive compensation program and the process by which, and the reasons why, the independent members of our Board and our Compensation and Talent Development Committee make executive compensation decisions.

In making executive compensation decisions, our Compensation and Talent Development Committee seeks to implement and maintain sound compensation and corporate governance practices, which include the following:

●	Our Compensation and Talent Development Committee is composed entirely of Directors who are independent, as defined in the corporate governance listing standards of the NYSE.
●	In Fiscal 2025, our Compensation and Talent Development Committee utilized the services of Pay Governance and Meridian, both independent outside compensation consultants.
●	A substantial portion of compensation is performance based. In Fiscal 2025, 85% of our CEO’s compensation, and 71% of the average compensation of our other active named executive officers, was “at-risk” and almost 60% of our CEO’s total target compensation, and almost 50% for our other active named executive officers’ total target compensation, was performance-based.
●	The Company awards a substantial portion of compensation in the form of long-term awards, namely PSUs, and RSUs, so that executive officers’ interests are aligned with shareholders’ interests and long-term Company performance.
●	Annual bonus opportunities for the named executive officers are based primarily on key financial metrics, safety performance, OpEx and Free Cash Flow goals. Similarly, long-term incentives are based on UGI Corporation common stock values and relative stock price performance.
●	We require termination of employment for payment under our change in control agreements (referred to as a “double trigger”). In addition, we require a double trigger for the accelerated vesting of equity awards in the event of a change in control. None of our named executive officers have change in control agreements providing for tax gross-up payments under Section 280G of the Internal Revenue Code. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control, beginning on page 61.
●	We have robust stock ownership and retention guidelines. See COMPENSATION OF EXECUTIVE OFFICERS — Stock Ownership and Retention Policy, beginning on page 50.
●	We have a recoupment policy for incentive-based compensation paid or awarded to current and former executive officers in the event of a restatement to correct an error (i) in previously issued financial statements that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, pursuant to the rules of the NYSE and the SEC.

●	We have a policy prohibiting the Company’s Directors and executive officers from (i) hedging the securities of UGI Corporation, (ii) holding UGI Corporation securities in margin accounts as collateral for a margin loan, and/or (iii) pledging the securities of UGI Corporation. The policy specifically prohibits hedging or monetization transactions through the use of prepaid variable forwards, equity swaps, collars and/or exchange funds.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board or the Compensation and Talent Development Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers. The Board and the Compensation and Talent Development Committee expect to take into account the outcome of this vote when considering future executive compensation decisions and will evaluate whether any actions are necessary to address shareholders’ concerns, to the extent a significant number of our shareholders vote against our compensation program.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including our Compensation Discussion and Analysis, compensation tables, and the related narrative discussion, is hereby APPROVED.

The Board of Directors of UGI Corporation unanimously recommends a vote FOR the approval of the compensation paid to our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion in this Proxy Statement.

ITEM 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG LLP to serve as our independent registered public accounting firm for the Company’s fiscal year ending September 30, 2026. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. The Board is submitting the appointment of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. Should the shareholders fail to ratify the appointment of KPMG LLP, the Audit Committee will consider the appointment of another independent registered public accounting firm. Representatives of KPMG LLP are expected to be present at the 2026 Annual Meeting. The representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from our shareholders.

The Board of Directors of UGI Corporation unanimously recommends a vote FOR this proposal.

ITEM 4 - OTHER MATTERS

The Board is not aware of any other matter to be presented for action at the Annual Meeting. If any other matter requiring a vote of shareholders should arise, the Proxies (or their substitutes) will vote in accordance with their best judgment.

QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS, ANNUAL MEETING, AND VOTING

This Proxy Statement contains information related to the Annual Meeting of Shareholders of UGI Corporation to be held on Friday, January 30, 2026, beginning at 9:00 a.m. Eastern Standard Time. The Annual Meeting and any postponements or adjournments thereof will be conducted solely by remote communication through a virtual meeting format, rather than an in-person meeting. This Proxy Statement was prepared under the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting. It was made available to shareholders on or about December 17, 2025.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of printed proxy materials?

The Company has elected to provide access to the proxy materials over the Internet. We believe that this initiative enables the Company to provide proxy materials to shareholders more quickly, reduces the impact of our Annual Meeting on the environment and reduces costs.

Who is entitled to vote?

Only shareholders of record at the close of business on December 1, 2025, the record date, are entitled to vote at the Annual Meeting. On December 1, 2025, there were 214,806,398 shares of common stock outstanding. Each shareholder has one vote per share on all matters to be voted on.

How can I vote my shares held in the Company’s Employee Savings Plans?

You can instruct the trustee for the Company’s Employee Savings Plans to vote the shares of stock that are allocated to your account in the UGI Stock Fund. If you do not vote your shares, the trustee will vote them in proportion to those shares for which the trustee has received voting instructions from participants.

How can I change my vote?

You can change or revoke your vote at any time before polls close at the 2026 Annual Meeting:

●	If you returned a paper proxy card, you can write to the Company’s Corporate Secretary at our principal office, 500 North Gulph Road, King of Prussia, Pennsylvania 19406, stating that you wish to revoke your proxy and that you need another proxy card.
●	You can vote again, either over the Internet or by telephone.
●	If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and following its procedure for revocation.
●	Shareholders of record may change or revoke their proxy at any time before it is exercised at the Annual Meeting by Internet, telephone, or mail prior to 11:59 p.m. Eastern Daylight Time on Thursday, January 29, 2026, or by attending the virtual Annual Meeting and following the voting instructions provided on the Meeting website. If you are the beneficial owner of shares held in street name, you must follow the instructions provided by your broker, bank, or other holder of record for changing or revoking your proxy. Your last vote is the vote that will be counted.

What is a quorum?

A “quorum” is the presence at the Annual Meeting, virtually or represented by proxy, of the holders of a majority of the outstanding shares entitled to vote. A quorum of the holders of the outstanding shares must be present for the Annual Meeting to be held. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum.

How are votes, abstentions and broker non-votes counted?

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law.

When a broker, bank or other nominee holding shares on your behalf does not receive voting instructions from you, the broker, bank or other nominee may vote those shares only on matters deemed “routine” by the New York Stock Exchange. On non-routine matters, the broker, bank or other nominee cannot vote those shares unless they receive voting instructions from the beneficial owner. A “broker non-vote” means that a broker has not received voting instructions and either declines to exercise its discretionary authority to vote on routine matters or is barred from doing so because the matter is non-routine.

As a result, abstentions and broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulation.

What vote is required to approve each item?

Election of Directors: Majority of Votes Cast

Under our Bylaws and Principles of Corporate Governance, Directors must be elected by a majority of the votes cast in uncontested elections, such as the election of Directors at the Annual Meeting. This means that a Director nominee will be elected to our Board of Directors if the votes cast “FOR” such Director nominee exceed the votes cast “AGAINST” him or her. In addition, an incumbent Director will be required to tender his or her resignation if a majority of the votes cast are not in his or her favor in an uncontested election of Directors. The Corporate Governance Committee would then be required to recommend to the Board of Directors whether to accept the incumbent Director’s resignation, and the Board will have 90 days from the date of the election to determine whether to accept such resignation.

Advisory Approval of Executive Compensation:

Majority of Votes Cast

The approval, by advisory vote, of the Company’s executive compensation requires the affirmative vote of a majority of the shares present virtually or by proxy and entitled to vote at the 2026 Annual Meeting. This vote is advisory in nature and therefore not binding on UGI Corporation, the Board of Directors or the Compensation and Talent Development Committee. However, our Board of Directors and the Compensation and Talent Development Committee value the opinions of our shareholders and will consider the outcome of this vote in their future deliberations on the Company’s executive compensation programs.

Ratification of the selection of KPMG LLP:

Majority of Votes Cast

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for Fiscal 2026 requires the affirmative vote of a majority of the votes cast at the meeting to be approved.

A shareholder proposal described in the proxy statement if properly presented at the meeting:

Majority of Votes Cast

The approval of a shareholder proposal described in the proxy statement, if properly presented at the meeting, requires the affirmative vote of a majority of the votes cast at the meeting to be approved.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes cast by proxy or virtually at the Annual Meeting and act as inspectors of election.

Why is the Annual Meeting virtual and can I submit questions?

By hosting a virtual Annual Meeting, we are able to provide cost savings to both us and our shareholders, and to enable shareholder participation from any location around the world. The 2026 Annual Meeting will be conducted solely by remote communication through a virtual meeting format and in-person attendance will not be permitted. We have designed the virtual meeting format to ensure that our shareholders are afforded the same rights and opportunity to participate in the virtual Annual Meeting as they would at an in-person meeting, including the ability to vote shares electronically during the Annual Meeting and ask questions in accordance with the rules of conduct for the meeting.

Shareholders who wish to submit a question in advance may do so by visiting www.proxyvote.com. You should have your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials available when accessing the website. Each shareholder will be limited to no more than one question. Questions relevant to the business of the Annual Meeting will be read aloud and answered during the Annual Meeting, subject to time constraints.

What are the deadlines for Shareholder proposals for next year’s Annual Meeting?

Shareholders may submit proposals on matters appropriate for shareholder action as follows:

●	Shareholders who wish to include a proposal in the Company’s proxy statement for the 2027 Annual Meeting must comply in all respects with the rules of the SEC relating to such inclusion, and must submit the proposals to the Corporate Secretary at our principal office, 500 North Gulph Road, King of

Prussia, Pennsylvania 19406, no later than August 19, 2026.
●	If any shareholder wishes to present a proposal at the 2027 Annual Meeting that is not included in our proxy statement for that meeting, the proposal must be received by the Corporate Secretary at the above address by November 2, 2026. For proposals that are not received by November 2, 2026, the proxy holders will have discretionary authority to vote on the matter without including advice on the nature of the proposal or on how the proxy holders intend to vote on the proposal in our proxy statement.
●	Shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees under the universal proxy rules must provide notice to the Corporate Secretary that sets forth the information required by Rule 14a-19 under the Exchange Act no later than December 1, 2026.
●	Shareholders who wish to include a director nominee in the Company’s proxy statement for the 2027 Annual Meeting must comply in all respects with the terms and conditions set forth in the Company’s
Bylaws and must submit such nominee to the Corporate Secretary at the above address no earlier than July 20, 2026 and no later than August 19, 2026.
●	All proposals and notifications should be addressed to the Corporate Secretary at our principal office, 500 North Gulph Road, King of Prussia, Pennsylvania 19406.

How much did this proxy solicitation cost?

The Company has engaged Georgeson Inc. to solicit proxies for the Company for a fee of $12,500 plus reasonable expenses for additional services. We also reimburse banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain Directors, officers and regular employees of the Company and its subsidiaries may solicit proxies personally or by telephone without additional compensation.

Corporate Information

COMPANY HEADQUARTERS UGI Corporation 500 North Gulph Road King of Prussia, PA 19406 (610) 337-1000 www.ugicorp.com INDEPENDENT AUDITORS KPMG LLP

INVESTOR RELATIONS

Securities analysts, portfolio managers and other

members of the professional investment community

should direct inquiries about the Company to:

Vice President, Investor Relations & ESG

UGI Corporation

P.O. Box 858

Valley Forge, PA 19482

(610) 337-1000

TRANSFER AGENT Shareholder communications regarding transfer of shares, book-entry shares, lost certificates, lost dividend checks or changes of address should be directed to:

ANNUAL MEETING

The Annual Meeting of Shareholders will be held

virtually at 9:00 am Eastern on Friday, January 30,

2026. Interested parties may listen to the audio webcast

at www.virtualshareholdermeeting.com/UGI2026

NYSE SYMBOL

UGI

By Mail: Computershare P.O. Box 43006 Providence, RI 02940-3066 800-850-1774 (U.S. and Canada);	By Overnight Delivery: Computershare 150 Royall St., Suite 101 Canton, MA 02021 312-360-5100 (other countries)

Forward-Looking Statements

Information contained in this Proxy Statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you against relying on any forward-looking statement as these statements are subject to risks and uncertainties that may cause actual results to vary from assumed facts or bases, and the differences between actual results and assumed facts or bases can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind our Risk Factors included in Item 1A of our Annual Report on Form 10-K and the following important factors that could affect our future results and could cause those results to differ materially from those expressed in our forward-looking statements: (1) weather conditions (including increasingly uncertain weather patterns due to climate change) resulting in reduced demand, the seasonal nature of our business, and disruptions in our operations and supply chain; (2) cost volatility and availability of energy products, including propane and other LPG, natural gas, and electricity, as well as the availability of LPG cylinders, and the capacity to transport product to our customers; (3) changes in domestic and foreign laws and regulations, including safety, health, tax, transportation, consumer protection, data privacy, accounting, trade restrictions and policies, such as tariffs and related sanctions, and environmental matters, such as regulatory responses to climate change; (4) inability to timely recover costs through utility rate proceedings; (5) increased customer conservation measures due to high energy prices and improvements in energy efficiency and technology resulting in reduced demand; (6) adverse labor relations and our ability to address existing or potential workforce shortages; (7) the impact of pending and future legal or regulatory proceedings, inquiries or investigations; (8) competitive pressures from the same and alternative energy sources; (9) failure to acquire new customers or retain current customers, thereby reducing or limiting any increase in revenues; (10) liability for environmental claims; (11) customer, counterparty, supplier, or vendor defaults; (12) liability for uninsured claims and for claims in excess of insurance coverage, including those for personal injury and property damage arising from explosions, acts of war, terrorism, natural disasters, pandemics, and other catastrophic events that may result from operating hazards and risks incidental to generating and distributing electricity and transporting, storing and distributing natural gas and LPG in all forms; (13) transmission or distribution system service interruptions; (14) political, regulatory and economic conditions in the United States, Europe and other foreign countries, including uncertainties related to the war between Russia and Ukraine, the conflict in the Middle East, the European energy crisis, the adoption and expansion of tariffs or other trade restrictions and policies, and foreign currency exchange rate fluctuations (particularly the euro); (15) credit and capital market conditions, including reduced access to capital markets and interest rate fluctuations; (16) changes in commodity market prices resulting in significantly higher cash collateral requirements; (17) impacts of our indebtedness and the restrictive covenants in our debt agreements; (18) reduced distributions from subsidiaries impacting the ability to pay dividends or service debt; (19) changes in Marcellus and Utica Shale gas production; (20) the success of our strategic initiatives and investments intended to advance our business strategy; (21) our ability to successfully integrate acquired businesses and achieve anticipated synergies; (22) the interruption, disruption, failure, malfunction, or breach of our information technology systems, and those of our third-party vendors or service providers, including due to cyber attack; (23) the inability to complete pending or future energy infrastructure projects; (24) our ability to attract, develop, retain and engage key employees; (25) uncertainties related to global pandemics; (26) the impact of a material impairment of our assets; (27) the impact of proposed or future tax legislation; (28) the impact of changes in governmental policies related to tariffs, reciprocal and retaliatory tariffs, and other tariff-related measures, trade agreements, or policies; (29) the impact of declines in the stock market or bond market, and a low interest rate environment, on our pension liability; (30) our ability to protect our intellectual property; (31) our ability to overcome supply chain issues that may result in delays or shortages in, as well as increased costs of, equipment, materials or other resources that are critical to our business operations; and (32) our ability to control operating costs and realize cost savings. These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. Any forward-looking statement speaks only as of the date on which such statement is made. We undertake no obligation (and expressly disclaim any obligation) to update publicly any forward-looking statement whether as a result of new information or future events except as required by the federal securities laws.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V81417-P40874-Z91547 For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! UGI CORPORATION 500 NORTH GULPH ROAD KING OF PRUSSIA, PA 19406 UGI CORPORATION 1c. M. Shawn Bort Elect ten director nominees: 1a. Mario Longhi 1b. David Bingenheimer 1e. Tina Faraca 1d. Theodore A. Dosch 1g. Alan N. Harris 1h. Kelly A. Romano 1i. Melanie Ruiz 1j. Santiago Seage 1f. Robert Flexon 3. Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2026. 1. Election of Directors The Board of Directors recommends you vote FOR each of the director nominees listed in Proposal 1 and FOR each of Proposals 2 and 3: 2. An advisory vote to approve the Fiscal 2025 compensation of the Company's named executive officers ("say-on-pay" vote). NOTE: In their discretion, the holders of a proxy to vote shares may vote on such other business as may properly come before the meeting or any adjournment, postponement, or continuation thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 29, 2026 for shares held directly and by 11:59 p.m. Eastern Time on January 27, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/UGI2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on January 29, 2026 for shares held directly and by 11:59 p.m. Eastern Time on January 27, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V81418-P40874-Z91547 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting of Shareholders and Proxy Statement and Annual Report are available at www.proxyvote.com. UGI CORPORATION Annual Meeting of Shareholders January 30, 2026 at 9:00 a.m. Eastern Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UGI CORPORATION The undersigned shareholder of UGI Corporation (the "Company") hereby appoints Robert Flexon and Mario Longhi, and each of them, with power to act without the other and with power of substitution, as proxies to all the shares of common stock of the Company, which the undersigned shareholder would be entitled to vote if personally present by virtual participation at the 2026 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held via live webcast at www.virtualshareholdermeeting.com/UGI2026 on Friday, January 30, 2026 at 9:00 a.m. Eastern Time, and any postponements, continuations, or adjournments thereof. This proxy is solicited on behalf of the Board of Directors of the Company and may be revoked prior to its exercise. For participants in the UGI Utilities, Inc. Savings Plan and the AmeriGas Propane, Inc. Savings Plan (together, the "Plans"), this Proxy will constitute voting instructions to the trustee under the Plans, as indicated on the reverse side, but, if no indication as to a particular matter is made, then as recommended by the Board of Directors on such matter, and in their discretion upon such other matters as may properly come before the Annual Meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR NOMINEE LISTED IN PROPOSAL 1, AND FOR EACH OF PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS, CONTINUATIONS, OR POSTPONEMENTS THEREOF. ALL PROXIES PREVIOUSLY GIVEN OR EXECUTED BY THE UNDERSIGNED SHAREHOLDER ARE HEREBY REVOKED. (Continued and to be marked, dated and signed, on the other side)